                                               Filed Pursuant to Rule 424(b)(5)
                                               File No. 333-17097

     INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THE OFFERED SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION -- DATED DECEMBER 23, 1996

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 19, 1996)
--------------------------------------------------------------------------------
                                 $100,000,000

                                DIV, INC. LOGO

                           % Senior Notes due 2004
--------------------------------------------------------------------------------

The   % Senior Notes due 2004 (the "Notes") are being offered by DVI, Inc. (the
"Company"). The Notes will mature on             , 2004, and will bear interest
at the rate of   % per annum, payable semiannually on             and
            of each year, commencing on             , 1997. The Notes will be
redeemable at the option of the Company in whole or in part at any time on or
after             , 2002 at the redemption prices set forth herein, plus
interest accrued and unpaid thereon to the redemption date. Upon a Change of Control (as defined herein), the Company will be required to offer to purchase all outstanding Notes at 101% of the principal amount thereof, plus interest accrued and unpaid thereon to the purchase date. The Notes will not have the benefit of any sinking fund obligations. See "Description of the Notes." The Notes have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "DVI 04," subject to official notice of issuance.

The Company is a holding company with no material assets other than the stock of its subsidiaries and the Intercompany Note (as defined herein). The Notes will be obligations of the Company; none of the Company's subsidiaries will have any obligation to pay any amounts due in respect of the Notes or, other than payments under the Intercompany Note, to make any funds available therefor. The Notes will be structurally subordinated to all liabilities of the Company's subsidiaries, including Warehouse Debt (as defined herein) and other indebtedness that may be incurred under current or future credit facilities. After giving pro forma effect to the sale of the Notes and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the Notes would have been structurally subordinated to the total outstanding liabilities of the Company's subsidiaries which would have been approximately $330.6 million at September 30, 1996, without giving effect to the Intercompany Note. See "Description of the Notes -- Ranking" herein and "Risk
Factors -- Holding Company Structure; Limitations on Access to Cash Flow of Operating Companies; Effective Subordination" in the accompanying Prospectus.

SEE "RISK FACTORS" ON PAGES 4 TO 9 IN THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
      OFFENSE.


                                                                Underwriting
                                             Price to           Discounts and         Proceeds to
                                             Public(1)         Commissions(2)        Company(1)(3)
------------------------------------------------------------------------------------------------------
Per Note...............................           %                   %                    %
------------------------------------------------------------------------------------------------------
Total..................................           $                   $                    $
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from January   , 1997.

(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated to be $650,000.
--------------------------------------------------------------------------------

The Notes are offered by the Underwriters subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the Notes to the Underwriters is expected to be made at the office of Prudential Securities
Incorporated, One New York Plaza, New York, New York on or about January   ,
1997.

PRUDENTIAL SECURITIES INCORPORATED
                                                CIBC WOOD GUNDY SECURITIES CORP.

January   , 1997

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus. Unless the context indicates otherwise, (i) references in this Prospectus Supplement and the accompanying Prospectus to the "Company" are to DVI, Inc. and its wholly-owned subsidiaries and (ii) "Offering" refers to the offering of the Notes made hereby. For a description of certain terms used in this Prospectus Supplement and the accompanying Prospectus, see "Glossary."

                                  THE COMPANY

     DVI, Inc. (the "Company") is an independent specialty finance company that conducts a medical equipment finance business and a related medical receivables finance business. As of September 30, 1996, the Company's total assets and shareholders' equity were $526.1 million and $88.7 million, respectively.

     Medical Equipment Finance. The Company finances the acquisition of diagnostic imaging and other types of sophisticated medical equipment used by outpatient healthcare providers, medical imaging centers, groups of physicians, integrated healthcare delivery networks and hospitals. The Company's equipment finance business operates by (i) providing financing directly to end users of equipment; (ii) purchasing medical equipment loans and leases originated by regional finance companies ("Originators") through a wholesale loan origination program (the "Wholesale Program"); and (iii) more recently, providing finance programs for vendors of diagnostic and patient treatment devices. The Company's typical equipment loan has an initial principal balance ranging from $300,000 to $2.0 million. Virtually all of the Company's equipment loans are structured on a fixed interest rate basis such that the full cost of the equipment and all financing costs are repaid during the financing term, which typically is five years. Because most of the Company's equipment loans are structured as notes secured by equipment or direct financing leases with a bargain purchase option for the equipment user, the amount carried by the Company on its balance sheet for total residual interest in equipment is quite small ($5.3 million as of September 30, 1996). Total equipment financing loans originated in the Company's fiscal year ended June 30, 1996 were $316.8 million. Of this amount, approximately $218.5 million was provided by the Company directly to end users; $95.3 million was generated through the Wholesale Program; and $3.0 million was generated through various vendor finance programs.

     Medical Receivables Finance. The Company provides lines of credit to a wide variety of healthcare providers, many of which are also equipment finance customers. Substantially all of the lines of credit are collateralized by third party medical receivables due from Medicare, Medicaid, health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs") and commercial insurance companies. The Company's medical receivables loans are structured as floating rate revolving lines of credit secured by all medical receivables generated by the borrowers, as well as other collateral. These lines of credit typically range in size from $300,000 to $5.0 million. While the Company's medical receivables finance business is newer and substantially smaller than its medical equipment finance business, the Company expects this business unit to grow as a result of its recent success in accessing the securitization markets and other sources of permanent funding. New commitments of credit for the medical receivables business for the year ended June 30, 1996 were $40.0 million, and medical receivables funded as of June 30, 1996 were $38.6 million.

     Credit Underwriting. The Company believes the credit underwriting process that it uses when originating loans is effective in managing its risk. The process follows detailed procedures and benefits from the significant experience of the Company in evaluating the creditworthiness of potential borrowers. The Company also has been successful in restructuring those credits which become delinquent. The Company's net charge-offs as a percentage of average net financed receivables were 0.15%, 0.15% and 0.34%, for the years ended June 30, 1994, 1995 and 1996, respectively, and total delinquencies as a percentage of managed net financed receivables for the same periods were 3.64%, 4.51% and 4.28%, respectively. See "Business -- Credit Experience."

     Capital Requirements. The Company's strong growth in loan originations and net financed receivables has required substantial amounts of external funding. The Company, through its operating subsidiaries, finances its equipment and medical receivables loans on an interim basis with secured credit facilities provided by banks and other financial institutions. These interim "warehouse" facilities are refinanced using asset securitizations, whole loan sales, and other structured finance techniques that permanently fund most of the Company's equipment loans and medical receivables loans. These permanent financings require additional capital to be invested by the Company to fund reserve accounts or to meet the overcollateralization required in the securitizations and sales of the Company's loans. The Company expects that most of the net proceeds from this Offering ultimately will be used to provide this additional capital required by the securitization process, thereby facilitating the Company's continued growth.

     Recent Growth. In recent years, the Company has grown substantially. Total equipment financing loans originated by the Company grew from $46.4 million in the year ended June 30, 1992 to $316.8 million in the year ended June 30, 1996. The Company's managed net financed receivables grew from $92.4 million as of June 30, 1992 to $642.3 million as of June 30, 1996. In the Company's medical receivables financing business, which was established in 1993, new commitments of credit in the year ended June 30, 1996 were $40.0 million compared with $23.9 million in the year ended June 30, 1995. Medical receivables funded at June 30, 1996 totaled $38.6 million, an increase of $16.1 million over the prior fiscal year-end.

BUSINESS STRATEGY

     The Company is seeking to continue its growth by expanding its existing share of the medical equipment financing markets (which historically have been and continue to be its largest, most important business segment) and by generating financing opportunities in other areas of the healthcare industry. The principal components of this strategy are as follows:

        - Generate additional business through existing customers and relationships with equipment manufacturers. The Company will continue to target the market for high cost medical equipment, where it enjoys relationships with a large number of users of sophisticated medical equipment. The Company also has a close working relationship with some of the largest manufacturers of diagnostic imaging equipment which it maintains by meeting those manufacturers' needs to arrange financing for the higher-cost equipment they sell to healthcare providers. The Company believes these relationships, together with its extensive expertise in the medical industry, can result in a continuing source of financing opportunities.

        - Expand medical receivables financing business. The Company intends to penetrate further the medical receivables financing market by generating financing opportunities among its existing equipment finance customer base, particularly those customers that are expanding to provide additional healthcare services. The Company's strategy in medical receivables financing is to differentiate itself from many of its competitors by offering loans secured by medical receivables rather than factoring those receivables at a discount.

        - Establish equipment financing relationships with manufacturers of lower cost diagnostic and patient treatment devices. The Company is seeking to use its reputation as a medical equipment financing specialist and its ability to finance a wide range of healthcare providers to establish a presence in the relatively more competitive market for financing lower-cost medical equipment. The Company intends to finance increased amounts of diagnostic and patient treatment devices such as ultrasound, nuclear medicine and X-ray equipment. As of September 30, 1996, the Company had established relationships with twelve manufacturers of these types of medical devices. For the year ended June 30, 1996, the Company's loan originations for this market were $3.0 million.

        - Originate medical equipment loans on a wholesale basis. The Company intends to continue its Wholesale Program, in which it originates medical equipment loans by purchasing them from Originators. The Company uses its expertise both in analyzing healthcare credits and utilizing securitization to service Originators that often need access to sources of permanent financing for the equipment loans they originate. During the year ended June 30, 1996, the Company purchased $95.3 million in medical equipment loans through the Wholesale Program.

        - Capitalize on international medical equipment financing needs. During the year ended June 30, 1996 the Company began establishing international operations in order to capitalize on growing overseas markets for sales of medical equipment and devices. The Company established a joint venture based in Singapore with a major manufacturer of medical equipment and a financial institution to service the medical equipment market in the Asia-Pacific region. The Company also has taken steps to establish overseas operations in Latin America and elsewhere. While the Company believes these international operations have significant potential, it expects that potential will be realized, if at all, over a period of several years rather than in the near term.

     DVI, Inc. conducts its business through two operating subsidiaries, DVI Financial Services Inc. ("DVI Financial Services") and DVI Business Credit Corporation ("DVI Business Credit"). The Company conducts securitizations through special purpose indirect wholly-owned subsidiaries. The Company also conducts other structured financings through limited purpose subsidiaries or through its operating subsidiaries. The borrowers under the Company's various warehouse credit facilities are DVI Financial Services or DVI Business Credit.

                                  THE OFFERING

Securities Offered.........  $100,000,000 aggregate principal amount of   %
                             Senior Notes due 2004.

Maturity Date..............                      , 2004.

Interest Payment Dates.....            and           , commencing           ,
                             1997.

Optional Redemption........  The Notes will be redeemable at the option of the
                             Company in whole or in part at any time on or after
                                                 , 2002, at a redemption price
                             initially equal to      % of the principal amount
                             thereof, declining ratably to 100% of such principal amount at maturity, plus interest accrued and unpaid thereon to the redemption date. See "Description of the Notes -- Redemption."

Ranking....................  The Notes will rank senior in right of payment to all existing and future subordinated debt of the Company and pari passu in right of payment with all existing and future senior debt of the Company. The Notes will be structurally subordinated to all liabilities of the Company's subsidiaries, including Warehouse Debt and other indebtedness that may be incurred under current or future credit facilities. See "Description of the
                             Notes -- Ranking."

Change of Control..........  Upon a Change of Control (as defined herein), the
                             Company will be required to offer to purchase all outstanding Notes at 101% of the principal amount thereof, plus interest accrued and unpaid thereon to the purchase date. See "Description of the Notes -- Certain Covenants -- Purchase of Notes upon a Change of Control."

Certain Covenants..........  The Indenture governing the Notes will contain certain covenants, including, but not limited to, covenants imposing limitations on the following:
                             (i) the incurrence of additional debt; (ii) restricted payments; (iii) dividend and other payment restrictions affecting certain subsidiaries; (iv) asset dispositions; (v) transactions with related persons; (vi) issuances and sale of stock of certain subsidiaries; (vii) guarantees by certain subsidiaries; (viii) liens; and (ix) consolidations, mergers or sales of assets. See "Description of the Notes -- Certain Covenants."

Use of Proceeds............  The net proceeds to the Company from the sale of the Notes are estimated to be approximately $96.4 million. The Company will lend those net proceeds to DVI Financial Services, one of the Company's operating subsidiaries. Those funds will be used
                             (i) to fund the Company's growth, including increasing the amount of equipment and medical receivables loans the Company can fund, (ii) to develop the Company's new international operations, including the purchase of receivables originated outside the United States and investment in joint ventures, (iii) for other working capital needs and
                             (iv) for general corporate purposes. Pending application of the net proceeds as described above, the Company intends to use the net proceeds to repay borrowings under the Company's warehouse facilities.

Intercompany Note..........  In consideration of the loan of the proceeds of the
                             Offering, DVI Financial Services will issue a promissory note (the "Intercompany Note") in the amount of $100.0 million to DVI, Inc. The Intercompany Note will (i) provide for interest payments in the same amounts and at the same time as the Notes, (ii) mature at the same time as the Notes, (iii) rank pari passu with other senior indebtedness of DVI Financial Services and (iv) contain cross-acceleration provisions and other events of default similar to the terms of the Notes.

NYSE Symbol................  "DVI 04"

Risk Factors...............  Prospective purchasers of the Notes should consider all of the information contained in this Prospectus Supplement and the accompanying Prospectus before making an investment in the Notes. In particular, prospective purchasers should consider the factors set forth in the accompanying Prospectus under "Risk Factors."

           SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                                     YEAR ENDED JUNE 30,                       SEPTEMBER 30,
                                     ----------------------------------------------------   -------------------
                                       1992       1993       1994       1995       1996       1995       1996
                                     --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA(1):
Total finance and other income.....  $ 12,539   $ 14,095   $ 20,609   $ 35,985   $ 49,013   $ 11,300   $ 12,616
Net interest and other income......     6,550      9,090     11,776     13,125     18,524      4,311      4,314
Net finance income.................     8,747     10,194     12,078     16,167     26,205      5,714      6,517
Earnings from continuing operations
  before provision for income
  taxes,
  equity in net earnings (loss) of
  investees and discontinued
  operations.......................     4,915      4,459      4,313      7,015     14,333      3,191      3,525
Earnings from continuing operations
  .................................     3,053      2,580      2,260      4,069      8,175      1,775      2,005
Net earnings (loss)................     2,707        658       (885)     4,069      8,175      1,775      2,005

                                                                                                AS OF
                                                  AS OF JUNE 30,                         SEPTEMBER 30, 1996
                               ----------------------------------------------------   -------------------------
                                 1992       1993       1994       1995       1996      ACTUAL    AS ADJUSTED(2)
                               --------   --------   --------   --------   --------   --------   --------------
BALANCE SHEET DATA(1):
Gross financed receivables...  $113,579   $148,191   $287,734   $480,774   $522,500   $545,809      $545,809
Net financed receivables.....    92,373    123,628    239,347    405,815    456,778    478,520       478,520
Notes collateralized by
  medical receivables........       536      2,565      6,007     22,862     34,529     42,556        42,556
Total assets.................   104,714    147,161    265,949    432,931    560,325    526,113       529,763
Borrowings under warehouse
  facilities(3)..............    31,349     45,221     34,586    155,172    168,108    138,160        41,810
Long-term debt, net:
  Securitization debt(4).....    24,497     51,691    148,852    205,376    253,759    247,400       247,400
    % Senior Notes due
      2004...................        --         --         --         --         --         --       100,000
  Other......................        72        136         --         --         --         --            --
  Convertible subordinated
    notes....................        --         --     14,112     13,754     13,809     13,238        13,238
Total long-term debt.........    24,569     51,827    162,964    219,130    267,568    260,638       360,638
Shareholders' equity.........    34,006     34,664     33,993     40,250     85,263     88,712        88,712

                                                                                             AS OF OR FOR THE
                                                                                            THREE MONTHS ENDED
                                             AS OF OR FOR THE YEAR ENDED JUNE 30,              SEPTEMBER 30,
                                      ---------------------------------------------------   -------------------
                                       1992       1993       1994       1995       1996       1995       1996
                                      -------   --------   --------   --------   --------   --------   --------
ADDITIONAL OPERATING AND OTHER
  DATA(1):
Average net financed
  receivables(5)....................  $78,489   $ 94,233   $176,410   $319,831   $460,550   $423,816   $478,785
Average managed net financed
  receivables(5)....................   78,489     94,233    176,410    359,515    573,959    512,977    665,893
Managed net financed receivables....   92,373    123,628    239,347    500,602    642,298    544,049    703,800
Equipment loans originated..........   46,400     58,600    157,400    314,100    316,800     74,300     82,557
Medical receivables lines of credit
  originated(6).....................       --         --      5,600     23,900     40,000      5,650     18,825
Net charge-offs.....................       37         82        264        477      1,581         38         10
Net charge-offs as a percentage of
  average net financed
  receivables.......................     0.05%      0.09%      0.15%      0.15%      0.34%      0.04%      0.01%
Allowance for possible losses on
  receivables.......................  $ 1,082   $  1,046   $  2,498   $  3,282   $  3,675   $  3,694   $  3,808
Allowance for possible losses on
  receivables as a percentage of net
  financed receivables..............     1.17%      0.85%      1.04%      0.81%      0.80%      0.86%      0.80%
Total delinquencies.................  $ 3,972   $ 10,101   $  8,709   $ 22,567   $ 27,514   $ 21,957   $ 28,086
Total delinquencies as a percentage
  of managed net financed
  receivables.......................     4.30%      8.17%      3.64%      4.51%      4.28%      4.04%      3.99%

                                                                                              THREE MONTHS
                                                                                                  ENDED
                                                          YEAR ENDED JUNE 30,                 SEPTEMBER 30,
                                                ----------------------------------------     ---------------
                                                1992     1993     1994     1995     1996     1995       1996
                                                ----     ----     ----     ----     ----     ----       ----
FINANCIAL RATIOS(1):
Interest coverage ratio(7)....................  2.4 x    2.8 x    1.7 x    1.6 x    1.7 x    1.8 x      1.7 x
Leverage ratio(8).............................   --       --      0.4 x    0.3 x    0.6 x    0.2 x      0.7 x
Return on assets(9)...........................  3.3%     2.2 %    1.1 %    1.1 %    1.7 %    1.6 %      1.5 %

---------------
(1) Certain amounts as previously reported have been reclassified to conform to the year ended June 30, 1996 presentation.

(2) As adjusted to reflect the issuance and sale of the Notes in the Offering after deducting the underwriting discounts and commissions and the estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom.

(3) Principally represents interim funding of receivables and equipment loans pending securitization or other permanent funding. As of November 30, 1996, the Company had an aggregate maximum of $276.5 million potentially available under various warehouse facilities of which it had borrowed an aggregate of $132.1 million.

(4) Primarily limited recourse. Of this amount, $53.6 million and $35.0 million, respectively, was guaranteed by DVI, Inc. at September 30, 1996 and June 30, 1996.

(5) Approximates the arithmetic mean of quarter-end balances.

(6) Includes both funded and unfunded amounts under medical receivables lines of credit.

(7) Interest coverage ratio is equal to the total of earnings from continuing operations before provision for income taxes, equity in net earnings (loss) of investees and discontinued operations, plus depreciation and amortization, and interest expense divided by interest expense. This ratio includes the effect of on-balance sheet securitizations including, as a component of interest expense, the interest associated with those securitizations.

(8) Leverage ratio is equal to recourse debt, which includes securitization debt guaranteed by DVI, Inc. and the Convertible Subordinated Notes divided by shareholders' equity.

(9) Return on assets is equal to earnings from continuing operations divided by average total assets.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes in the Offering are estimated to be approximately $96.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

     The primary purpose of the Offering is to provide the Company with additional capital (i) to fund its growth, including increasing the amount of equipment and medical receivables loans the Company can fund, (ii) to develop the Company's new international operations, including the purchase of receivables originated outside the United States and investment in joint ventures, (iii) for other working capital needs and (iv) for general corporate purposes.

     The net proceeds of the Offering will be advanced by DVI, Inc. to DVI Financial Services, a wholly-owned subsidiary, in the form of a loan. Pending application of the net proceeds as described above, the Company intends to use the net proceeds to repay borrowings under the Company's principal revolving credit agreement with a syndicate of banks, which is one of the Company's warehouse facilities. Borrowings under this facility bear interest at variable rates (a weighted average rate of 7.2% at September 30, 1996). Following such repayment, the Company will be able to reborrow such amounts under the revolving credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Warehouse Facilities."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1996, and as adjusted to reflect the issuance and sale of the Notes in the Offering after deducting the underwriting discounts and commissions and the estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's audited Financial Statements and related notes thereto included elsewhere in or incorporated by reference into this Prospectus Supplement or the accompanying Prospectus.

                                                                        AS OF SEPTEMBER 30, 1996
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Borrowings under warehouse facilities(1)..............................  $138,160      $  41,810
                                                                        ========       ========
Long-term debt, net:
  Securitization debt(2)..............................................  $247,400      $ 247,400
    % Senior Notes due 2004...........................................        --        100,000
  Convertible subordinated notes......................................    13,238         13,238
                                                                        --------       --------
          Total long-term debt........................................  $260,638      $ 360,638
                                                                        --------       --------
Shareholders' equity:
  Preferred stock, $10.00 par value; authorized 100,000 shares;
     no shares issued.................................................        --             --
  Common stock, $0.005 par value; authorized 75,000,000 shares;
     outstanding 10,497,723 shares....................................        52             52
  Additional capital..................................................    68,606         68,606
  Retained earnings...................................................    20,054         20,054
                                                                        --------       --------
          Total shareholders' equity..................................    88,712         88,712
                                                                        --------       --------
               Total capitalization...................................  $349,350      $ 449,350
                                                                        ========       ========

---------------
(1) Principally represents interim funding of receivables and equipment loans pending securitization or other permanent funding. As of November 30, 1996, the Company had an aggregate maximum of $276.5 million potentially available under various warehouse facilities of which it had borrowed an aggregate of $132.1 million.

(2) Primarily limited recourse. Of this amount, $53.6 million was guaranteed by DVI, Inc. as of September 30, 1996.

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

     The following tables contain selected financial information for the Company for the periods presented. The Statement of Operations and Balance Sheet Data as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996 are derived from the Company's audited Financial Statements included elsewhere in this Prospectus Supplement. The Statement of Operations and Balance Sheet Data as of June 30, 1992, 1993 and 1994 and for each of the two years in the period ended June 30, 1993 are derived from the Company's audited Financial Statements for those years, which are not included or incorporated by reference in this Prospectus Supplement. The selected financial data as of and for the three months ended September 30, 1995 and 1996 have been derived from unaudited financial statements of the Company and in the opinion of the Company's management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial condition and results of operations at the end of and for such periods. The results of operations for the three months ended September 30, 1996 are not necessarily indicative of future results. The following data should be read in conjunction with the Company's financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement. Certain amounts as previously reported have been reclassified to conform to the year ended June 30, 1996 presentation. Summations and differences of the numbers set forth below may not reconcile due to rounding.

                                                                                            THREE MONTHS ENDED
                                                  YEAR ENDED JUNE 30,                          SEPTEMBER 30,
                                -------------------------------------------------------     -------------------
                                 1992        1993        1994        1995        1996        1995        1996
                                -------     -------     -------     -------     -------     -------     -------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Finance and other income:
  Amortization of finance
    income....................  $11,276     $12,273     $18,624     $33,425     $44,625     $10,506     $11,116
  Other income................    1,263       1,822       1,985       2,560       4,388         794       1,500
                                -------     -------     -------     -------     -------     -------     -------
Total finance and other
  income......................   12,539      14,095      20,609      35,985      49,013      11,300      12,616
Interest expense..............    5,989       5,005       8,833      22,860      30,489       6,989       8,302
                                -------     -------     -------     -------     -------     -------     -------
Net interest and other
  income......................    6,550       9,090      11,776      13,125      18,524       4,311       4,314
Net gain on sale of financing
  transactions................    2,197       1,104         302       3,042       7,681       1,403       2,203
                                -------     -------     -------     -------     -------     -------     -------
Net finance income............    8,747      10,194      12,078      16,167      26,205       5,714       6,517
Selling, general and
  administrative expenses.....    3,410       5,568       6,049       7,891       9,898       2,073       2,849
Provision for possible losses
  on receivables..............      422         167       1,716       1,261       1,974         450         143
                                -------     -------     -------     -------     -------     -------     -------
Earnings from continuing
  operations before provision
  for income taxes, equity in
  net earnings (loss) of
  investees and discontinued
  operations..................    4,915       4,459       4,313       7,015      14,333       3,191       3,525
Provision for income taxes....    2,015       1,828       1,811       2,946       6,092       1,416       1,496
                                -------     -------     -------     -------     -------     -------     -------
Earnings from continuing
  operations before equity in
  net earnings (loss) of
  investees and discontinued
  operations..................    2,900       2,631       2,502       4,069       8,241       1,775       2,029
Equity in net earnings (loss)
  of investees................      153         (51)       (242)         --         (66)         --         (24)
                                -------     -------     -------     -------     -------     -------     -------
Earnings from continuing
  operations..................    3,053       2,580       2,260       4,069       8,175       1,775       2,005
Loss from discontinued
  operations..................      346       1,922       3,145          --          --          --          --
                                -------     -------     -------     -------     -------     -------     -------
Net earnings (loss)...........  $ 2,707     $   658     $  (885)    $ 4,069     $ 8,175     $ 1,775     $ 2,005
                                =======     =======     =======     =======     =======     =======     =======

                                                     AS OF JUNE 30,                                   AS OF
                              ------------------------------------------------------------        SEPTEMBER 30,
                                1992         1993         1994         1995         1996              1996
                              --------     --------     --------     --------     --------     -------------------
                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Gross financed
  receivables...............  $113,579     $148,191     $287,734     $480,774     $522,500          $ 545,809
Net financed receivables....    92,373      123,628      239,347      405,815      456,778            478,520
Notes collateralized by
  medical receivables.......       536        2,565        6,007       22,862       34,529             42,556
Total assets................   104,714      147,161      265,949      432,931      560,325            526,113
Borrowings under warehouse
  facilities(1).............    31,349       45,221       34,586      155,172      168,108            138,160
Long-term debt, net:
  Securitization debt(2)....    24,497       51,691      148,852      205,376      253,759            247,400
  Other.....................        72          136           --           --           --                 --
  Convertible subordinated
    notes...................        --           --       14,112       13,754       13,809             13,238
Total long-term debt........    24,569       51,827      162,964      219,130      267,568            260,638
Shareholders' equity........    34,006       34,664       33,993       40,250       85,263             88,712

                                                                                            AS OF OR FOR THE
                                                                                           THREE MONTHS ENDED
                                     AS OF OR FOR THE YEAR ENDED JUNE 30,                     SEPTEMBER 30,
                          -----------------------------------------------------------     ---------------------
                           1992         1993         1994         1995         1996         1995         1996
                          -------     --------     --------     --------     --------     --------     --------
                                                         (DOLLARS IN THOUSANDS)
ADDITIONAL OPERATING AND
  OTHER DATA:
Average net financed
  receivables(3)........  $78,489     $ 94,233     $176,410     $319,831     $460,550     $423,816     $478,785
Average managed net
  financed
  receivables(3)........   78,489       94,233      176,410      359,515      573,959      512,977      665,893
Managed net financed
  receivables...........   92,373      123,628      239,347      500,602      642,298      544,049      703,800
Equipment loans
  originated............   46,400       58,600      157,400      314,100      316,800       74,300       82,557
Medical receivables
  lines of credit
  originated(4).........       --           --        5,600       23,900       40,000        5,650       18,825
Net charge-offs.........       37           82          264          477        1,581           38           10
Net charge-offs as a
  percentage of average
  net financed
  receivables...........     0.05%        0.09%        0.15%        0.15%        0.34%        0.04%        0.01%
Allowance for possible
  losses on
  receivables...........  $ 1,082     $  1,046     $  2,498     $  3,282     $  3,675     $  3,694     $  3,808
Allowance for possible
  losses on receivables
  as a percentage of net
  financed
  receivables...........     1.17%        0.85%        1.04%        0.81%        0.80%        0.86%        0.80%
Total delinquencies.....  $ 3,972     $ 10,101     $  8,709     $ 22,567     $ 27,514     $ 21,957     $ 28,086
Total delinquencies as a
  percentage of managed
  net financed
  receivables...........     4.30%        8.17%        3.64%        4.51%        4.28%        4.04%        3.99%

---------------
(1) Principally represents interim funding of receivables and equipment loans pending securitization or other permanent funding.

(2) Primarily limited recourse. Of this amount $53.6 and $35.0 million, respectively, was guaranteed by DVI, Inc. at September 30, 1996 and June 30, 1996.

(3) Approximates the arithmetic mean of quarter-end balances.

(4) Includes both funded and unfunded amounts under medical receivables lines of credit.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is an independent specialty finance company that conducts a medical equipment finance business and a related medical receivables finance business. The Company finances diagnostic imaging and other types of sophisticated medical equipment used by outpatient healthcare providers, medical imaging centers, groups of physicians, integrated healthcare delivery networks and hospitals. The Company also provides lines of credit to a wide variety of healthcare providers, substantially all of which are collateralized by third party medical receivables due from Medicare, Medicaid, HMOs, PPOs and commercial insurance companies.

CERTAIN ACCOUNTING CONSIDERATIONS

     Equipment Financing. For accounting purposes, the Company classifies equipment loans it originates as notes secured by equipment, direct financing leases or operating leases. Notes secured by equipment and direct financing leases are generally those transactions in which the obligor has substantially all of the benefits and risks of ownership of the equipment. Operating leases are generally those which only provide for the rental of the asset. The different classifications can result in accounting treatments that provide substantially different income and costs during the transaction term. Direct financing leases and notes secured by equipment are reflected on the Company's balance sheet as "investment in direct financing leases and notes secured by equipment or medical receivables." For statement of operations purposes, those transactions result in amortization of finance income over the transaction term in the amounts computed using the interest method.

     The Company enters into two types of direct financing lease transactions, which are referred to as "conditional sales agreements" and "fair market value transactions." Conditional sales agreements and notes secured by equipment represent those transactions in which no residual interest in the underlying equipment is retained by the Company. Fair market value transactions are those transactions in which the Company retains a residual interest in the equipment. This residual interest is recorded on the Company's books as an estimate of the projected value of the financed equipment at the end of the transaction term. At the inception of notes secured by equipment and direct financing lease transactions, "unearned income" represents the amount by which the gross transaction receivables, initial direct costs and the estimated residual value (on fair market value transactions) exceed equipment cost.

     Beginning in 1993, the Company adopted a strategy to reduce the dollar amount of residual interests on its balance sheet and, accordingly, the percentage of the Company's equipment financing transactions structured as loans and conditional sales agreements have increased significantly. As of June 30, 1996, residual valuation had decreased to $4.3 million from $6.2 million as of June 30, 1993, and from 5.0% of net financed receivables as of June 30, 1993 to 1.0% as of June 30, 1996. The Company believes that loans and conditional sales agreements will constitute a high percentage of its equipment financing transactions in the future.

     Leases and contracts for the rental of equipment which do not meet the criteria of direct financing leases are accounted for as operating leases. Equipment under an operating lease or a rental contract is recorded on the balance sheet at the Company's cost under the caption of "equipment on operating leases" and depreciated on a straight-line basis over the estimated useful life of the equipment.

     Notes secured by equipment and direct financing lease transactions are all "net" transactions under which the obligor must make all scheduled payments, maintain the equipment, insure the equipment against casualty loss and pay all equipment related taxes. In fair market value transactions, at the end of the initial financing term, the obligor has the option either to purchase the equipment for its fair market value, extend the financing term under renegotiated payments or return the equipment to the Company. If the equipment is returned to the Company, the Company must sell or lease the equipment to another user.

     In transactions classified as notes secured by equipment and direct financing leases that the Company permanently funds through securitization or other structured finance transactions which the Company treats as debt, income is deferred and recognized using the interest method over the respective term of the transactions. If an obligor under a transaction defaults, the Company may not receive all or a portion of the unamortized income associated with the transaction.

     Medical Receivable Financing. In addition to its core equipment finance business, the Company provides lines of credit under which the Company makes full recourse loans to healthcare providers that are secured by medical receivables and other collateral. The interest and fee income generated from these loans are recognized over the terms of the lines of credit, which are typically one to three years, and are recorded as amortization of finance income.

RESULTS OF OPERATIONS

     The Company has classified income under the categories of "amortization of finance income," "other income" and "gain on sale of financing transactions." Amortization of finance income consists of the interest component of payments received on notes secured by equipment (or medical receivables) and direct financing leases, and is calculated using the interest method whereby the income is reported over the term of the transactions. "Other income" consists primarily of contracts, servicing and origination fees, late charges and dividends on investment in investee's preferred stock. "Gain on sales of financing transactions" consists of gains recognized when the Company permanently funds transactions through off balance sheet securitizations or other whole loan sales.

     Impact of Financing Strategies on Results of Operations

     The Company's financing strategy is to obtain permanent funding for most of its equipment loans through securitization and whole loan sales. When funding loans through securitization, the issuer generally can structure the securitization so that the funding is treated for accounting purposes either as long-term debt secured by equipment loans owned by the Company, or as a sale. The manner in which income arising in those transactions is recognized for financial reporting purposes differs significantly depending on which of the two structures the issuer uses. When the Company sponsors a securitization it treats the proceeds as long-term debt on its financial statements and reports the finance income on the full amount of the loans, whereas when the Company sells loans, it recognizes the unamortized finance income at the time the funding takes place; however, even in a funding treated as a sale, the Company may recognize servicing and/or interest income on its subordinated interest over the remaining term of the equipment loans sold.

     Over the past two years the Company has focused its strategy on increasing its market share. There can be no assurance that the Company's historical growth rate or current profitability can be sustained in the future. Additionally, the Company's expense levels are based in part on its expectations as to future financing volumes and the Company may be unable to adjust spending in a timely manner to compensate for a decrease in demand for financing of medical equipment and receivables. Accordingly, operating results may be adversely impacted by future fluctuations in such demand. The Company believes that general economic conditions have not had a material adverse effect on the Company's recent operating results. There can be no assurances, however, that general economic conditions will not have a material adverse effect on the Company in the future.

     Three Months Ended September 30, 1996 Compared to Three Months Ended September 30, 1995

     Total equipment financing loans originated in the three months ended September 30, 1996 were $82.6 million compared with $74.3 million in the three months ended September 30, 1995, an increase of 11.2%. Net financed receivables totaled $478.5 million at September 30, 1996, an increase of $50.5 million or 11.8% over the amount at September 30, 1995. Not included in net financed receivables were the loans sold but still serviced by the Company, which increased to $260.4 million as of September 30, 1996 compared to $218.6 million as of June 30, 1996, an increase of 19.1%. Managed net financed receivables, the aggregate of those appearing on the Company's balance sheet and those which have been sold and are still serviced by the Company, totaled $703.8 million as of September 30, 1996, representing a 9.6% increase over the total as of June 30, 1996.

     In the Company's medical receivable financing business, new commitments of credit in the three months ended September 30, 1996 were $18.8 million compared with $5.7 million in the three months ended September 30, 1995. Medical receivables funded at September 30, 1996 totaled $46.7 million, an increase of $23.9 million or 104.8% over the amount at September 30, 1995.

     Total finance and other income increased 11.6% to $12.6 million in the three months ended September 30, 1996 from $11.3 million for the three months ended September 30, 1995. Amortization of finance income increased 5.8% to $11.1 million from $10.5 million for the three months ended September 30, 1996 as compared to the same period of the prior year. The increase was primarily a result of the overall increase in the size of the Company's loan portfolio. Other income, which consists primarily of contracts, servicing and origination fees, late charges and dividends on investment in investee's preferred stock increased 88.9% to $1.5 million in the three months ended September 30, 1996 from $794,000 in the comparable prior year quarter. The increase was mainly due to fees earned on larger portfolios, and service fees of $352,000 earned on portfolios sold.

     Interest expense increased 18.8% to $8.3 million for the three months ended September 30, 1996 from $7.0 million for the three months ended September 30, 1995. The increase is primarily a result of the growth of the Company's loan portfolio. As a percentage of finance and other income, interest expense increased to 65.8% in the three months ended September 30, 1996 as compared to 61.9% in the same period in the prior year.

     The net gain on sale of financing transactions for the three months ended September 30, 1996 increased 57.0% to $2.2 million from $1.4 million for the same period of the prior fiscal year. Loans sold during the first quarter were $47.0 million compared to $32.4 million during the same period of the prior fiscal year, an increase of 45.1%.

     Selling, general and administrative expenses ("SG&A") for the three months ended September 30, 1996 increased by 37.4% to $2.8 million from $2.1 million for the same quarter of the prior fiscal year. The increase in the Company's SG&A was primarily related to the development of its medical receivables, vendor finance and international businesses and the Company's 29.4% growth in managed net financed receivables. To support this growth the Company increased its personnel to 132 employees from 112 one year earlier.

     The provision for possible losses on receivables was $143,000 for the three months ended September 30, 1996 as compared to $450,000 for the three month period ended September 30, 1995. On a quarterly basis, the Company evaluates the collectibility of its receivables and records a provision for amounts deemed uncollectible. The Company's chargeoffs for the quarter ended September 30, 1996 were $10,000 which represents less than 1.0% of the quarter-ended allowance for losses.

     Earnings before provision for income taxes and equity in net loss of investees increased 10.5% to $3.5 million for the three months ended September 30, 1996 compared to $3.2 million for the three months ended September 30, 1995. Net earnings increased 13.0% to $2.0 million from $1.8 million in comparing the three months ended September 30, 1996 to the three months ended September 30, 1995. Net earnings per share decreased 10.0% to $0.18 from $0.20 when comparing the three months ended September 30, 1996 to the three months ended September 30, 1995. The decrease in net earnings per share results from the weighted average number of shares increasing 25.9% to 11.1 million in the three months ended September 30, 1996 from 8.8 million in the three months ended September 30, 1995.

     Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

     Total equipment financing loans originated, excluding an extraordinary portfolio purchase of $76.1 million in the year ended June 30, 1995, were $316.8 million in the year ended June 30, 1996 compared with $238.0 million in the year ended June 30, 1995, an increase of 33.1%. Net financed receivables totaled $456.8 million at June 30, 1996, an increase of $50.9 million or 12.5% over the prior fiscal year-end. In the Company's medical receivable financing business, new commitments of credit in the year ended June 30, 1996 were $40.0 million compared with $23.9 million in the year ended June 30, 1995, an increase of 67.4%. Medical receivables funded at June 30, 1996 totaled $38.6 million, an increase of $16.1 million or 71.6% over the prior year.

     Amortization of finance income increased 32.0% to $45.3 million for the year ended June 30, 1996 from $34.3 million for the year ended June 30, 1995. The increase was primarily a result of the overall increase in the size of the Company's net financed receivables.

     Other income increased 120.6% to $3.7 million in the year ended June 30, 1996 as compared to $1.7 million in the year ended June 30, 1995. The increase was due to the growth in the medical receivables business fees and the servicing of a larger loan portfolio.

     For the year ended June 30, 1996, interest expense increased 33.4% to $30.5 million from $22.9 million in the prior year. For the year ended June 30, 1996, the Company's average indebtedness (calculated based on period beginning and period ending balances) increased 41.7% to $405.0 million from $285.9 million in the prior year. The increase in interest expense and average indebtedness was primarily a result of the growth of the Company's loan portfolio. As a percentage of total finance and other income, interest expense was 62.2% in the year ended June 30, 1996 compared to 63.5% in the same period a year earlier.

     The net gain on sale of financing transactions increased 152.5% to $7.7 million for the year ended June 30, 1996 compared with a gain of $3.0 million for the same period in the prior year. Loans sold during the year ended June 30, 1996 were $179.4 million compared to $115.8 million during the prior fiscal year. The increase reflects the Company's attempt to partially offset the near term costs of its newer business units and international initiatives.

     Net finance income was $26.2 million for the year ended June 30, 1996, as compared to $16.2 million for the year ended June 30, 1995, an increase of 62.1%. The increase was primarily a result of the overall increase in the size of the Company's loan portfolio. The Company's net interest margins on its portfolio for the years ended June 30, 1996 and 1995 were 4.02% and 4.10%, respectively, which reflects increased competition, more aggressive pricing for market share growth and the increased sales of higher margin contracts.

     SG&A increased 25.4% to $9.9 million for the year ended June 30, 1996 from $7.9 million for the year ended June 30, 1995. Included in SG&A for the year ended June 30, 1996 was $519,000 of non-recurring expenses incurred in the third quarter ended March 31, 1996 for the defense and settlement of lawsuits primarily relating to employee matters. Excluding the impact of these legal costs, total selling, general and administrative expenses increased 18.9% over the prior fiscal year, mainly as a result of the 36.2% growth in loan originations and the 44.0% growth in average net financed assets. The majority of the 18.9% increase is due to employee-related costs resulting from the increase in employees during the year.

     The provision for possible losses on receivables was $2.0 million for the year ended June 30, 1996 as compared to $1.3 million for the previous year. On a quarterly basis, the Company evaluates the collectibility of its receivables and records a provision for amounts deemed uncollectible. The Company's chargeoffs for the quarters ended September 30, 1995, December 31, 1995, March 31, 1996, and June 30, 1996 were $38,000, $528,000, $270,000, and $745,000, respectively, which represents 1.0%, 13.9%, 6.9%, and 20.3%, respectively, of the quarter-end allowance for losses.

     The Company's net earnings were $8.2 million or $0.81 per share for the year ended June 30, 1996 as compared to net earnings of $4.1 million or $0.61 per share in the prior year.

     The Company's cash and cash equivalents at June 30, 1996 and June 30, 1995 were $2.4 million and $2.0 million, respectively. The following describes the changes from June 30, 1995 to June 30, 1996 in the items which had the most significant impact on the Company's cash flow during the year ended June 30, 1996.

     The Company's net cash used in operating activities was $74.0 million during the year ended June 30, 1996 compared to $1.5 million net cash used in operations for the year ended June 30, 1995. The increase in cash utilization during the year ended June 30, 1996 stems largely from an increase in receivables and amounts due from portfolio sale.

     The Company's net cash used in investing activities decreased to $22.7 million during the year ended June 30, 1996 as compared to $174.6 million for the year ended June 30, 1995. This decrease was primarily attributed to cash used to acquire equipment and to finance notes secured by equipment of $292.6 million during the year ended June 30, 1996 compared to $319.0 million for the year ended June 30, 1995. These uses of cash were offset by $283.3 million and $161.4 million of portfolio receipts net of amounts included in income and proceeds from sales of financing transactions for the same periods.

     The Company's net cash provided by financing activities was $97.1 million during the year ended June 30, 1996 down from $176.4 million for the year ended June 30, 1995. This results from a net increase in the Company's borrowings under warehouse facilities of $12.9 million for the year ended June 30, 1996 as compared to a $120.6 million net increase in borrowings under warehouse facilities for the year ended June 30, 1995.

     Year Ended June 30, 1995 compared to Year Ended June 30, 1994

     Total equipment financing loans originated, excluding a portfolio purchase of $76.1 million in the year ended June 30, 1995, were $238.0 million in the year ended June 30, 1995 compared with $157.4 million in the year ended June 30, 1994, an increase of 51.2%. In the Company's medical receivable financing business, new commitments of credit in the year ended June 30, 1995 were $23.9 million compared with $5.6 million in the year ended June 30, 1994.

     Amortization of finance income increased 87.7% to $34.3 million for the year ended June 30, 1995 from $18.3 million for the year ended June 30, 1994. The increase was primarily a result of the overall increase in the size of the Company's net financed receivables.

     Other income decreased 27.5% to $1.7 million in the year ended June 30, 1995 as compared to $2.3 million in the year ended June 30, 1994. The decrease was primarily due to a decrease in receivables financing income partially offset by increases in preferred stock dividends from investees and miscellaneous fees.

     For the year ended June 30, 1995, interest expense increased 158.8% to $22.9 million from $8.8 million during the same period in the prior year. For the year ended June 30, 1995, the Company's average indebtedness (calculated based on period beginning and period ending balances) increased 94.1% to $285.9 million from $147.3 million during the same period in the prior year. The increase in interest expense and average indebtedness is primarily a result of the growth of the Company's loan portfolio. As a percentage of total finance and other income, interest expense was 63.5% in the year ended June 30, 1995 compared to 42.9% in the same period a year earlier. The increase in interest expense as a percent of total finance and other income is primarily the result of (i) increases in short-term interest rates under the variable interest rate warehouse facilities used by the Company for interim funding purposes as well as
(ii) increases in long-term interest rates under the asset securitizations used by the Company for permanent funding purposes.

     The gain on sale of financing transactions, net, increased to $3.0 million for the year ended June 30, 1995 from $302,000 for the same period in the prior year. The increase relates to the Company's need to fund certain loans through whole loan sales to manage borrower concentrations.

     Net finance income was $16.2 million for the year ended June 30, 1995, as compared to $12.1 million for the year ended June 30, 1994, an increase of 33.9%. The increase was primarily a result of the overall increase in the size of the Company's loan portfolio.

     SG&A increased 30.5% to $7.9 million for the year ended June 30, 1995 from $6.0 million for the year ended June 30, 1994. The increase primarily reflects additional personnel, and other costs associated with the growth in the Company's business. As a percentage of total finance and other income, SG&A was 21.9% for the year ended June 30, 1995, and 29.4% for the same period in the prior year. The percentage decrease in SG&A is a result of the Company's ability to increase the volume of transactions entered into and thus the size of its loan portfolio without a proportionate increase in SG&A.

     The provision for possible losses on receivables was $1.3 million for the year ended June 30, 1995 as compared to $1.7 million for the same period the previous year. On a quarterly basis, the Company evaluates the collectibility of its receivables and records a provision for amounts deemed uncollectible.

     The Company's net earnings were $4.1 million or $0.61 per share for the year ended June 30, 1995 as compared to net earnings from continuing operations of $2.3 million or $0.34 per share in the prior year.

LIQUIDITY AND CAPITAL RESOURCES

     General

     The Company's financing business requires substantial amounts of capital and borrowings. The Company obtains warehouse funding from commercial and investment banks. The Company's warehouse borrowings are full recourse obligations (meaning that upon a default, the lender has recourse against the collateral pledged to secure the Company's obligations and against the Company itself), while the Company's permanent funding is obtained principally on a limited recourse basis (meaning that upon a default, the lender's primary recourse is against the pledged collateral and the lender has only a limited ability to recover directly from the Company). In the case of limited recourse funding, the Company retains some risk of loss because it shares in any losses incurred and/or it may forfeit the residual interest (if any) the Company has in the underlying financed assets should defaults occur.

     A substantial portion of the Company's debt represents permanent funding of equipment loans obtained on a limited recourse basis and is structured so that the cash flow from the underlying loans services the debt. Most of the Company's warehouse borrowings are used to temporarily fund the equipment loans and are repaid with the proceeds obtained from the permanent funding and cash flow from the underlying transactions.

     As a result of the rapid growth of the Company's equipment financing business, the amount of warehouse and permanent funding it requires has significantly increased. To meet its requirements for increased warehouse funding, the Company has expanded its warehouse facilities with banks, and has obtained warehouse facilities with investment banking firms the Company uses for its securitizations. To meet its requirement for increased permanent funding, the Company has enhanced its ability to fund equipment loans by utilizing both securitization techniques and whole loan sales. If suitable sources of both warehouse and permanent funding are not available in the future, the Company's growth will be constrained and it may be forced to use less attractive funding sources in order to ensure its liquidity.

     In addition to the interim and permanent funding referred to above, the Company's continued growth in loan originations and net financed receivables requires substantial amounts of external funding, primarily to fund the reserve account or overcollateralization requirements that are applied in connection with securitizations and sales of the Company's loans. These funds essentially provide the credit enhancement for the Company's leveraged investments in its loan portfolios, and typically are obtained through sales of debt or equity securities by the Company.

     As a result of these external funding requirements, in June 1994, the Company completed a $15.0 million private placement of Convertible Subordinated Notes. The agreement with respect to the Convertible Subordinated Notes contains, among other things, limitations on the Company's ability to pay dividends and to make certain other kinds of payments. That agreement also prohibits the Company from incurring additional indebtedness unless certain financial ratio tests are met. In August 1995, the Company completed a public offering of 2,875,000 shares of its common stock for which it received net proceeds of $29.0 million. In January 1996, holders of 615,605 of the Company's warrants and units, issued in February 1991, redeemed their warrants and units for shares of the Company's Common Stock at $12.00 or $12.60 per share by the final exercise date of January 26, 1996. As a result of the redemption, the Company received cash proceeds of $7.4 million.

     Although the Company believes that cash available from operations and financing activities will be sufficient to enable it to make required interest payments on the Notes and its other debt obligations and other required payments, there can be no assurance in this regard and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions. In such circumstances, the value of the Notes could be materially adversely affected.

     The Company's existing net financed receivables generate positive cash flows, however, as a result of the Company's continued strong growth in loan originations and net financed receivables and its securitization program, the Company's cash flow from operations is expected to continue to be negative. The Company's primary cash requirements include the funding of: (i) loan originations and purchases pending their securitization and sale; (ii) fees and expenses incurred in connection with the securitization of loans; (iii) reserve account or overcollateralization requirements in connection with the securitization and sale of the loans; (iv) ongoing administrative and other operating expenses; and (v) interest and principal payments under the Company's warehouse facilities and other indebtedness.

     The Company's primary sources of liquidity in the future are expected to be cash generated from net financed receivables, existing cash, fundings under its warehouse facilities, sales of loans through securitizations and other permanent fundings, the net proceeds from sales of the Notes and further issuances of debt or equity. The Company expects these sources to be sufficient to fund the Company's liquidity requirements for at least the next twelve months if the Company's future operations are consistent with management's current growth expectations. However, because the Company expects to continue to operate on a negative cash flow basis for the foreseeable future, it anticipates that it will need to complete debt or equity financings on a regular basis. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or as to the favorableness of the terms on which such sources may be available.

     Warehouse Facilities

     At November 30, 1996, the Company had available an aggregate of $276.5 million under various warehouse facilities of which it had borrowed an aggregate of $132.1 million. The Company's primary credit facility, pursuant to a revolving credit agreement with a syndicate of banks (the "Agreement"), provides for the borrowing of up to $116.5 million. Borrowings under this facility bear interest based on the Company's leverage ratio as defined in the Agreement at the Company's option of (i) from prime to prime plus 0.125% or (ii) from 1.50% up to 1.65% over the 30, 60 or 90-day LIBOR rate. Included in the Agreement is an $18.0 million sub-limit for borrowings secured by medical receivables loans originated by the Company. The Agreement is renewable annually at the bank syndicate's discretion. The Agreement also provides that if the banks elect not to renew the facility at the end of its stated term, loans then outstanding automatically convert to four-year amortizing term loans at slightly higher interest rates. The Agreement prohibits the Company from paying dividends other than dividends payable solely in shares of the Company's stock and limits borrowings to specified levels determined by ratios based on the Company's tangible net worth. As of September 30, 1996, the Company was in compliance with the financial covenants of the Agreement.

     In addition to the credit facility described above, the Company has a $100.0 million interim funding facility with an investment banking firm which was obtained in September 1996 to fund certain equipment loans which are to be securitized by the lender thereunder. Borrowings under this facility bear interest at a rate of 0.85% over the 30-day LIBOR rate.

     The Company also has three credit facilities for its medical receivables financing business. The first facility is a $50.0 million warehouse facility with an investment banking firm which was obtained in September 1996. The second facility is for $3.0 million with an interest rate of prime plus 2.00% and matures in March 1997. The third facility is for $7.0 million with an interest rate, at the Company's option, of either prime plus 1.00% or the 30-day LIBOR rate plus 2.25% and matures in December 1996.

     Permanent Funding Methods

     The Company has completed thirteen securitizations or other structured finance transactions for medical equipment financings totaling $825.6 million, including two public debt issues of $75.7 million and $90.0 million and eleven private placements of debt and whole loan sales totaling $660.0 million. In

January 1994, the Company filed a registration statement (Registration No. 33-74446) with the Commission to provide for the future issuance of securitized debt in a series of transactions pursuant to the Commission's "shelf" registration rule up to an aggregate of $350 million. The registration statement was declared effective by the Commission on June 23, 1994. The $75.7 and $90.0 million public debt issues were the two initial fundings under the $350 million shelf registration. In January 1996, the Company completed a $25.0 million private placement securitization of medical receivable loans with a domestic insurance company to fund its medical receivables financing business. The Company expects to continue to use securitization, on both a public and private basis, as its principal means to permanently fund its loans for the foreseeable future. If for any reason the Company were to become unable to access the securitization market to permanently fund its equipment loans, the consequences for the Company would be materially adverse.

     The Company's use of securitization significantly affects its need for warehouse facilities and its liquidity and capital requirements due to the amount of time required to assemble a portfolio of loans to be securitized. When using securitization, the Company is required to hold loans until a sufficient quantity, generally $50 to $100 million, is accumulated so as to attract investor interest and allow for a cost effective placement. This increases the Company's exposure to changes in interest rates and temporarily reduces its warehouse facility liquidity.

     Generally, the Company does not have binding commitments for permanent funding, either through securitization or whole loan sales. The Company has non-binding agreements with investment banking entities to fund future equipment loans through securitization. While the Company expects to be able to continue to obtain the permanent funding it requires for its equipment financing business, there can be no assurance that it will be able to do so. If, for any reason, any of these types of funding were unavailable in the amounts and on terms deemed reasonable by the Company, the Company's equipment financing activities would be adversely affected. The Company believes cash flows generated from operations and its warehouse facilities are sufficient to meet its near-term obligations.

     Hedging Strategy

     When the Company borrows funds through warehouse facilities, it is exposed to a certain degree of risk caused by interest rate fluctuations. Although the Company's equipment loans are structured and permanently funded on a fixed interest rate basis, it uses warehouse facilities until permanent funding is obtained. Because funds borrowed through warehouse facilities are obtained on a floating interest rate basis, the Company uses hedging techniques to protect its interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization or sale. The Company uses derivative financial instruments, such as forward rate agreements, Treasury locks, and interest rate swaps, caps and collars, to manage its interest rate risk. The derivatives are used to manage three components of this risk: interest sensitivity adjustments, hedging anticipated loan securitizations and sales, and interest rate spread protection. The Company's hedging techniques may not protect it from interest rate-related risks in all interest rate environments. See "Business -- Capital Resources and Transaction Funding -- Hedging Strategy."

     Income Tax Issues

     Historically, the Company has deferred a substantial portion of its federal and state income tax liability because of its ability to obtain depreciation deductions from transactions structured as fair market value leases. Over the past 18 months, the proportion of transactions originated by the Company structured as fair market value leases has declined, and the Company expects that trend will continue. In addition, the Company disposed of a portion of its equipment residual portfolio in the year ended June 30, 1994 and may continue to do so in future periods. As a result, the Company expects that in future periods its ability to defer its income tax liability will correspondingly decline. Additionally, the Company believes its effective tax rate will increase in future periods as a result of higher state tax rates in certain regions in which the Company conducts it business.

     Inflation

     The Company does not believe that inflation has had a material effect on its operating results during the past three years. There can be no assurance that the Company's business will not be affected by inflation in the future.

RECENT ACCOUNTING DEVELOPMENT

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125") which addresses the accounting for transfers of financial assets in which the transferor has some continuing involvement either with the assets transferred or with the transferee. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 requires that liabilities and derivatives incurred or obtained by the transferor as part of a transfer of financial assets be initially measured at fair value, if practicable. In addition, SFAS 125 requires that servicing assets and liabilities be subsequently measured by the amortization over their estimated life and assessment of asset impairment be based on such assets' fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is applied prospectively. The Company is currently evaluating the impact of SFAS 125 on its financial position and results of operations.

                                    BUSINESS

OVERVIEW

     DVI, Inc. is an independent specialty finance company that conducts a medical equipment finance business and a related medical receivables finance business. As of September 30, 1996, the Company's total assets and shareholder's equity were $526.1 million and $88.7 million, respectively.

     Medical Equipment Finance. The Company finances the acquisition of diagnostic imaging and other types of sophisticated medical equipment used by outpatient healthcare providers, medical imaging centers, groups of physicians, integrated healthcare delivery networks and hospitals. The Company's equipment finance business operates by (i) providing financing directly to end users of equipment; (ii) purchasing medical equipment loans and leases originated by Originators through the Wholesale Program; and (iii) more recently, providing finance programs for vendors of diagnostic and patient treatment devices. The Company's typical equipment loan has an initial principal balance ranging from $300,000 to $2.0 million. Virtually all of the Company's equipment loans are structured on a fixed interest rate basis such that the full cost of the equipment and all financing costs are repaid during the financing term, which typically is five years. Because most of the Company's equipment loans are structured as notes secured by equipment or direct financing leases with a bargain purchase option for the equipment user, the amount carried by the Company on its balance sheet for total residual interest in equipment is quite small ($5.3 million as of September 30, 1996). Total equipment financing loans originated in the Company's fiscal year ended June 30, 1996 were $316.8 million. Of this amount, approximately $218.5 million was provided by the Company directly to end users; $95.3 million was generated through the Wholesale Program; and $3.0 million was generated through various vendor finance programs.

     The Company has traditionally focused its financing activities on the outpatient diagnostic and treatment services sector of the healthcare industry, typically consisting of radiologists and other diagnostic service providers which were among the first in the healthcare industry to move away from the hospital setting toward outpatient treatment centers. The Company expects the range of services provided in an outpatient setting to expand and intends as part of its business strategy to focus on the equipment used and medical receivables generated as a result of that expansion.

     Relatively high cost MRI and CT equipment have been the principal equipment types acquired by the Company's customers and financed by the Company, and the Company expects it will continue to finance substantial amounts of these types of equipment as a result of its experience and expertise in the industry and because that market has been relatively underserved by traditional financing sources. More recently, the Company has targeted the growing and substantially more competitive lower cost diagnostic and patient treatment device market, where it is seeking to leverage its reputation for expertise in medical equipment financing and its ability to provide financing to a wide range of healthcare providers. To capitalize on the anticipated growth in this market, in its fiscal year ended June 30, 1995 the Company formed a sales and business unit dedicated to the financing of lower cost diagnostic and patient treatment devices.

     Medical Receivables Finance. The Company provides lines of credit to a wide variety of healthcare providers, many of which are also equipment finance customers. Substantially all of the lines of credit are collateralized by third party medical receivables due from Medicare, Medicaid, HMOs, PPOs and commercial insurance companies. The Company's medical receivables loans are structured as floating rate revolving lines of credit secured by all medical receivables generated by the borrowers, as well as other collateral. These lines of credit typically range in size from $300,000 to $5.0 million. While the Company's medical receivables finance business is newer and substantially smaller than its medical equipment finance business, the Company expects this business unit to grow as a result of its recent success in accessing the securitization markets and other sources of permanent funding. New commitments of credit for the medical receivables business for the year ended June 30, 1996 were $40.0 million, and medical receivables funded as of June 30, 1996 were $38.6 million.

     Medical receivables financing is readily available for many hospitals and for physicians seeking relatively small amounts of funding. However, for outpatient healthcare providers seeking funding in excess of approximately $500,000, the principal sources of financing generally are limited to specialty finance companies or factoring companies that purchase receivables at a discount. The Company believes the principal reasons for the lack of financing in these areas historically have been the uncertainty of the value of the receivables, the lack of permanent funding vehicles and the potential for fraud due to the difficulty of verifying the performance of healthcare services. More recently, interest in providing financing for this sector has increased as a result of improved understanding of the expected reimbursement levels for healthcare services and the availability of historical performance data on which to base credit decisions. The Company's strategy in medical receivables financing is to differentiate itself from many of its competitors by offering loans secured by medical receivables rather than factoring those receivables at a discount. The Company believes that loans secured by medical receivables are often more attractive to borrowers that generate high-quality medical receivables because those borrowers find the Company's financing has a lower cost than the cost to those borrowers of factoring their receivables. The Company makes loans in an amount approximately equal to 70% to 80% of the aggregate amount of the eligible receivables pledged by the borrower.

     Credit Underwriting. The Company believes the credit underwriting process that it uses when originating loans is effective in managing its risk. The process follows detailed procedures and benefits from the significant experience of the Company in evaluating the creditworthiness of potential borrowers. The Company also has been successful in restructuring those credits which do become delinquent. The Company's net charge-offs as a percentage of average net financed receivables were 0.15%, 0.15% and 0.34%, for the years ended June 30, 1994, 1995 and 1996, respectively, and total delinquencies as a percentage of managed net financed receivables for the same periods were 3.64%, 4.51% and 4.28%, respectively. The Company's historical levels of net charge-offs and delinquencies are not necessarily predictive of future results. Various factors, including changes in the way the Company's customers are paid for their services, other developments in the healthcare industry, and new technological developments affecting the resale value of equipment financed by the Company, could cause the Company's future net charge-offs and delinquency rates to be higher than those experienced historically.

     Capital Requirements. The Company's strong growth in loan originations and net financed receivables has required substantial amounts of external funding. The Company, through its operating subsidiaries, finances its equipment and medical receivables loans on an interim basis with secured credit facilities provided by banks and other financial institutions. These interim "warehouse" facilities are refinanced using asset securitizations, whole loan sales, and other structured finance techniques that permanently fund most of the Company's equipment loans and medical receivables loans. These permanent financings require additional capital to be invested by the Company to fund reserve accounts or to meet the overcollateralization required in the securitizations and sales of the Company's loans. The Company expects that most of the net proceeds from this Offering ultimately will be used to provide this additional capital required by the securitization process, thereby facilitating the Company's continued growth.

     Recent Growth. In recent years, the Company has grown substantially. Total equipment financing loans originated by the Company grew from $46.4 million in the year ended June 30, 1992 to $316.8 million in the year ended June 30, 1996. The Company's managed net financed receivables grew from $92.4 million as of June 30, 1992 to $642.3 million as of June 30, 1996. In the Company's medical receivables financing business, which was established in 1993, new commitments of credit in the year ended June 30, 1996 were $40.0 million compared with $23.9 million in the year ended June 30, 1995. Medical receivables funded at June 30, 1996 totaled $38.6 million, an increase of $16.1 million over the prior fiscal year-end.

BUSINESS STRATEGY

     The Company is seeking to continue its growth by expanding its existing share of the medical equipment financing markets (which historically have been and continue to be its largest, most important business segment) and by generating financing opportunities in other areas of the healthcare industry. The principal components of this strategy are as follows:

        - Generate additional business through existing customers and relationships with equipment manufacturers. The Company will continue to target the market for high cost medical equipment, where it enjoys relationships with a large number of users of sophisticated medical equipment. The Company also has a close working relationship with some of the largest manufacturers of diagnostic imaging equipment which it maintains by meeting those manufacturers' needs to arrange financing for the higher-cost equipment they sell to healthcare providers. The Company believes these relationships, together with its extensive expertise in the medical industry, can result in a continuing source of financing opportunities.

        - Expand medical receivables financing business. The Company intends to penetrate further the medical receivables financing market by generating financing opportunities among its existing equipment finance customer base, particularly those customers that are expanding to provide additional healthcare services. The Company's strategy in medical receivables financing is to differentiate itself from many of its competitors by offering loans secured by medical receivables rather than factoring those receivables at a discount.

        - Establish equipment financing relationships with manufacturers of lower cost diagnostic and patient treatment devices. The Company is seeking to use its reputation as a medical equipment financing specialist and its ability to finance a wide range of healthcare providers to establish a presence in the relatively more competitive market for financing lower-cost medical equipment. The Company intends to finance increased amounts of diagnostic and patient treatment devices such as ultrasound, nuclear medicine and X-ray equipment. As of September 30, 1996, the Company had established relationships with twelve manufacturers of these types of medical devices. For the year ended June 30, 1996, the Company's loan originations for that market were $3.0 million.

        - Originate medical equipment loans on a wholesale basis. The Company intends to continue its Wholesale Program, in which it originates medical equipment loans by purchasing them from Originators. The Company uses its expertise both in analyzing healthcare credits and utilizing securitization to service Originators that often need access to sources of permanent financing for the equipment loans they originate. During the year ended June 30, 1996, the Company purchased $95.3 million in medical equipment loans through the Wholesale Program.

        - Capitalize on international medical equipment financing needs. During the year ended June 30, 1996 the Company began establishing international operations in order to capitalize on growing overseas markets for sales of medical equipment and devices. The Company established a joint venture based in Singapore with a major manufacturer of medical equipment and a financial institution to service the medical equipment market in the Asia-Pacific region. The Company also has taken steps to establish overseas operations in Latin America and elsewhere. While the Company believes these international operations have significant potential, it expects that potential will be realized, if at all, over a period of several years rather than in the near term.

     DVI, Inc. conducts its business through two operating subsidiaries, DVI Financial Services and DVI Business Credit. The Company conducts securitizations through special purpose indirect wholly-owned subsidiaries. The Company also conducts other structured financings through limited purpose subsidiaries or through its operating subsidiaries. The borrowers under the Company's various warehouse credit facilities are DVI Financial Services or DVI Business Credit.

HEALTHCARE FINANCING INDUSTRY

     General. Managed healthcare and other initiatives have had a substantial impact on the structure of the healthcare industry in the United States. Many healthcare services formerly provided principally in hospitals are now delivered through outpatient healthcare providers. The Company expects that the movement away from hospital care will continue as long as outpatient healthcare providers can provide healthcare services at costs lower than hospitals. There is also an increasing trend toward the use of diagnostic, preventative and non-invasive procedures, many of which can be provided by outpatient healthcare providers. Payors such as Medicaid, Medicare and commercial insurance companies have placed an emphasis on these procedures in an attempt to achieve the cost savings often obtained in subsequent healthcare services following early detection.

     The healthcare industry also has been affected by recent changes in reimbursement procedures. In an attempt to control healthcare costs, many payors have moved away from fee for service based reimbursement, where a pre-determined fee was paid for each diagnostic or treatment procedure performed, toward capitation or population based reimbursement, where a pre-determined amount per patient is provided by the payor on an annual basis regardless of the amount or the types of services performed. These trends in the healthcare industry have generally placed pressure on the operating margins of all healthcare providers. In addition, the complex relationships that are evolving as a result of the reimbursement structure have made it increasingly difficult for traditional lenders to analyze the credit of healthcare providers, thereby limiting the funding sources available to the industry.

     Developments in computer based technology also have had a significant impact on the healthcare industry by advancing the capability of sophisticated medical equipment while at the same time lowering its cost. The increasing emphasis on diagnostic and early stage preventative treatment, coupled with these technological advances, have increased the usefulness of, and therefore the demand for, diagnostic equipment of many kinds, including MRI and CT equipment. At the same time, cost containment pressure appears to have increased the demand for relatively less expensive models of diagnostic and other equipment.

     Changes in the healthcare industry have led to consolidation among healthcare providers, including outpatient healthcare providers. The Company expects this trend to continue, however, the effect of this consolidation on the healthcare financing industry is uncertain. One result has been that many outpatient healthcare providers have diversified the services they provide by acquiring new equipment to better service their market and to facilitate their ability to negotiate with third party payors.

SALES AND MARKETING

     The Company generates most of its financing opportunities from two sources:
(i) healthcare providers with whom the Company's sales organization has relationships; and (ii) medical equipment manufacturers that use third parties to finance the sale of their products. Generally, medical equipment manufacturers refer customers to the Company for financing because they believe the Company has the ability to understand and measure the creditworthiness of the customer's business and provide the financing necessary for the completion of the equipment sale.

     The Company has established a close working relationship with major manufacturers of diagnostic imaging equipment by meeting their needs to arrange financing for the higher cost equipment they sell to healthcare providers. These manufacturers include Hitachi Medical Systems America, Philips Medical Systems and Toshiba America Medical Systems among others. The Company believes these relationships afford it a competitive advantage over other providers of medical equipment financing.

     The Company is seeking to expand its equipment finance business into the relatively more competitive patient diagnostic and treatment device market. The Company believes its experience and expertise in financing a wide range of healthcare providers and meeting the equipment financing needs of major manufacturers of diagnostic imaging equipment will help it build relationships with patient treatment device manufacturers. To establish relationships with patient treatment device manufacturers, the Company expects to train the manufacturers' sales personnel in the use of equipment financing as a sales tool and to provide equipment financing programs that make these device manufacturers more competitive. The Company believes the patient treatment device market is more diverse than the diagnostic imaging market because of the larger number of manufacturers and types of products and the greater price range of those products. The patient treatment device manufacturers targeted by the Company produce products with an average cost of between $75,000 and $300,000. For the year ended June 30, 1996, the loan originations for this business unit were $3.0 million.

     The Company also has a business unit dedicated to the Wholesale Program. The Company purchases equipment loans from Originators that generally do not have access to cost effective permanent funding for their loans. The Company initiated the Wholesale Program in June 1994 and during the years ended June 30, 1996 and 1995, the Company purchased an aggregate of $95.3 million of equipment loans from twelve Originators and $59.3 million from six Originators, respectively. The Company expects to continue this business at approximately current levels.

     In the medical receivables finance business, the lines of credit originated by the Company are secured by pledges of (i) specific receivables due the provider, (ii) the overall receivables portfolio of the healthcare provider, and
(iii) other forms of credit enhancement such as cash collateral, letters of credit and guarantees. The Company's medical receivable loan marketing specialists assist the Company's equipment loan sales force in originating medical receivables loans. While the growth and cross selling of the medical receivables financing business to the Company's existing client base has been restricted because of the lack of access to permanent funding, the Company has recently completed a $25 million securitization of medical receivables and has established a $50 million warehouse facility for medical receivables. The medical receivables loan business entails significant risks and capital requirements.

     The Company's sales and marketing organization consists of 25 healthcare finance specialists located in various parts of the United States. These individuals generally have a credit industry and/or medical equipment background. The Company generally locates sales personnel in geographic areas where they have knowledge of the local market. The Company believes that sales personnel who understand local economic and political trends are a valuable component of its credit underwriting process.

PROFILE OF EQUIPMENT FINANCED

     The following table sets forth certain information with respect to loan originations, including loan purchases by the Company for the years ended June 30, 1994, 1995 and 1996. Summations and differences of the numbers set forth below may not reconcile due to rounding.

                       LOANS ORIGINATED BY THE COMPANY(1)
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                               FOR THE YEAR ENDED JUNE 30,
                                               ------------------------------------------------------------
                                                      1994                 1995                 1996
                                               ------------------   ------------------   ------------------
                                                            PERCENT              PERCENT              PERCENT
                                                 AMOUNT      OF       AMOUNT      OF       AMOUNT      OF
                                               ORIGINATED   TOTAL   ORIGINATED   TOTAL   ORIGINATED   TOTAL
                                               ----------   -----   ----------   -----   ----------   -----
DIAGNOSTIC/TREATMENT EQUIPMENT(2)
Magnetic Resonance Imaging (MRI).............    $ 95.8      58.8%    $155.9      46.1%    $152.7      42.8%
Computerized Tomography (CT).................      11.6       7.1       20.7       6.1       21.2       5.9
Ultrasound...................................       2.7       1.7        9.7       2.9        4.0       1.1
Medical Devices..............................       2.4       1.5       15.3       4.5       42.9      12.0
Imaging Systems..............................       4.6       2.8       12.2       3.6       18.5       5.2
X-Ray........................................       1.7       1.0        2.3       0.7        1.9       0.5
Radiation Therapy............................       9.9       6.1       12.0       3.6        8.4       2.4
Other........................................      28.7      17.6       86.1      25.5       67.2      18.8
                                                 ------      ----     ------      ----     ------      ----
                                                  157.4                314.1                316.8
SECURED LINES OF CREDIT(3)
--------------------------
Lines of credit originated...................       5.6       3.4       23.9       7.1       40.0      11.2
                                                 ------     ------    ------     ------    ------     ------
  Total......................................    $163.0     100.0%    $338.0     100.0%    $356.8     100.0%
                                                 ======     ======    =======    ======    ======     ======

---------------
(1) In addition to medical equipment, when the Company provides financing for outpatient healthcare centers, it often finances other general types of equipment necessary to operate the center, including computers and telecommunication systems. Therefore, the categories in the table may include amounts provided to finance such equipment.

(2) Percentages are based on the original cost of equipment financed.

(3) Percentages are based on the total dollar volume of the amounts committed under the lines of credit which includes both funded and unfunded amounts.

     The following table sets forth certain information with respect to the geographic distribution of the Company's leases and notes outstanding as of September 30, 1996 based on the original equipment cost.

       GEOGRAPHIC DISTRIBUTION OF EQUIPMENT LOAN PORTFOLIO TOP 10 STATES
                                 (IN THOUSANDS)

                                                                                 PERCENTAGE OF
                                                                                TOTAL EQUIPMENT
    STATE                                                      EQUIPMENT COST   LOAN PORTFOLIO
    -----                                                      --------------   ---------------
    California...............................................     $148,754            18.3%
    New York.................................................      139,531            17.2
    Florida..................................................       79,388             9.8
    Texas....................................................       62,501             7.7
    New Jersey...............................................       52,169             6.4
    Pennsylvania.............................................       33,391             4.1
    Maryland.................................................       30,238             3.7
    Illinois.................................................       23,694             2.9
    Arizona..................................................       20,694             2.6
    Georgia..................................................       18,249             2.3

     The following table sets forth management's estimate of the approximate cost of new equipment financed by the Company.

                    COST ESTIMATE OF NEW EQUIPMENT FINANCED

    EQUIPMENT TYPE                                                         PRICE RANGE
    --------------                                                  -------------------------
    MRI...........................................................  $800,000  --   $1,800,000
    Radiation Therapy.............................................   600,000  --    1,300,000
    CT............................................................   250,000  --      800,000
    Medical Devices...............................................    10,000  --      500,000
    Imaging Systems...............................................   100,000  --      300,000
    Ultrasound....................................................    70,000  --      200,000
    X-Ray.........................................................    70,000  --      200,000

LOAN CHARACTERISTICS AND UNDERWRITING

     Equipment loans. The Company's typical equipment loan is secured by medical equipment and other collateral, is a five-year contract that is not prepayable and has an initial principal balance ranging from $300,000 to $2.0 million. In many of its equipment loans, the Company obtains liens on all of the borrower's assets and guarantees from equity owners and other affiliates of the borrowers. In a small number of instances the Company will obtain recourse to the manufacturers of the equipment. Where the borrower has multiple financings with the Company, the loans generally contain cross default provisions. The Company also takes a pledge of the stock of the corporate entities that own and operate the equipment.

     The Company's equipment loans are structured (i) on a "net" basis, requiring the obligor to pay for equipment maintenance and all other operating expenses, including taxes and insurance and (ii) to require the obligor to be responsible for compliance with all applicable laws and regulations with respect to the use and operation of the equipment. The terms of the Company's equipment loans range from 36 to 84 months. As of September 30, 1996 approximately 90% (as measured by equipment cost) of the Company's loan portfolio had an initial term of 72 months or less. The Company's policy is to structure its equipment loans so that the obligor pays for the full cost of the equipment and the financing during the financing term.

     Due to the relatively large size of the Company's typical equipment loan originations (which in the year ended June 30, 1996 averaged approximately $400,000), each loan is analyzed individually. The Company applies specific credit guidelines to each of its various customers, depending on their credit strength. Loans equal to or in excess of $750,000 generally require the approval of the Company's senior credit committee (the "Senior Credit Committee"), which consists of two members of the Credit Committee (defined below) and a designated member of the Company's Board of Directors. All loans equal to or in excess of $500,000 but less than $750,000 must be approved by the Company's credit committee (the "Credit Committee"), which consists of three designated senior credit officers. The Vice President of Credit of DVI Financial Services, together with the credit manager of the applicable subsidiary has the authority to approve all transactions in excess of $250,000 but less than $500,000. All other loans must be approved by the credit manager of the applicable subsidiary. To service the needs of its customers, equipment manufacturers and sales organizations, the Credit Committee and Senior Credit Committee generally meet at least weekly to review and make credit decisions on new loans.

     The credit underwriting process the Company uses to evaluate out-patient healthcare providers and other non-hospital borrowers enables it to prescribe specific working capital and net worth requirements and specify the amount and form of any credit enhancement and/or financial support (such as cash collateral, letter of credit, guarantees, fee subordinations or equipment manufacturer guarantees). When analyzing hospital credits, the credit analysis process is generally simpler and less time consuming than the process for analyzing outpatient and physician credits due to the financial strength of the borrower and the availability of audited financial statements.

     Wholesale Program. Under the Wholesale Program, the Company purchases loans that satisfy the same credit guidelines that it employs to originate equipment loans on a direct basis. The Company is not required to purchase all or any of such loans. The Company believes that following its credit guidelines helps minimize the Company's financial risk in connection with purchasing loans from Originators and helps ensure that the loans conform to the requirements of the Company's securitization programs. The Company selects Originators based on the type and cost of the medical equipment they finance, the business and credit history of Originators and the historical performance of the loans they have originated. The Company requires Originators to use loan documentation supplied by or acceptable to the Company and to furnish it the same general credit information the Company requires when it originates loans on a direct basis.

     The purchase price for wholesale loans is based on the present value of the remaining payments discounted at an agreed upon interest rate that is higher than the borrowing costs the Company expects to incur when it securitizes or otherwise permanently funds the purchased loans. Pending securitization or sale, the Company borrows under its warehouse facilities, which bear interest at variable rates, in order to purchase loans from Originators. Accordingly, the Company may be exposed to interest rate risk on purchases under the Wholesale Program to the extent interest rates increase between the time the purchases are initially funded and the time they are permanently funded. In addition, the Company services the loans it purchases under the Wholesale Program for the remaining terms of the contracts.

     Medical Receivables Loans. The Company's medical receivables financing business consists primarily of providing revolving lines of credit under which the Company makes full recourse loans to healthcare providers, many of which are equipment finance customers, that are secured by medical receivables and other collateral. The amounts of the credit facilities range from $300,000 to $5.0 million and are based upon the Company's evaluation of the net collectible amount of the healthcare providers' eligible receivables. After determining the amount of the credit facility, the providers' eligible receivables are reviewed on a quarterly basis to determine collectibility. These medical receivables generally have maturities ranging from 30 to 150 days and generally involve payors such as insurance plans, self insured companies and governmental programs. The Company does not lend against co-pay obligations, worker's compensation claims or receivables that are more than 90 days past due. Substantially all of the Company's medical receivable lines of credit have terms from 12 to 36 months. The medical receivable financing business entails significant risks and capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CREDIT EXPERIENCE

     The following table sets forth certain information with respect to the delinquencies for the Company's equipment loans for the periods indicated.

                           DELINQUENCY EXPERIENCE(1)

                                                                                                   AS OF
                                                        AS OF JUNE 30,                           SEPTEMBER
                                --------------------------------------------------------------      30,
                                   1992        1993         1994         1995         1996          1996
                                ----------  -----------  -----------  -----------  -----------  ------------
                                  $   %(2)    $    %(2)    $    %(2)    $    %(2)    $    %(2)    $     %(2)
                                ----- ----  ------ ----  ------ ----  ------ ----  ------ ----  ------  ----
                                                   (IN MILLIONS, EXCEPT FOR PERCENTAGES)
Managed net financed
  receivables..................  92.4  --    123.6  --    239.3  --    500.6  --    642.3  --    703.8   --
Delinquencies
  31 - 60 days.................   1.1 1.2      4.1 3.3      4.0 1.6     12.6 2.5     10.4 1.6      9.7  1.4
  61 - 90 days.................   2.6 2.8      2.1 1.7      0.2 0.1      3.1 0.6      3.6 0.6      5.2  0.7
  91 + days....................   0.3 0.3      3.9 3.2      4.5 1.9      6.9 1.4     13.5 2.1     13.2  1.9
                                 ---- ---    ----- ---    ----- ---    ----- ---    ----- ---    -----  ---
     Total delinquencies.......   4.0 4.3     10.1 8.2      8.7 3.6     22.6 4.5     27.5 4.3     28.1  4.0
                                 ==== ===    ===== ===    ===== ===    ===== ===    ===== ===    =====  ===

---------------
(1) Under the relevant agreements, the Company's obligors generally are considered in default if payment on a contract has not been received when due. Information presented does not include obligations that are overdue by less than 30 days.

(2) Delinquencies as a percentage of managed net financed receivables. Delinquencies reflect the entire outstanding balance on delinquent contracts.

     The Company expects all of the equipment it finances ultimately to be owned by the borrower. The Company's experience has been that in instances of delinquency, the market value of the equipment generally has been sufficient to allow for the restructuring of loans without any significant adjustments to the manner in which the Company records such loans. The Company has also exercised its right to bring in new management to operate centers that have defaulted on their loans.

     The following table sets forth information with respect to losses for the Company's equipment loans for the periods indicated.

                                LOSS EXPERIENCE

                                                                                         THREE MONTHS
                                             YEAR ENDED JUNE 30,                             ENDED
                          ----------------------------------------------------------     SEPTEMBER 30,
                           1992        1993         1994         1995         1996           1996
                          -------     -------     --------     --------     --------     -------------
                                             (IN THOUSANDS, EXCEPT FOR PERCENTAGES)
Net charge-offs.........  $    37     $    82     $    264     $    477     $  1,581       $      10
Average net financed
  receivables(1)........   78,489      94,233      176,410      319,831      460,550         478,785
Net charge-offs as
  percentage of average
  net financed
  receivables...........     0.05%       0.09%        0.15%        0.15%        0.34%           0.01%
Average managed net
  financed
  receivables(1)........  $78,489     $94,233     $176,410     $359,515     $573,959       $ 665,893
Net charge-offs as a
  percentage of average
  managed net financed
  receivables(2)........     0.05%       0.09%        0.15%        0.13%        0.28%           0.01%

---------------
(1) Approximates the arithmetic mean of quarter-end balances.

(2) Information presented on an annualized basis.

     The following table sets forth information with respect to reconciliation of allowance for losses for the Company's equipment loans for the periods indicated. On a monthly basis, the Company compiles information with respect to the current and anticipated performance of its loan portfolio. The Company analyzes this information regularly and makes an adjustment to the allowance at the end of each fiscal quarter.

                     RECONCILIATION OF ALLOWANCE FOR LOSSES

                                                                                         THREE MONTHS
                                                   YEAR ENDED JUNE 30,                       ENDED
                                   ---------------------------------------------------   SEPTEMBER 30,
                                    1992       1993       1994       1995       1996         1996
                                   -------   --------   --------   --------   --------   -------------
                                                          (DOLLARS IN THOUSANDS)
Beginning allowance..............  $   612   $  1,082   $  1,046   $  2,498   $  3,282     $   3,675
Provision for doubtful
  accounts.......................      507        248      1,716      1,261      1,974           143
Net charge-offs..................      (37)       (82)      (264)      (477)    (1,581)          (10)
Other(1).........................       --       (202)        --         --         --            --
                                   -------   --------   --------   --------   --------      --------
Ending allowance.................  $ 1,082   $  1,046   $  2,498   $  3,282   $  3,675     $   3,808
                                   =======   ========   ========   ========   ========      ========
Net financed receivables.........  $92,373   $123,628   $239,347   $405,815   $456,778     $ 478,520
Ending allowance as a percentage
  of net financed receivables....     1.17%      0.85%      1.04%      0.81%      0.80%         0.80%
                                   =======   ========   ========   ========   ========      ========

---------------
(1) Adjustments related primarily to discontinued operations.

The Company's historical levels of allowances and delinquencies are not necessarily predictive of future results. Various factors, including changes in the way the Company's customers are paid for their services, other developments in the healthcare industry, and new technological developments affecting the resale value of equipment financed by the Company, could cause the Company's future allowance and delinquency rates to be worse than those experienced historically.

CAPITAL RESOURCES AND TRANSACTION FUNDING

     The Company obtains initial funding for most of its equipment loans through "warehouse" facilities provided by banks and other financial institutions. Loans made under these facilities are repaid when the Company permanently funds its equipment loans through securitization or other limited recourse permanent funding programs, including loan sales. Typically, equipment loans are held for 30 to 180 days before they are permanently funded.

     The Company's need for capital in addition to the funding provided under its warehouse and permanent funding facilities is affected by two primary factors: (i) the level of credit enhancement required under its various warehouse and permanent funding facilities and (ii) the amount of loans held at any time by the Company that do not qualify as eligible collateral under those facilities. Because of the manner in which the Company accounts for its business operations it may require substantial amounts of capital even in periods when it reports positive earnings. This arises principally because there are timing differences between the Company's recognition for accounting purposes of various items of expense and income and its actual receipt of cash that cause the Company's cash flow at times of strong growth in loan originations to be lower than its reported earnings. The two most significant of these differences are
(x) the deferral of the Company's costs to originate each loan which are amortized for accounting purposes over the life of the loan, even though the costs are paid in cash at the time of the loan origination, and (y) the recognition of gain on the sale of a loan for accounting purposes at the time the sale is deemed to have occurred, even though in many transactions treated as sales of loans for accounting purposes, the cash is received over the same time period as the original amortization schedule of the loan. While these factors tend to reduce the Company's liquidity at times of strong growth in loan originations, conversely, if the Company's loan growth were to decline, these same factors would have the effect of improving the Company's cash flow from operations in the short term.

     Continuing Need for Capital. Each of the Company's warehouse facilities and permanent funding vehicles require the Company to provide equity or a form of recourse credit enhancement to the respective lenders or investors and generally do not permit the Company to fund general corporate requirements. Therefore, the actual liquidity or funds available to the Company to finance its growth are limited to the cash generated from net financed receivables and the available proceeds of equity or debt securities issued by DVI, Inc. At times of strong origination growth the Company's cash flows from operations are insufficient to fund these requirements. As a result, the Company's need to fund its high growth rates in loan originations necessitates substantial external funding to provide the equity or capital required as recourse credit enhancement with which to leverage borrowings. The Company has no binding commitments for the capital it expects it will continue to require, and its ability to obtain that capital in the future will be dependent on a number of factors including the condition of the capital markets and economic conditions generally.

     Warehouse Facilities. As of November 30, 1996, the Company had an aggregate maximum of $276.5 million potentially available under various warehouse facilities of which it had borrowed an aggregate of $132.1 million. These facilities are provided by a syndicate of banks that participate in a revolving credit arrangement and by investment banking firms that the Company uses for securitizations. The loans made under the bank warehouse facility (i) bear interest at floating rates; (ii) are full recourse obligations of the Company; and (iii) typically require the Company to advance an amount equal to approximately 95.0% of the cost of the equipment subject to the loans being made thereunder. Loans made under the bank warehouse facility typically are repaid with the proceeds of advances made under securitization warehouse facilities. Those advances in turn are typically repaid with proceeds from permanent fundings. Loans funded under securitization warehouse facilities cease to be eligible collateral if they are not funded within a specified period of time. The amount advanced under the securitization warehouse facilities generally is 90.0% of the discounted value of the pledged receivables. If the Company were unable to arrange continued access to acceptable warehouse financing, the Company would have to curtail its loan originations, which in turn would have a material adverse effect on the Company's financial condition and operations.

     Permanent Funding Program. Since 1991, the most important source of permanent funding for the Company has been securitization and other forms of structured finance. Securitization is a process in which a pool of equipment loans (in the Company's case, typically 100 to 150) is transferred to a special-purpose financing vehicle which issues notes to investors. Principal and interest on the notes issued to investors by the securitization subsidiary are paid from the cash flows produced by the loan pool, and the notes are secured by a pledge of the assets in the loan pool as well as by other collateral. In the securitizations sponsored by the Company, equipment loans funded through the securitizations must be credit enhanced to receive an investment grade credit rating. Credit enhancement can be provided in a number of ways, including cash collateral, letters of credit, a subordinated "tranche" of each individual transaction or an insurance policy. Typically, securitizations sponsored by the Company are enhanced through a combination of some or all of these methods. In the securitizations sponsored to date by the Company, the Company effectively has been required to furnish credit enhancement equal to the difference between
(i) the aggregate principal amount of the equipment loans originated by the Company and transferred to the Company's special purpose finance subsidiary and the related costs of consummating the securitization and (ii) the net proceeds received by the Company in such securitizations. The requirement to provide this credit enhancement reduces the Company's liquidity and requires it periodically to obtain additional capital. There can be no assurance that the Company will be able to obtain additional capital.

     For accounting purposes, the Company's securitizations are treated as either financings (on balance sheet transactions) or sales (off balance sheet transactions). An on balance sheet transaction is one in which the loans being securitized remain on the Company's balance sheet as an asset for their originally contracted term as a result of the consolidation of the assets and liabilities of the special purpose vehicle with the Company's for financial accounting purposes. An off balance sheet transaction removes the loans from the Company's balance sheet and results in the Company recognizing a gain on the sale of the underlying loans upon completion of the securitization.

     The Company continually seeks to improve the efficiency of its permanent funding techniques by reducing up-front costs and minimizing the cash requirements of the Company. The Company may consider alternative structures, including senior/subordinated tranches, and alternative forms of credit enhancement, such as letters of credit and surety bonds. The transaction expenses of each securitization and other forms of structured financing will depend on market conditions, costs of securitization and the availability of credit enhancement options to the Company. The Company expects to continue to use securitization and other forms of structured financing, on both a public and private basis, as its principal source of permanent funding for the foreseeable future.

     To be cost efficient, a securitization must cover a relatively large and diverse portfolio of equipment loans. One of the basic requirements of the credit rating agencies that rate the notes issued in securitizations relates to borrower concentration and requires that no single credit (borrower) may constitute a significant portion of the pool of equipment loans being securitized (in the Company's case, the limit is generally about 3%). Because of these concentration requirements the Company generally must accumulate in excess of $60 million in loans for each securitization. The credit rating agencies also have other concentration guidelines such as equipment type and the geographic location of the obligors. These requirements mean that not all of the equipment loans held in the Company's warehouse facilities at any point in time can be placed in one securitization.

     If for any reason the Company were to become unable to access the securitization market to permanently fund its equipment loans, the consequences for the Company would be materially adverse. The Company's ability to complete securitizations and other structured finance transactions depends upon a number of factors, including general conditions in the credit markets, the size and liquidity of the market for the types of receivable-backed securities issued or placed in securitizations sponsored by the Company and the overall financial performance of the Company's loan portfolio. The Company does not have binding commitments from financial institutions or investment banks to provide permanent funding for its equipment or medical receivables loans.

     Hedging Strategy. The Company's equipment loans are virtually all structured on a fixed interest rate basis. When the Company originates equipment loans, it bases its pricing in part on the "spread" it expects to achieve between the interest rate it charges its equipment loan customers and the effective interest cost it will pay when it permanently funds those loans. Increases in interest rates between the time the loans are originated and the time they are permanently funded could narrow, eliminate or even reverse the spread between the interest rate the Company realizes on its equipment loans and the interest rate that the Company pays under its warehouse facilities or under a permanent funding program. In an attempt to protect itself against that risk, the Company uses a hedging strategy. The Company uses derivative financial instruments, such as forward rate agreements, Treasury locks, and interest rate swaps, caps and collars, to manage its interest rate risk. The derivatives are used to manage three components of this interest rate risk: interest sensitivity adjustments, pricing of anticipated loan securitizations and sales, and interest rate spread protection. The Company seeks to manage the credit risk of possible counterparty default in these derivative transactions by dealing exclusively with counterparties with investment grade ratings.

     Forward rate agreements are for interest sensitivity adjustments in conjunction with cash market activities and are used to extend the repricing period of short-term floating rate warehouse facilities. Treasury locks and collars are used to hedge the interest rate risk on anticipated loan securitizations and sales. Treasury lock and collar transactions lock in specific rates and a narrow range of rates, respectively, of Treasury notes having maturities comparable to the average life of the anticipated securitizations and sales. Interest rate swaps and caps are used for interest rate spread protection to protect from rising interest rates in certain loan sale facilities where the cash flows from the loans sold are fixed rate but the borrowing costs are variable rate.

     There can be no assurance that the Company's hedging strategy or techniques will be effective, that the profitability of the Company will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate loans. In certain circumstances, the Company for a variety of reasons may retain for an indefinite period certain of the equipment loans it originates. In such cases, the Company's interest rate exposure may continue for a longer period of time than the Company otherwise considers desirable.

     Medical Receivable Financing. The Company funds its medical receivable financing business through various sources. The Company's principal bank revolving credit agreement permits up to $18 million to be used to warehouse medical receivables loans. Warehouse facilities totaling $10 million are available from two other banks. In addition, in September 1996 the Company obtained a $50 million warehouse facility from an investment banking firm. In January 1996 the Company completed a $25 million private placement securitization of loans. This was placed with a domestic insurance company and matures in four years.

     While the medical receivable financing business shares certain characteristics, including an overlapping customer base, with the Company's medical equipment financing business, there are many differences, including unique risks. Healthcare providers could overstate the quality and characteristics of their medical receivables, which the Company analyzes in determining the amount of the line of credit to be secured by such receivables. After the Company has established or funded a line of credit, the healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect the Company's ability to monitor the quality and/or performance of the related medical receivables. In addition, there are substantial technical legal issues associated with creating and maintaining perfected security interests in medical receivables. Payors may attempt to offset their payments to the Company against debts owed to the payors by the healthcare providers. The Company may have a conflict of interest when the Company acts as servicer for an equipment-based securitization and originates medical receivables loans to borrowers whose previous equipment loans have been securitized. The Company's efforts to develop suitable sources of funding for its medical receivable financing business through securitization or other structured finance transactions may be constrained or hindered due to the fact that the use of structured finance transactions to fund medical receivables is a relatively new process.

     Credit Risk. Loans to outpatient healthcare providers, which constitute a substantial portion of the Company's customers, often require a high degree of credit analysis. Although the Company seeks to mitigate its risk of default and credit losses through its underwriting practices and loan servicing procedures and through the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund the Company's equipment and other loans assume some or all of the risk of default by the Company's customers), the Company remains exposed to potential losses resulting from a default by an obligor. Obligors' defaults could cause the Company to make payments to the extent the Company is obligated to do so and in the case of its permanent equipment and other funding arrangements to the extent of the Company's remaining credit enhancement position; could result in the loss of the cash or other collateral pledged as credit enhancement under its permanent equipment and other funding arrangements; or could require the Company to forfeit any residual interest it may have retained in the underlying equipment. During the period after the Company initially funds an equipment or other loan and prior to the time it funds the loan on a permanent basis, the Company is exposed to full recourse liability in the event of default by the obligor. In addition, under the terms of securitizations and other types of structured finance transactions, the Company generally is required to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by the Company, even in transactions otherwise designated as non-recourse or limited recourse.

     Defaults by the Company's customers also could adversely affect the Company's ability to obtain additional financing in the future, including its ability to use securitization or other forms of structured finance. The sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by the Company in deciding whether and on what terms to make new loans. In addition, the credit rating agencies and insurers that are often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by the Company and whether and on what terms to insure such securities. To date, all of the Company's medical receivable loans (as opposed to its equipment loans) have been funded on a full recourse basis whereby the Company is fully liable for any losses that are incurred.

     Under the Company's Wholesale Program, the Company purchases equipment loans from Originators that generally do not have direct access to the securitization market as a source of permanent funding for their loans. The Company does not work directly with the borrowers at the origination of these equipment loans and therefore is not directly involved in structuring the credits, however the Company independently verifies credit information supplied by the Originator. Accordingly, the Company faces a somewhat higher degree of risk when it acquires loans under the Wholesale Program. During the year ended June 30, 1996 and the three month period ended September 30, 1996, loans purchased under the Wholesale Program constituted 29.5% and 34.0%, respectively, of the total loans originated during the period. There can be no assurance that the Company will be able to grow this business successfully or avoid the credit risks related to wholesale loan origination.

COMPETITION

     The financing of sophisticated medical equipment is highly competitive. The Company competes with equipment manufacturers that sell and finance their own products, leasing subsidiaries of national and regional commercial banks and other leasing and financing companies. Many of the Company's competitors have significantly greater financial and marketing resources than the Company. In addition, the levels of competition in the lower-cost diagnostic and patient treatment device market and medical receivable financing market, are greater than the levels of competition historically experienced by the Company in the higher cost medical equipment market. There can be no assurance that the Company will be able to compete successfully in any or all of its targeted markets.

GOVERNMENT REGULATION

     Although most states do not regulate the equipment financing business, certain states do require licensing of lenders and financiers, limitations on interest rates and other charges, adequate disclosure of certain contract terms and limitations on certain collection practices and creditor remedies. In addition, the operation of certain types of diagnostic imaging and patient treatment equipment is regulated by federal, state and/or local authorities. For example, a shared service provider or healthcare provider using equipment financed by the Company may be required to obtain and maintain approvals from governmental authorities in order to service other healthcare providers with whom it has entered into service agreements. Failure by the Company's customers to comply with these requirements could adversely affect their ability to meet their obligations to the Company. The ability of the Company's equipment financing customers to satisfy their obligations to the Company could also be adversely affected by changes in regulations which limit or prohibit the referral of patients by physicians who have invested in healthcare facilities financed by the Company.

                                   MANAGEMENT

     The Directors and executive officers of the Company are:

NAME                                 AGE     POSITION
----                                 ---     --------
Michael A. O'Hanlon................  50      Director, President and Chief Executive Officer
Steven R. Garfinkel................  53      Executive Vice President and Chief Financial
                                             Officer
Richard E. Miller..................  45      Executive Vice President
Anthony J. Turek...................  53      Executive Vice President and Chief Credit Officer
John P. Boyle......................  47      Vice President and Chief Accounting Officer
Melvin C. Breaux...................  56      Vice President, Secretary and General Counsel
Cynthia J. Cohn....................  37      Vice President
Dominic A. Guglielmi...............  45      Vice President
Alan J. Velotta....................  49      Vice President
Gerald L. Cohn.....................  68      Director
John E. McHugh.....................  67      Director
Nathan Shapiro.....................  60      Director
William S. Goldberg................  38      Director
Harry T.J. Roberts.................  62      Director

     Michael A. O'Hanlon is the Company's president and chief executive officer and has served as such since November 1995. Mr. O'Hanlon was president and chief operating officer from September 1994 to November 1995. Previously, Mr. O'Hanlon served as executive vice president of the Company since joining the Company in March 1993. Mr. O'Hanlon also serves on the executive committee of the Company. Prior to joining the Company, Mr. O'Hanlon served as president and chief executive officer of Concord Leasing, Inc. ("Concord Leasing") for nine years. Concord Leasing provides medical, aircraft, shipping, and industrial equipment financing. U.S. Concord, Inc., a subsidiary, provides equipment financing for the medical imaging industry. Previously, Mr. O'Hanlon was a senior executive with Pitney Bowes Credit Corporation. Mr. O'Hanlon received his Master of Science degree from the University of Connecticut, and his Bachelor of Business Administration from the Philadelphia College of Textiles and Science. Mr. O'Hanlon became a director of the Company in November 1993.

     Steven R. Garfinkel is an executive vice president of the Company and its chief financial officer. Mr. Garfinkel also serves on the executive committee of the Company. Mr. Garfinkel joined the Company in September 1995. His responsibilities include corporate finance, loan funding, balance sheet management, accounting and financial reporting, internal control and financial planning. Mr. Garfinkel has extensive experience in developing and managing corporate finance relationships, money market funding, derivative hedging, financial planning and management information systems. Before joining the Company, Mr. Garfinkel spent his twenty-nine year career with two large bank holding companies: CoreStates Financial Corp and First Pennsylvania Corporation. For twenty years he was either controller or treasurer of those organizations. Mr. Garfinkel received his Master of Business Administration degree from Drexel University, and his Bachelor of Arts degree from Temple University.

     Richard E. Miller is an executive vice president of the Company who joined the Company in April 1994. Mr. Miller is president of DVI Financial Services Inc. Mr. Miller also serves on the executive committee of the Company. His primary responsibility is to manage the Company's sales organization of financing specialists that interface directly with the Company's customers. Before joining the Company, he served for six years as vice president sales for Toshiba America Medical Systems, a major distributor of medical imaging equipment. Previously, Mr. Miller was national sales manager for Thomsen CGR, a French manufacturer of medical imaging equipment, which was acquired by General Electric Medical Systems. He also previously served in sales management with General Electric Medical Systems. Mr. Miller has a Bachelor of Arts degree from Eastern University.

     Anthony J. Turek is an executive vice president and the chief credit officer of the Company. Mr. Turek has served in that capacity since March 1988. Mr. Turek also serves on the executive committee of the Company. Prior to joining the Company, Mr. Turek was vice president, Commercial Banking at Continental Illinois National Bank ("CINB") in Chicago from 1968 to 1988. For the five years prior to joining the Company, Mr. Turek managed the equipment leasing and transportation divisions of CINB. Prior responsibilities included management positions in the special industries, metropolitan and national divisions of CINB. Before his employment with CINB, Mr. Turek was a trust officer with Bank of America. Mr. Turek received his Bachelor of Science degree from Iowa State University and his Master of Science degree from the University of Missouri.

     John P. Boyle is a vice president and chief accounting officer of the Company. Mr. Boyle joined the Company in January 1995. His primary responsibility is managing the Company's accounting, tax and financial reporting functions. Before joining the Company, Mr. Boyle spent seventeen years of his professional career in senior finance and accounting positions with financial services organizations. He spent the initial five years of his career with Peat Marwick Mitchell & Co. in Philadelphia. Mr. Boyle is a General Securities Principal and a CPA with almost twenty years of experience in the financial services industry. Beyond his accounting background, he has extensive experience in credit and corporate finance matters. Mr. Boyle holds a Bachelor of Arts degree from Temple University.

     Melvin C. Breaux is general counsel, secretary and a vice president of the Company and is general counsel and a vice president of DVI Financial Services. Prior to joining the Company in July 1995, Mr. Breaux was a partner in the Philadelphia, PA law firm of Drinker Biddle & Reath. As a member of that firm's banking and finance department, he specialized in secured and unsecured commercial lending transactions, a wide variety of other financing transactions, and the general practice of business law. Mr. Breaux received a Bachelor of Arts degree from Temple University and a Juris Doctor degree from the University of Pennsylvania School of Law.

     Cynthia J. Cohn has been a vice president of the Company since October 1988 and executive vice president of DVI Business Credit since January 1994. She is responsible for all sales and marketing functions of DVI Business Credit. Ms. Cohn has been employed by the Company in a sales and management capacity since July 1986. Ms. Cohn also handles certain shareholder relation functions for the Company. She served as an assistant vice president from July 1987 to October 1988. Prior to joining the Company, Ms. Cohn served as research coordinator for Cantor, Fitzgerald Co., Inc., a stock brokerage firm, from February 1983 to July 1986, where she was responsible for development and coordination of that firm's research product for both institutional and retail clientele. She holds a Bachelor of Arts degree from Ithaca College. Ms. Cohn is the daughter of Gerald
L. Cohn, a director of the Company.

     Dominic A. Guglielmi is a vice president of the Company and the group managing director of DVI Financial Services Inc., and has served as such since the acquisition of Medical Equipment Finance Corp. by the Company in January 1993. Prior to joining the Company, Mr. Guglielmi served as the president of the Healthcare Division of U.S. Concord, Inc. for five years where he was responsible for sales, marketing, documentation, credit/collections, financial budgeting and all aspects of strategic planning. Previously, Mr. Guglielmi held management positions with General Electric Credit Corporation and Pitney Bowes Credit Corporation. Mr. Guglielmi holds a Bachelor of Arts degree from LaSalle University.

     Alan J. Velotta is a group managing director of DVI Capital. Mr. Velotta joined the Company in April 1994. His primary responsibility is to manage the unit that originates medical equipment loans on a wholesale basis. Prior to joining the Company, he served as vice president -- operations for Picker Financial Group, the captive leasing company of Picker International. Previously, Mr. Velotta was vice president/central division manager for Chrysler Capital Corporation.

     Gerald L. Cohn is a Director of the Company and has served in that capacity since 1986/ Mr. Cohn is a private investor. Mr. Cohn presently serves as a director of Niagara Steel Corporation, Diametrics Medical Corporation and SMT Healthcare Company. In addition to his responsibilities as a Director, Mr. Cohn also acts as a consultant to the company and serves on the Company's senior credit committee. Mr. Cohn is the father of Cynthia J. Cohn, a Company Vice President.

     John E. McHugh is a Director of the Company and has served in that capacity since 1990. Mr. McHugh was formerly the President of, and now serves in a marketing and public relations capacity with, James McHugh Construction Company, a firm he has been associated with since 1954.

     Nathan Shapiro is a Director of the Company and has served in that capacity since 1995. Mr. Shapiro is a founder and President of SF Investments, Inc., a registered broker/dealer in business since 1972. Since 1979 he has been a director of Baldwin & Lyons, Inc., a publicly traded property and casualty insurance company. Mr. Shapiro is also the Chairman of the Investment Committee. He is a trustee for CT&T Funds, a family of mutual funds sponsored by Chicago Title and Trust Company. Mr. Shapiro is also a director of Amli Realty Co.

     William S. Goldberg is a Director of the Company and has served in that capacity since 1995. Mr. Goldberg is currently Managing Director of GKH Partners, L.P., a private equity investment and venture capital partnership with which he has been involved since 1988. Mr. Goldberg is current or former director and/or executive officer of several public and privately owned companies controlled by GKH Partners, L.P.

     Harry T.J. Roberts is a Director of the Company and has served in that capacity since 1996. In addition to his responsibilities as a Director, Mr. Roberts also acts as a consultant to the Company. Mr. Roberts is President of Nakebro, Boston, a privately owned property group and since 1995 has been a director of Calmar Inc., Los Angeles, the largest manufacturer of non-aerosol plastic dispensing systems in the world. Prior to these posts, Mr. Roberts held senior positions in international banking for thirty-five years. Since 1978 he has worked in the United States as General Manager of Midland International Bank, London and Svenska Handelsbanken, Stockholm. Mr. Roberts is a Fellow of the Chartered Institute of Bankers.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, supersedes the description of the general terms of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is made.

     The Notes will be issued under an Indenture dated as of January   , 1997
(the "Indenture"), between the Company and First Trust National Association, trustee (the "Trustee"). The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the Indenture and in the following summary are set forth below under "-- Certain Definitions" and under "Description of Debt Securities -- Certain Definitions" in the accompanying Prospectus.

GENERAL

     The Notes will mature on January   , 2004, will be limited to $100 million
aggregate principal amount and will be senior unsecured obligations of the Company. Each Note will bear interest at the rate set forth on the cover page
hereof from January   , 1997 or from the most recent interest payment date to
which interest has been paid or duly provided for, payable semiannually on July
and January in each year, commencing July   , 1997, until the principal thereof
is paid or duly provided for, to the person in whose name the Note (or any
predecessor Note) is registered at the close of business on the July   ,      or
January   ,      next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located at 100 Wall Street, New York, New York); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     As of the Closing Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries, other than DVI Business Credit and DVI Financial Services, as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

     The Notes will not be entitled to the benefits of a sinking fund.

INTERCOMPANY NOTE

     In consideration of the loan of the proceeds of the Offering, DVI Financial Services will issue a promissory note (the "Intercompany Note") in the amount of $100.0 million to DVI, Inc. The Intercompany Note will (i) provide for interest payments in the same amounts and at the same time as the Notes, (ii) mature at the same time as the Notes (iii) rank pari passu with other senior indebtedness of DVI Financial Services and (iv) contain cross-acceleration provisions and other events of default similar to the terms of the Notes.

RANKING

     The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other existing and future senior obligations of the Company. The Notes will also be structurally subordinated to all existing and future liabilities of the Company's Subsidiaries. As of September 30, 1996, on a pro forma basis after giving effect to this offering and the use of the net proceeds therefrom, consolidated debt (including borrowings under warehouse facilities) of the Company would have been approximately $402.4 million (including $100.0 million of the Notes offered hereby), of which $100.0 million would have been senior unsecured debt of the Company, $13.2 million would have been subordinated debt of the Company and $289.2 million would have been debt of the Company's Subsidiaries (not including the obligation of DVI Financial Services under the Intercompany Note), and the total amount of outstanding liabilities of the Company's Subsidiaries (not including the obligations of DVI Financial Services under the Intercompany Note) would have been $330.6 million. Substantially all of the debt of the Company's Subsidiaries is secured debt. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Debt in the future.

REDEMPTION

     The Notes will be redeemable at the election of the Company, as a whole or
from time to time in part, at any time on or after January   , 2002, on not less
than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period
beginning on January   of the years indicated below (subject to the right of
holders of record on the relevant record date to receive interest due on an interest payment date):

                                                                    REDEMPTION
                YEAR                                                  PRICE
                ----                                                ----------
                2002..............................................         %
                2003..............................................

and thereafter at 100% of the principal amount, together with accrued interest, if any, to the redemption date.

     If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds.

CERTAIN DEFINITIONS

     "Acquired Debt" means Debt of a person (a) existing at the time such person is merged with or into the Company or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such person.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a "transfer") by the Company or a Restricted Subsidiary, directly or indirectly, in one or a series of related transactions, to any person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries representing a division or line of business, (c) any other properties or assets of the Company or any Restricted Subsidiary, other than transactions in the ordinary course of business or (d) any Excess Spread Receivables. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets", (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (iii) to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant, or (iv) the gross proceeds of which do not exceed $1 million for any particular item. For purposes of this definition, the term "ordinary course of business" shall include, without limitation, (x) dispositions of collateral acquired by the Company through foreclosure or otherwise and (y) dispositions of Receivables through securitization, whole loan sale or other similar transactions.

     "Average Life" means, as of the date of determination with respect to any Debt or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Debt or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

     "Capital Stock" of any person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such person's equity interest (however designated).

     "Capitalized Lease Obligation" means, with respect to any person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

     "Change of Control" means the occurrence of any of the following events:

          (a) any person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Company;

          (b) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

          (c) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and
(e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income could be paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise.

     "Consolidated Leverage Ratio" means, at any date of determination, the ratio of (i) the aggregate amount of all Debt of the Company and its Restricted Subsidiaries at such date on a consolidated basis, excluding (A) Permitted Warehouse Debt and (B) Hedging Obligations permitted to be incurred pursuant to clause (v) of the covenant described under "-- Limitation on Debt" to (ii) the Consolidated Net Worth of the Company at such date.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, and less, to the extent included in calculating such stockholder's equity of the Company and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (a) every obligation of such person for money borrowed, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (d) every obligation of such person issued or assumed as the deferred purchase price of property or services, (e) Capital Lease Obligations, (f) all Disqualified Stock of such person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such person under or in respect of Hedging Obligations, and (h) every obligation (to the extent guaranteed by such person) of the type referred to in clauses (a) through (g) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person shall not be treated as Debt for purposes of this definition. Furthermore, any securities issued in a securitization by a special purpose owner trust or other entity formed by or on behalf of a person and to which Receivables have been sold or otherwise transferred by or on behalf of such person or its Subsidiaries shall not be treated as Debt of such person or its Subsidiaries for purposes of this definition, regardless of whether such securities are treated as indebtedness for tax or accounting purposes; provided, however, that any guarantee by the Company or a Restricted Subsidiary (other than such special purpose owner trust or other entity) of indebtedness arising in connection with such securitization shall be treated as Debt for purposes of this definition.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (other than by ownership of securities issued by the Company).

     "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the holder thereof at any time prior to such final Stated

Maturity or (iii) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Excess Spread" means, over the life of a "pool" of Receivables that have been sold by the Company or a Restricted Subsidiary to a trust or other person in a securitization or sale, the rights retained by the Company or its Restricted Subsidiaries at or subsequent to the closing of such securitization or sale with respect to such "pool", including any rights to receive cash flows attributable to such pool and any servicing rights retained.

     "Excess Spread Receivables" of the Company or a Restricted Subsidiary means the right to Excess Spread capitalized on the Company's consolidated balance sheet (the amount of which will be the present value of the Excess Spread, calculated in accordance with GAAP).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, the payment of amounts drawn down under letters of credit. For purposes of this definition, the following actions, taken by any person in connection with a disposition or permanent funding of Receivables through a securitization, whole loan sale or other similar transaction, will not constitute a guarantee by that person: (i) the furnishing of collateral or credit enhancement, whether in the form of cash, marketable securities, Excess Spread Receivables or otherwise; (ii) the acquisition and ownership of a subordinated or junior class of equity or debt securities issued in a securitization; or (iii) the provision of customary representations and warranties regarding the documentation of and credit underwriting practices followed with respect to, the Receivables being disposed of or funded.

     "Hedging Obligations" means the obligations of any person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or the value of foreign currencies.

     "Investment" means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, or the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any person or making of any investment in any person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the transfer of any assets or properties from the Company or a Restricted Subsidiary to any Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption, purchase or otherwise.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Debt where payment of such Debt is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Permitted Investments" means any of the following:

          (a) Investments in (i) securities with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) certificates of deposit, acceptances or other obligations with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500 million; and (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services;

          (b) the application, directly or indirectly of up to $5 million of the net proceeds from the sale of the Notes to an Investment in a Permitted Joint Venture which is primarily engaged in the business of originating, purchasing, brokering and marketing, pooling, selling, securitizing and servicing medical equipment loan receivables or medical receivables in Latin America;

          (c) Investments by the Company or any Restricted Subsidiary in another person, if as a result of such Investment (i) such other person becomes a Restricted Subsidiary or (ii) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

          (d) Investments by the Company or any of the Restricted Subsidiaries in any of the other of them;

          (e) Investments in Receivables or assets owned or used in the ordinary course of business;

          (f) Investments in existence on the Closing Date and any renewals, extensions, substitutions, refinancing or replacements or any such Investment to the extent they do not require an increase in the amount of such Investment;

          (g) promissory notes received as a result of Asset Sales permitted under the "Limitations on Certain Asset Sales" covenant;

          (h) Excess Spread Receivables arising from the securitization or sale of Receivables by the Company or any of its Restricted Subsidiaries;

          (i) Investments comprised of promissory notes, stock, obligations or securities received in the ordinary course of business in settlement of debts owing to the Company or any of its Restricted Subsidiaries, or on sales of assets acquired through foreclosure or similar transactions;

          (j) other Investments in Permitted Joint Ventures that do not exceed $20 million at any time outstanding; and

          (k) Loans or other extensions of credit from the Company or a Restricted Subsidiary to a Permitted Joint Venture for the purpose of providing liquidity to such Permitted Joint Venture to allow it to originate or acquire Receivables in the ordinary course; provided that the Company or the Restricted Subsidiary has effective operational control of such Permitted Joint Venture.

     "Permitted Joint Ventures" means any joint venture between the Company or one of its Restricted Subsidiaries and any other person which is primarily engaged in the business of originating, purchasing, brokering and marketing, pooling, selling, securitizing or servicing medical equipment loan receivables or medical receivables.

     "Permitted Warehouse Debt" means all Warehouse Debt outstanding from time to time; provided, however, that (i) the Warehouse Debt will be deemed to be Permitted Warehouse Debt only to the extent that the assets to which such Warehouse Debt relates are expected by the Company to be permanently funded through a securitization or sale transaction and (ii) such Warehouse Debt will be deemed to be Permitted Warehouse Debt only to the extent of the realizable value of the Receivables to which such Warehouse Debt relates and that were not originated or acquired by the Company more than 364 days prior to the date of determination (such realizable value to be determined in good faith by the Board of Directors of the Company) if that value is less than the amount of the Warehouse Debt.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock, whether now outstanding or issued after the initial issuance of the Notes, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

     "Qualified Stock" of any person means any and all Capital Stock of such person, other than Disqualified Stock.

     "Receivables" means consumer and commercial loans, leases and receivables purchased or originated by the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that, for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary of the Company that together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Restricted Subsidiaries or (b) as of the end of such fiscal year, was the owner of more than 10% of the total finance and other income of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired since the end of such fiscal year and would have been a Significant Subsidiary if it had been owned during such fiscal year.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable.

     "Subordinated Debt" means Debt of the Company that is subordinated in right of payment to the Notes.

     "Subsidiary" means any person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

     "Warehouse Debt" means Debt incurred by the Company or a Restricted Subsidiary under a Warehouse Facility. Warehouse Debt under any Warehouse Facility shall be deemed to equal the principal amount of such Debt or, if less, the book value of the Receivables pledged under such Warehouse Facility to secure such Warehouse Debt.

     "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser a principal purpose of which is to finance the purchase or origination of Receivables by the Company or one or more of its Restricted Subsidiaries for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including purchase and sale facilities pursuant to which the Company or a Restricted Subsidiary sells Receivables to a financial institution and retains a right of first refusal upon the subsequent resale of such Receivables by such financial institution.

CERTAIN COVENANTS

     Limitation on Debt. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Debt (including Acquired Debt and the issuance of Disqualified Stock), except that the Company may incur Debt or issue Disqualified Stock if, on the date of such incurrence or issuance and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

     On a pro-forma basis after giving effect to this offering and the use of the net proceeds therefrom, the Company's Consolidated Leverage Ratio at September 30, 1996 would have been 1.9: 1.

     Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Debt ("Permitted Debt"):

          (i) Permitted Warehouse Debt of the Company or any Restricted Subsidiary;

          (ii) Debt of the Company or any Restricted Subsidiary outstanding on the Closing Date;

          (iii) Debt owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or any other Restricted Subsidiary (provided that such Debt is held by the Company or such Restricted Subsidiary);

          (iv) Debt represented by the Notes and any guarantees thereof by Restricted Subsidiaries;

          (v) Debt of the Company or any Restricted Subsidiary in respect of Hedging Obligations incurred in the ordinary course of business;

          (vi) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Debt under purchase money mortgages or secured by purchase money security interests so long as (x) such Debt is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Debt is created within 60 days of the acquisition of the related property; provided that the aggregate amount of Debt under clauses (A) and (B) does not exceed in the aggregate $5 million at any one time outstanding;

          (vii) Debt of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

          (viii) Acquired Debt of a person, other than Debt incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or the acquisition of assets from such person, as the case may be, provided that the Company on a pro forma basis could incur $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant;

          (ix) Debt of the Company, not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $20 million at any one time outstanding;

          (x) Debt incurred under one or more working capital facilities in an aggregate principal amount not to exceed $10 million at any one time outstanding;

          (xi) Debt of the Company or any Restricted Subsidiary, which Debt is in the form of a guarantee and is incurred in connection with a securitization or sale of Receivables; provided, that the Company has concluded (as determined in good faith by the Board of Directors of the Company) that the incurrence of such Debt is necessary to obtain an investment grade rating for other Debt issued in connection with such securitization or sale of Receivables; and

          (xii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Debt, other than Debt incurred pursuant to clause (i), (vi),
     (ix), (x) or (xi) of this definition, including any successive refinancings thereof, so long as (A) any such new Debt is in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of the expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Debt, such new Debt is made subordinate to the Notes at least to the same extent as the Debt being refinanced and (C) such refinancing Debt does not have an Average Life less than the Average Life of the Debt being refinanced and does not have a final scheduled maturity earlier than the final scheduled maturity, or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder, of the Debt being refinanced.

     Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Qualified Equity Interests and other than dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary);

          (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Restricted Subsidiary, or any options, warrants or other rights to acquire such shares of Capital Stock (other than any such Capital Stock owned by the Company or any of its Restricted Subsidiaries);

          (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt; and

          (d) make any Investment (other than a Permitted Investment) in any person

     (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

             (i) no Default or Event of Default has occurred and is continuing,

             (ii) the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant and

             (iii) the aggregate amount of all Restricted Payments made after the Closing Date does not exceed the sum of:

                (A) 25% of the aggregate Consolidated Adjusted Net Income of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter during which the Closing Date occurred to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income is a loss, minus 100% of such amount), plus

                (B) the aggregate net proceeds including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination will be conclusive), received by the Company after the initial issuance of the Notes from the issuance or sale (other than to a Subsidiary) of Qualified Equity Interests of the Company; plus

                (C) the aggregate net proceeds including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination will be conclusive), received by the Company after the initial issuance of the Notes from the issuance or sale (other than to a Restricted Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as (with respect to clauses (e), (f) and (g) below) no Default or Event of Default has occurred and is continuing or would occur:

          (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provision;

          (b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company;

          (c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company;

          (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Subordinated Debt, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Debt with such new Subordinated Debt pursuant to clause (xii) of the definition of Permitted Debt;

          (e) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a change of control in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

          (f) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business after the Closing Date in an amount not to exceed $1 million in the aggregate at any one time outstanding;

          (g) Investments by the Company or a Restricted Subsidiary in another person made with, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Stock of the Company; and

          (h) the making of an Investment in a Permitted Joint Venture so long as the aggregate amount of all such Investments pursuant to this clause (h) made after the Closing Date does not exceed the difference between (A) 25% of the aggregate Consolidated Adjusted Net Income (without giving effect to clause (e) of the definition thereof) of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter during which the Closing Date occurred to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Investment, minus (B) the aggregate amount of all Restricted Payments made after the Closing Date in reliance on the foregoing clause (iii)(A); provided, that, at the time of, and immediately after giving effect to, the proposed Investment in a Permitted Joint Venture pursuant to this clause (h), the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant.

The actions described in clauses (b), (c), (e), (f), (g) and (h) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph under "-- Limitation on Restricted Payments" and the actions described in clauses (a) and (d) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause
(iii) of that first paragraph.

     For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the fair market value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, whose good faith determination will be conclusive, (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company, whose good faith determination will be conclusive and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of the Company, whose good faith determination will be conclusive.

     If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

     If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company's Consolidated Adjusted Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

     In computing Consolidated Adjusted Net Income of the Company under the foregoing clause (iii)(A), (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

     Purchase of Notes upon a Change of Control. If a Change of Control occurs at any time, then each holder of Notes will have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of the Notes seeking to accept the Change of Control Offer. In addition, it may be necessary to receive the consent of certain creditors of the Company or certain of its Subsidiaries before the Company can make a Change of Control Offer. There can be no assurance that such consents will be given. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default".

     One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

     The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" above for the definition of "Change of Control". A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

     The Company will comply with the applicable tender offer rules including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

     The Company will not, and will not permit any Restricted Subsidiary to, create any restriction (other than restrictions existing under Debt as in effect on the Closing Date or in refinancings of such Debt) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

     Limitation on Certain Asset Sales. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose good faith determination will be conclusive) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% cash or cash equivalents.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale, (i) apply all or a portion of such Net Cash Proceeds to the repayment of senior Debt of the Company or a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date, or in Permitted Joint Ventures. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds".

     (c) When the aggregate amount of Excess Proceeds exceeds $5 million the Company will, within 30 days thereafter, make an offer to purchase from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Capital Stock of the Company at any time outstanding ("Interested Persons"), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Interested Persons and (b) either (i) with respect to any transaction or series of transactions involving aggregate payments in excess of $1 million, but less than $5 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or transactions comply with clause (a) above or
(ii) with respect to a transaction or series of transactions involving aggregate payments equal or greater than $5 million, such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company or the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

     The foregoing covenant will not restrict

          (A) transactions among the Company and/or its Restricted Subsidiaries;

          (B) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary; and

          (C) the application, directly or indirectly, of up to $5 million of the net proceeds from the sale of the Notes to fund the Company's Investment in a Permitted Joint Venture which is primarily engaged in the business of originating, purchasing, brokering and marketing, pooling, selling, securitizing and servicing medical equipment loan receivables or medical receivables in Latin America.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Debt owed to the Company or any other Restricted Subsidiary,
(c) make loans or advances to the Company or any other Restricted Subsidiary,
(d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary or (e) guarantee any Debt of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

          (i) any agreement in effect on the Closing Date;

          (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

          (iii) the refinancing or successive refinancings of Debt incurred under the agreements in effect on the Closing Date, so long as such encumbrances or restrictions are no less favorable to the Company or any Restricted Subsidiary than those contained in such original agreement;

          (iv) Warehouse Facilities and other credit facilities, provided, however, that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive in the aggregate than those contained in the revolving credit agreement with a syndicate of banks and Fleet Bank, National Association, as agent, dated March 28, 1995, in effect on the Closing Date in the judgment of the Board of Directors of the Company as evidenced by a resolution of the Board of Directors of the Company and filed with the Trustee; or

          (v) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired.

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and (b) will not permit any person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant will not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture or (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     Limitation on Guarantees of Debt by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Debt of the Company or any Debt of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary and (b) with respect to any guarantee of Subordinated Debt by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary.

     Any guarantee by a Restricted Subsidiary of the Notes pursuant to the preceding paragraph will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any person not an Affiliate of the Company of all of the Company's and the Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

     Unrestricted Subsidiaries. (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Debt of such Subsidiary, (ii) no default with respect to any Debt of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Restricted Payments" covenant, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company and (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Notwithstanding the foregoing, the Company may not designate DVI Business Credit or DVI Financial Services as an Unrestricted Subsidiary and may not sell, transfer or otherwise dispose of any properties or assets of DVI Business Credit or DVI Financial Services to an Unrestricted Subsidiary, other than in the ordinary course of business.

     (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Debt is permitted under the "Limitation on Debt" covenant and (ii) no Default or Event of Default will have occurred and be continuing following such designation.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Debt, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

     Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, incur the following Liens ("Permitted Liens"):

          (i) Liens on property or assets securing Permitted Warehouse Debt of the Company or any Restricted Subsidiary, other than Liens on Excess Spread Receivables related to such Permitted Warehouse Debt not created in favor of the lenders under the related Warehouse Facility;

          (ii) Liens incurred in connection with a securitization or sale of Receivables, other than Liens on Excess Spread Receivables related to such securitization or sale transaction that were not created at the time of such securitization or sale transaction;

          (iii) Liens existing as of the Closing Date;

          (iv) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

          (v) Liens securing the Notes;

          (vi) Liens representing the interest or title of lessors under Capitalized Lease Obligations or Liens securing purchase money mortgages or purchase money security interests, so long as the aggregate amount secured by such Liens does not exceed the amount permitted by clause (vi) of the definition of "Permitted Debt";

          (vii) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Debt by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired in connection with the incurrence of such Acquired Debt;

          (viii) Liens (other than on any Excess Spread Receivables) securing obligations under Hedging Obligations permitted to be incurred pursuant to clause (v) of the definition of "Permitted Debt";

          (ix) statutory Liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to (A) amounts not yet delinquent or (B) amounts being contested in good faith by appropriate proceedings or (C) an aggregate amount at any one time not in excess of $1 million;

          (x) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

          (xi) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

          (xii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

          (xiii) Liens arising by reason of any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

          (xvi) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xv); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

     Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company or any of its Subsidiaries to register as an "investment company" under the Investment Company Act of 1940, as amended.

     Reports. The Company will be required to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any other person or, directly or indirectly, convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (in one transaction or a series of related transactions), unless:

          (a) either (i) the Company is the surviving corporation or (ii) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by sale, assignment, transfer, lease or other disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") (A) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the Company's obligations under the Indenture and the Notes;

          (b) immediately after giving effect to such transaction and treating any obligation of the Company or a Restricted Subsidiary in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

          (c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

          (d) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant;

          (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with; and

          (f) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will be discharged from all its obligations and covenants under the Indenture and Notes.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

          (b) default in the payment of the principal of (or premium, if any, on) any Note when due;

          (c) failure to perform or comply with the Indenture provisions described under "Consolidation, Merger and Sale of Assets";

          (d) default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Debt of the Company or any Significant Subsidiary, which issue has an aggregate outstanding principal amount of not less than $5 million, and such default has resulted in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Debt;

          (f) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days; or

          (g) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

     If an Event of Default (other than as specified in clause (g) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all of the outstanding Notes immediately due and payable and, upon any such declaration, such principal will become due and payable immediately.

     If an Event of Default specified in clause (g) above occurs and is continuing, then the principal of all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes,
(B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and, (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all of the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the holders of the Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Notes.

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

SATISFACTION AND DISCHARGE

     Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance under "Defeasance or Covenant Defeasance of Indenture") have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose and in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Notes to the date of such deposit (in the case of Notes that have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (c) the

Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby,

          (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

          (b) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture; or

          (c) modify any provisions relating to "Amendments and Waivers" except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

REGARDING THE TRUSTEE

     First Trust National Association ("First Trust") is the Trustee under the Indenture, which relates to the Notes. First Trust is a party to certain indentures and pooling and servicing agreements with the Company and its subsidiaries. First Trust may also maintain other banking arrangements with the Company in the ordinary course of business.

                                  UNDERWRITING

     Subject to the terms and conditions as set forth in the Underwriting Agreement, the Company has agreed to sell to Prudential Securities Incorporated ("Prudential Securities") and CIBC Wood Gundy Securities Corp. (collectively, the "Underwriters"), and the Underwriters have severally agreed to purchase from the Company, the principal amount of the Notes set forth opposite their respective names:

                                                                          PRINCIPAL
                                  UNDERWRITER                               AMOUNT
        ---------------------------------------------------------------  ------------
        Prudential Securities Incorporated.............................  $
        CIBC Wood Gundy Securities Corp................................
                                                                         ------------
                  Total................................................  $100,000,000
                                                                         ============

     The Company is obligated to sell, and the Underwriters are obligated to purchase, subject to the terms and conditions of the Underwriting Agreement, all of the Notes offered hereby if any are purchased.

     The Underwriters have advised the Company that they propose to offer the Notes initially at the initial public offering price set forth on the cover page of this Prospectus Supplement; that the Underwriters may allow to selected
dealers a concession of      % of such offering price; and that such dealers may
reallow a concession not in excess of      % of such offering price to certain
other dealers. After the initial public offering, the offering price and the concessions may be changed by the Underwriters.

     No action has been or will be taken in any jurisdiction by the Company or the Underwriters that would permit a public offering for the Notes offered hereby or possession or distribution of this Prospectus Supplement in any jurisdiction where action for that purpose is required, other than the United States. No offer or sale of the Notes may be made in any jurisdiction except under circumstances that will result in compliance with the applicable laws thereof. Persons into whose possession this Prospectus Supplement comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Notes hereby and the distribution of this Prospectus Supplement.

     The Company has agreed to indemnify the Underwriters or contribute to losses arising out of certain liabilities that may be incurred in connection with this Offering, including liabilities under the Securities Act of 1933, as amended.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that each of them intends to make a market in the Notes but the Underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. The Notes have been approved for listing on the NYSE, subject to official notice of issuance.

     Prudential Securities and certain of its affiliates have, in the past provided and may in the future provide financial advisory and financing services to the Company and have received customary compensation for the rendering of such services. These services have included acting as underwriter or placement agent for equipment loan securitizations and, in connection therewith, an affiliate of Prudential Securities periodically provides warehouse facilities to the Company.

                           DVI, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Independent Auditors' Report..........................................................    F-2
Consolidated Balance Sheets as of June 30, 1996 and 1995..............................    F-3
Consolidated Statements of Operations for each of the three years in the period ended
  June 30, 1996.......................................................................    F-5
Consolidated Statements of Shareholders' Equity for each of the three years in the
  period ended June 30, 1996..........................................................    F-6
Consolidated Statements of Cash Flows for each of the three years in the period ended
  June 30, 1996.......................................................................    F-7
Notes to Audited Consolidated Financial Statements....................................    F-9
Consolidated Balance Sheets as of September 30, 1996 (Unaudited) and June 30, 1996....   F-23
Consolidated Statements of Operations (Unaudited) for the three months ended September
  30, 1996 and 1995...................................................................   F-25
Consolidated Statements of Shareholders' Equity (Unaudited) July 1, 1995 through
  September 30, 1996..................................................................   F-26
Consolidated Statements of Cash Flows (Unaudited) for the three months ended September
  30, 1996 and 1995...................................................................   F-27
Notes to Unaudited Consolidated Financial Statements..................................   F-28

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
DVI, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of DVI, Inc. and its Subsidiaries (the "Company") as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DVI, Inc. and its Subsidiaries as of June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
August 30, 1996

                           DVI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                                     ASSETS

                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Cash and cash equivalents..............................................  $  2,376     $  1,953
                                                                         --------     --------
Cash and cash equivalents, restricted (Note 4).........................    32,522       12,241
                                                                         --------     --------
Amounts due from portfolio sale........................................    54,797           --
                                                                         --------     --------
Receivables:
Investment in direct financing leases and notes secured by equipment or medical receivables (Notes 5, 6, 7, 8, 12 and 16)
  Receivable in installments...........................................   462,780      427,784
  Receivable in installments -- related parties........................    16,999       23,828
  Notes collateralized by medical receivables..........................    34,529       22,862
  Residual valuation...................................................     4,347        3,578
  Unearned income......................................................   (65,722)     (74,959)
                                                                         --------     --------
  Net investment in direct financing leases and notes secured by
     equipment or medical receivables..................................   452,933      403,093
                                                                         --------     --------
Less: Allowance for possible losses on receivables.....................    (3,675)      (3,282)
                                                                         --------     --------
Net receivables........................................................   449,258      399,811
                                                                         --------     --------
Equipment on operating leases (Note 5) (net of accumulated depreciation
  of $2,152 (1996) and $1,646 (1995))..................................     3,845        2,722
                                                                         --------     --------
Furniture and fixtures (net of accumulated depreciation of $926 (1996)
  and $726 (1995)).....................................................     1,959        1,468
                                                                         --------     --------
Investments in investees (Note 6)......................................     7,019        7,656
                                                                         --------     --------
Goodwill, net (Note 15)................................................     4,259        1,867
                                                                         --------     --------
Other assets, including loans to shareholders of $344 (1996) and $59
  (1995) (Note 12).....................................................     4,290        5,213
                                                                         --------     --------
          Total assets.................................................  $560,325     $432,931
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Accounts payable.......................................................  $ 23,029     $  6,023
Other accrued expenses.................................................    11,612        7,639
Borrowings under warehouse facilities (Note 7).........................   168,108      155,172
Deferred income taxes (Note 9).........................................     4,745        4,717
Long-term debt, net:
  Discounted receivables (primarily limited recourse) (Notes 5, 8 and
     16)...............................................................   253,759      205,376
  Convertible subordinated notes (Notes 8, 10 and 12)..................    13,809       13,754
                                                                         --------     --------
          Total long-term debt, net....................................   267,568      219,130
                                                                         --------     --------
          Total liabilities............................................   475,062      392,681
                                                                         --------     --------
Commitments and contingencies (Notes 13 and 15)
Shareholders' equity (Notes 6, 10, 11 and 15):
  Preferred stock, $10.00 par value; authorized 100,000 shares; no shares issued Common stock, $0.005 par value; authorized
     75,000,000 shares, outstanding 10,409,370 shares (1996) and
     6,711,680 shares (1995)...........................................        52           34
  Additional capital...................................................    67,162       29,281
  Unrealized gain on available-for-sale investments, net of deferred
     taxes of $769 (1995)..............................................        --        1,061
  Retained earnings....................................................    18,049        9,874
                                                                         --------     --------
          Total shareholders' equity...................................    85,263       40,250
                                                                         --------     --------
          Total liabilities and shareholders' equity...................  $560,325     $432,931
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED JUNE 30,
                                                      -------------------------------------------
                                                         1996            1995            1994
                                                      -----------     -----------     -----------
Finance and other income:
  Amortization of finance income....................  $    45,265     $    34,286     $    18,265
  Other income......................................        3,748           1,699           2,344
                                                          -------         -------         -------
          Total finance and other income............       49,013          35,985          20,609
  Interest expense..................................       30,489          22,860           8,833
                                                          -------         -------         -------
Net interest income.................................       18,524          13,125          11,776
  Gain on sale of financing transactions, net (Note
     16)............................................        7,681           3,042             302
                                                          -------         -------         -------
Net finance income..................................       26,205          16,167          12,078
  Selling, general and administrative expenses......        9,898           7,891           6,049
  Provision for possible losses on receivables (Note
     5).............................................        1,974           1,261           1,716
                                                          -------         -------         -------
Earnings from continuing operations before provision
  for income taxes, equity in net loss of investees
  and discontinued operations.......................       14,333           7,015           4,313
Provision for income taxes (Note 9).................        6,092           2,946           1,811
                                                          -------         -------         -------
Earnings from continuing operations before equity in
  net loss of investees and discontinued
  operations........................................        8,241           4,069           2,502
Equity in net loss of investees.....................           66              --             242
                                                          -------         -------         -------
Earnings from continuing operations.................        8,175           4,069           2,260
Discontinued operations (Note 3):
  Loss from discontinued operations, net of tax of
     $51............................................           --              --              74
  Loss on disposal of discontinued operations, net
     of tax of $2,213...............................           --              --           3,071
                                                          -------         -------         -------
  Loss from discontinued operations.................           --              --           3,145
                                                          -------         -------         -------
Net earnings (loss).................................  $     8,175     $     4,069     $      (885)
                                                          =======         =======         =======
Net earnings (loss) per share:
  Primary:
     From continuing operations.....................  $      0.81     $      0.61     $      0.34
     From discontinued operations...................           --              --           (0.47)
                                                          -------         -------         -------
     Net earnings (loss) per share..................  $      0.81     $      0.61     $     (0.13)
                                                          =======         =======         =======
  Fully diluted:
     From continuing operations.....................  $      0.77     $      0.60     $      0.34
     From discontinued operations...................           --              --           (0.47)
                                                          -------         -------         -------
     Net earnings (loss) per share..................  $      0.77     $      0.60     $     (0.13)
                                                          =======         =======         =======
Weighted average number of shares
  outstanding -- primary............................   10,118,000       6,652,000       6,717,000
Weighted average number of shares
  outstanding -- fully diluted......................   11,564,000       8,310,000       6,744,000

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                       UNREALIZED
                                       COMMON STOCK                      GAIN ON
                                     $0.005 PAR VALUE                  AVAILABLE-                   TOTAL
                                    -------------------   ADDITIONAL    FOR-SALE     RETAINED   SHAREHOLDERS'
                                      SHARES     AMOUNT    CAPITAL     INVESTMENTS   EARNINGS      EQUITY
                                    ----------   ------   ----------   -----------   --------   -------------
Balances at July 1, 1993..........   6,530,295    $ 33     $ 27,941      $    --     $  6,690      $34,664
  Issuance of common stock upon
     exercise of stock options....      37,000                  214                                    214
  Net loss........................                                                       (885)        (885)
                                    ----------     ---      -------      -------      -------      -------
Balances at June 30, 1994.........   6,567,295      33       28,155                     5,805       33,993
  Issuance of common stock upon
     exercise of stock options....      97,216       1          626                                    627
  Conversion of subordinated
     notes........................      47,169                  500                                    500
  Unrealized gain on
     available-for-sale
     investments, net of deferred
     taxes of $769................                                         1,061                     1,061
  Net earnings....................                                                      4,069        4,069
                                    ----------     ---      -------      -------      -------      -------
Balances at June 30, 1995.........   6,711,680      34       29,281        1,061        9,874       40,250
  Issuance of common stock upon
     exercise of stock options and
     warrants.....................     822,690       4        8,934                                  8,938
  Net proceeds from issuance of
     common stock.................   2,875,000      14       28,947                                 28,961
  Sale of available-for-sale
     investments, net of deferred
     tax benefit of $769..........                                        (1,061)                   (1,061)
  Net earnings....................                                                      8,175        8,175
                                    ----------     ---      -------      -------      -------      -------
Balances at June 30, 1996.........  10,409,370    $ 52     $ 67,162      $    --     $ 18,049      $85,263
                                    ==========     ===      =======      =======      =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                     YEAR ENDED JUNE 30,
                                                              ---------------------------------
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net earnings (loss).......................................  $   8,175   $   4,069   $    (885)
                                                              ---------   ---------   ---------
  Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
     Equity in net loss of investees........................         66                     242
     Depreciation and amortization..........................      7,982       7,237       1,903
     Additions to allowance accounts........................      1,974       1,261       1,716
     Gain on sale of financing transactions, net............     (7,681)     (3,042)       (302)
     Deferred income taxes..................................        797       1,619      (2,152)
     Losses related to discontinued operations..............                              5,408
     Changes in assets and liabilities:
     (Increases) decreases in:
       Cash and cash equivalents, restricted................    (20,281)        824      (6,239)
       Amounts due from portfolio sale......................    (54,797)
       Receivables..........................................    (29,505)      3,285       2,729
       Other assets.........................................        923       1,622        (679)
     Increases (decreases) in:
       Accounts payable.....................................     17,006     (17,839)     16,531
       Other accrued expenses...............................      1,323        (576)        410
                                                              ---------   ---------   ---------
     Total adjustments......................................    (82,193)     (5,609)     19,567
                                                              ---------   ---------   ---------
  Net cash provided by (used in) operating activities.......    (74,018)     (1,540)     18,682
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Cost of equipment acquired................................   (292,618)   (319,011)   (149,028)
  Portfolio receipts net of amounts included in income and
     proceeds from sales of financing transactions..........    283,323     161,448      34,566
  Net increase in notes collateralized by medical
     receivables............................................    (11,667)    (16,855)     (6,007)
  Furniture and fixtures additions..........................       (985)     (1,026)         18
  Investments in common and preferred stock of investees....     (2,059)                    150
  Cash proceeds from sale of assets.........................                                125
  Cash received from sale of common and preferred stock
     of investee............................................      1,341         828         540
                                                              ---------   ---------   ---------
  Net cash (used in) investing activities...................    (22,665)   (174,616)   (119,636)
Cash flows from financing activities:
  Exercise of stock options and warrants....................      8,938         626         214
  Equity offering...........................................     28,961
  Borrowings under:
     Warehouse facilities...................................    485,585     534,633     216,113
     Long-term debt.........................................    120,705     107,510     146,856
  Repayments on:
     Warehouse facilities...................................   (472,649)   (414,046)   (226,748)
     Long-term debt.........................................    (74,434)    (52,328)    (35,966)
                                                              ---------   ---------   ---------
  Net cash provided by financing activities.................     97,106     176,395     100,469
                                                              ---------   ---------   ---------

                           DVI, INC. AND SUBSIDIARIES

                           (IN THOUSANDS OF DOLLARS)

                                                                     YEAR ENDED JUNE 30,
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........        423         239        (485)
Cash and cash equivalents, beginning of year................      1,953       1,714       2,199
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of year......................  $   2,376   $   1,953   $   1,714
                                                              =========   =========   =========
Cash paid during the year for:
  Interest..................................................  $  29,984   $  22,400   $   5,579
                                                              =========   =========   =========
  Income taxes..............................................  $   3,507   $   1,650   $     552
                                                              =========   =========   =========
Supplemental disclosures of noncash transactions:
Assets acquired and liabilities assumed in connection with
  business acquisitions:
  Fair value of net assets acquired (in thousands of
     dollars)...............................................                          $   2,000
                                                                                      =========

     During the year ended June 30, 1996, the Company converted a $541,000 note receivable into 435,335 shares of common stock of a domestic entity.

     During the year ended June 30, 1995, $500,000 of convertible subordinated notes was converted into common stock.

     Unrealized gains on available-for-sale investments, including restricted short-term investments and investments in investees, totalled $1,061,548, net of deferred taxes of $768,707, as of June 30, 1995.

     During the year ended June 30, 1994 the following noncash transactions occurred in conjunction with the disposal of the Company's healthcare operations segment (See Note 3). All figures are in thousands of dollars.

Net assets sold or written off:
  Furniture and fixtures............................................................  $  733
  Equipment on operating leases.....................................................   2,615
  Receivables.......................................................................   1,107
  Other assets, net.................................................................     687
                                                                                      ------
                                                                                       5,142
                                                                                      ------
Liabilities assumed by Company:
  Accounts payable..................................................................     545
  Accrued liabilities...............................................................   1,758
                                                                                      ------
                                                                                       2,303
                                                                                      ------
Less proceeds:
  Cash..............................................................................     125
  Notes receivable..................................................................   3,777
                                                                                      ------
                                                                                       3,902
                                                                                      ------
Loss on disposal of assets..........................................................  $3,543
                                                                                      ======

     See Note 6 for discussion of additional noncash transactions.

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1996, 1995 AND 1994

NOTE 1.  NATURE OF OPERATIONS

     DVI, Inc. (the "Company" or "DVI") is engaged in the business of providing equipment financing and related services for users of diagnostic imaging, radiation therapy and other medical technologies. The Company's customer base consists principally of outpatient healthcare providers, physician groups and hospitals. By the terms of the underlying financing contracts, the Company's customers are generally considered in default if payment on a contract has not been received. Equipment under direct financing leases and notes secured by equipment serve as collateral for unpaid contract payments. Receivables under medical receivables financing transactions serve as collateral for unpaid contract payments.

     Ability to access the securitization market. The Company's ability to complete securitizations and other structured finance transactions depends upon a number of factors, including general conditions in the credit markets, the size and liquidity of the market for types of receivable-backed securities issued or placed in securitizations sponsored by the Company and the overall financial performance of the Company's loan portfolio. Additionally, the Company's ability to securitize assets is dependent upon its ability to provide credit enhancement, which reduces the Company's liquidity and periodically requires it to seek and obtain additional capital.

     Credit risk. Many of the Company's customers are outpatient healthcare providers that have complex credit characteristics. Providing financing for these customers involves considerable credit analysis.

     Continuing need for capital. The Company's ability to maintain and build its financing business is dependent on its ability to obtain substantial amounts of warehouse and permanent debt financing.

     Regulation and consolidation. Additional regulatory attention has been directed towards physician-owned healthcare facilities and other arrangements whereby physicians are compensated, directly or indirectly, for referring patients to such healthcare facilities. Furthermore, the market is subject to consolidation among out-patient and physician groups and with hospitals. The Company's source of customers is subject to the effects of the regulatory actions and market consolidation.

     Investments in foreign and initial operations. In an effort to mitigate the impact of regulation and consolidation and to expand the Company's market, the Company has initiated operations internationally and has made investments in certain emerging markets. The success and ultimate recovery of these investments is dependent upon many factors including foreign regulation, customs, currency exchange and the achievement of management's planned projections for these markets.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation Policy. The consolidated financial statements include the accounts of DVI and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents. Cash equivalents include highly-liquid securities with original maturities of 90 days or less.

     Investment in Direct Financing Leases and Notes Secured by Equipment. At contract commencement, the Company records the gross contract receivable, initial direct costs, estimated residual value of the financed equipment, if any, and unearned income. At June 30, 1996 and 1995, unamortized initial direct costs

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

amounted to $7,450,000 and $6,878,000, respectively. Initial direct costs are amortized over the life of the contract on the interest method which reflects a constant effective yield.

     Notes Collateralized by Medical Receivables. Notes collateralized by medical receivables consist of notes receivable resulting from working capital and other loans made to entities in the healthcare industry and receivables purchased from unrelated entities. The purchased receivables are stated at the lower of the Company's cost or the estimated collectible value.

     Equipment on Operating Leases. Leases which do not meet the criteria for direct financing leases are accounted for as operating leases. Equipment on operating leases are recorded at cost and depreciated on a straight-line basis over the estimated useful life of the equipment. Rental income is recorded monthly on a straight-line basis. Initial direct costs associated with operating leases are deferred and amortized over the lease term on a straight-line basis which reflects a constant effective yield.

     Furniture and Fixtures. Furniture and fixtures are stated at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives (generally five years).

     Cash and Cash Equivalents, Restricted and Investments in Investees. The Company accounts for investments in debt and equity securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires the classification of investments in debt and equity securities into three categories: held to maturity, trading and available-for-sale. At June 30, 1996, the Company has only available-for-sale securities which are included in restricted cash, as their maturities are less than 90 days. Equity securities classified as available-for-sale securities are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity, net of deferred taxes.

     The investments in investees consist of common and nonvoting preferred equity interests in unconsolidated subsidiaries. The Company accounts for its investments in the common stock of these subsidiaries using either the cost or equity method of accounting, depending upon its ownership interests and its ability to influence the investee. The investment in the preferred stock of the investee is recorded at the lower of cost or estimated realizable value.

     Goodwill. Goodwill represents the excess purchase price over the net tangible assets stemming from the acquisition of Medical Equipment Finance Corporation ("MEF Corp."). (See Note 15.) Goodwill relating to the acquisition of MEF Corp. is being amortized over a fifteen year period. The Company evaluates the recoverability of its goodwill separately for each applicable business acquisition at each balance sheet date. The recoverability of goodwill is determined by comparing the carrying value of the goodwill to the estimated operating income of the related entity on an undiscounted cash flow basis. Should the carrying value of the goodwill exceed the estimated operating income for the expected period of benefit, an impairment for the excess is recorded at that time.

     Other Assets. Other assets consist of prepaid financing costs, equipment held for sale or release which is stated at the lower of cost or its net realizable value, and loans to shareholders primarily for financing a personal residence.

     Debt Issuance Costs. Debt issuance costs related to securitizations and convertible subordinated notes are offset against the related debt and are being amortized over the life of the notes using the interest method.

     Amortization of Finance Income. Amortization of finance income primarily consists of the interest component of payments received on notes secured by equipment (or medical receivables) and direct financing leases and is calculated using the interest method so as to approximate a level rate of return on the net investment.

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

     Gain on Sale of Financing Transactions. Gains arising from the sale of direct financing leases and investments in notes secured by equipment occur when the Company obtains permanent funding through the whole loan sale or asset securitization of a transaction to a third party. Subsequent to a sale, the Company has no or limited remaining interest in the transaction or equipment and no obligation to indemnify the purchaser in the event of a default on the transaction by the obligor, except when the sale agreement provides for participation in defined excess interest spreads or limited recourse in which the Company guarantees reimbursement under the agreement up to a specific maximum, which is of nominal value. Consequently, in the event of default by the Obligor, the lender would exercise its rights under the lien with limited or no further recourse against the Company, notwithstanding any facts or circumstances that might promulgate the lender's assertion under representations and warranties made by the Company.

     Other Income. Other income consists primarily of late charges, dividends on investments in investee's preferred stock and income from operating leases, income from receivables purchases and income from billing/collecting activities which the Company has curtailed.

     Taxes on Income. The Company accounts for taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Deferred taxes on income result from temporary differences between the reporting of income for financial statement and tax reporting purposes. Such differences arise principally from recording hedging gains and losses and from lease transactions in which the operating lease method of accounting is used for tax purposes and the financing lease method, as described above, is used for financial statement purposes. Under the operating lease method, leased equipment is recorded at cost and depreciated over the useful life of the equipment and lease payments are recorded as revenue when earned.

     Net Earnings (Loss) Per Share. Net earnings (loss) per share is based on the modified treasury stock method, except when the results of this method are anti-dilutive. In fiscal 1995 and 1994, net earnings (loss) per share is calculated using the weighted average common shares outstanding during the year because the results of the modified treasury stock method were antidilutive. For fiscal 1996 and the quarters ended June 30, 1996, March 31, 1996, December 31, 1995, September 30, 1995, June 30, 1995 and March 31, 1995, fully diluted net earnings per share is calculated using the modified treasury stock method as the exercise of stock options, warrants and the conversion of the subordinated notes has a dilutive effect on earnings per share.

     Derivative Interest Rate Contracts. The Company uses various interest rate contracts such as forward rate agreements, Treasury locks, interest rate swaps and caps to manage its interest rate risk from its floating rate liabilities and anticipated securitization and sale transactions. No contracts are held for trading purposes. Gains or losses from forward rate agreements used to hedge floating rate exposure within warehouse funding facilities are deferred and amortized to interest expense over the hedged period. When hedge transactions are matched to anticipated securitizations, gains or losses from the hedge transactions are deferred and amortized to interest expense over the term of the securitized transaction. When hedge transactions are matched to anticipated whole loan sales, gains or losses from the hedge transactions are recognized as part of the gain or loss on the sale.

     Recent Accounting Developments. The Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, as of July 1, 1995. These statements require that impaired loans be measured based on the present value of the expected cash flows discounted at the loan's effective interest rate or the fair value of the collateral, if the loan is collateral dependent. Under SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The adoption of SFAS No. 114 and No. 118 did not have a material impact on the Company's operations. (See Note 5.)

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

     In October 1995, The Financial Accounting Standards Board (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation. The Company has determined that it will not change to the fair value method and will continue to use Accounting Principle Board Opinion No. 25 for measurement and recognition of employee stock-based transactions.

     In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management has not completed an analysis of the impact of applying this new statement; however, the Company intends to begin applying this new standard, effective January 1, 1997.

     Reclassifications. Certain amounts as previously reported have been reclassified to conform to the year ended June 30, 1996 presentation.

NOTE 3.  DISCONTINUED OPERATIONS

     In June 1993, the Company adopted a formal plan to discontinue its healthcare services segment that consisted of seven outpatient healthcare facilities which it operated or managed on a direct basis and one facility which was in the developmental stage and not yet in operation. At the end of fiscal 1993, the Company established a reserve for the divestiture of the operations and recorded a loss on discontinued operations and disposal of discontinued operations. As of June 30, 1994, the Company had disposed of or entered into definitive agreements to sell six of these outpatient healthcare facilities, had written off the investment and assets of the remaining two, and recorded an additional $3.1 million after-tax charge in excess of the amounts of estimated losses reported as of June 30, 1993 for the disposition of this segment of the Company's business.

NOTE 4.  CASH AND CASH EQUIVALENTS, RESTRICTED

     Cash and cash equivalents, restricted consist of cash, certificates of deposit and U.S. Treasury obligations maintained by the Company which are pledged as collateral for certain limited recourse borrowings related to direct financing leases, notes secured by equipment and operating leases. The estimated fair value and the amortized cost of U.S. Treasury obligations as of June 30, 1996 is $14,208,516. There were no sales of U.S. Treasury obligations during the year ended June 30, 1996.

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

NOTE 5. INVESTMENT IN DIRECT FINANCING LEASES AND NOTES SECURED BY EQUIPMENT OR MEDICAL RECEIVABLES AND EQUIPMENT ON OPERATING LEASES

     Receivables in installments are receivable in monthly installments of varying amounts and are collateralized by the underlying equipment. Notes collateralized by medical receivables consist of notes receivable resulting from working capital loans and are due at maturity. Receivables from operating leases relate to noncancellable operating leases and are due in monthly installments of varying amounts. Information regarding scheduled collections for direct financing leases, notes secured by equipment or medical receivables and operating leases are as follows:

                                                          DIRECT FINANCING LEASES
                                                             AND NOTES SECURED
                                                              BY EQUIPMENT OR         OPERATING
                    YEAR ENDING JUNE 30,                    MEDICAL RECEIVABLES         LEASES
    ----------------------------------------------------  -----------------------     ----------
    1997................................................       $ 168,767,000          $  640,000
    1998................................................         140,050,000             567,000
    1999................................................         106,907,000             557,000
    2000................................................          61,319,000
    2001................................................          27,263,000
    Thereafter..........................................          10,002,000
                                                                ------------          ----------
                                                                 514,308,000           1,764,000
    Residual valuation..................................           4,347,000
                                                                ------------          ----------
    Total...............................................       $ 518,655,000          $1,764,000
                                                                ============          ==========

     The total receivable balance of $518,655,000 is comprised of direct financing leases (38.9%), notes secured by equipment (53.6%), and medical receivables (7.5%). The Company is exposed to credit risk on these receivables. At June 30, 1996, of the 380 debtors, the largest concentration of credit exposure was 2.9%.

     Residual valuation represents the estimated amount to be received at contract termination from the disposition of equipment financed under direct financing leases and notes secured by equipment. Amounts to be realized at contract termination depend on the fair market value of the related equipment and may vary from the recorded estimate. Residual values are reviewed on an annual basis to determine if the equipment's fair market value is below its recorded value.

     During the years ended June 30, 1996 and 1995, the Company sold receivables to third parties realizing gains of approximately $7.7 million and $3.0 million, respectively. In connection with certain of these transactions, the Company retained subordinated interests in the receivables totaling $35,734,000 and $13,431,000 at June 30, 1996 and 1995, respectively, which are included in Receivables in installments. In accordance with provisions of SFAS No. 115, the Company classifies subordinated interests as trading securities which are recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. Valuations at origination and at each reporting period are based on discounted cash flow analyses. The range of values attributable to the factors used in determining fair value is broad, accordingly, the Company's estimate of fair value is subjective. Under the purchase agreement, the Company is required to fund any losses on the receivables up to its subordinated interests. The Company maintains an allowance for estimated losses related to its subordinated interests which is included in the allowance for possible losses on receivables.

     At June 30, 1996, receivables amounting to $300.5 million are assigned as collateral for long-term debt (See Note 8).

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

     The following is an analysis of the allowance for possible losses on receivables as of June 30:

                                                        1996           1995           1994
                                                     ----------     ----------     ----------
    Balance, beginning of year.....................  $3,282,000     $2,498,000     $1,046,000
    Provision for possible losses on receivables...   1,974,000      1,261,000      1,716,000
    Recoveries.....................................          --             --             --
    Write-offs.....................................   1,581,000        477,000        264,000
                                                     ----------     ----------     ----------
    Balance, end of year...........................  $3,675,000     $3,282,000     $2,498,000
                                                     ==========     ==========     ==========

     The total carrying amount of loans on which income was suspended was $3,799,000 at June 30, 1996. The average carrying amount of such loans was $2,501,000 for the year ended June 30, 1996. Cash collected on all nonaccruing loans is applied to the carrying amount.

NOTE 6.  INVESTMENTS IN INVESTEES

     At June 30, 1995, the Company held available-for-sale securities with a market value of $3,172,000, which it accounted for at market with the unrealized gain of $1,830,000 recorded as a component of shareholders' equity. During the year ended June 30, 1996, the Company sold its investments in common stock of Healthcare Imaging Services, Inc. ("HIS") and Diagnostic Imaging Services, Inc. ("DIS"). The Company did not record a gain or loss on these transactions. In March 1995, the Company sold its investment in common stock of SMT Health Services, Inc. for proceeds equal to its cost of $827,989.

     At June 30, 1996 and 1995, the Company holds Series F and Series G preferred stock of DIS valued at $2,482,000 (2,482,000 shares) and $2,000,000 (2,000,000 shares), respectively. The Series F and G preferred stock have liquidation preferences at $1.00 per share, are redeemable at the option of DIS at $1.00 per share plus accrued dividends, are convertible into common stock of DIS at $2.482 per share for Series F and $2.00 per share for Series G, and are entitled to annual cumulative dividends ranging from $.05 per share to $.10 per share. In addition, the majority shareholder of DIS has the right to repurchase the Series F and G preferred stock for $4,482,000 plus accrued dividends through September 2001.

     In November 1995, the Company entered into a joint venture with two other partners to establish Medical Equipment Credit Pte. Ltd. ("MEC"). MEC pursues opportunities in the Asian-Pacific diagnostic imaging marketplace. Initial capitalization of MEC is 7,000,000 shares of common stock ($5,000,000) and ownership is based on the percentage of the initial capitalization invested by each of the three joint venture partners. The Company's ownership is 40% based on a $2,000,000 investment. The Company accounts for its investment in MEC under the equity method of accounting.

     In the year ended June 30, 1996, the Company converted a note receivable totaling $541,000 into 435,335 shares or 19.8% of the outstanding stock of a domestic entity. The Company accounts for this investment in this entity under the cost method of accounting as it does not exert significant influence over the entity.

NOTE 7.  BORROWINGS UNDER WAREHOUSE FACILITIES

     The Company's primary credit facility, pursuant to a revolving credit agreement with a syndicate of banks (the "Agreement"), provides for the borrowing of up to $116.5 million. Borrowings under this facility bear interest based on the Company's leverage ratio as defined in the Agreement at the Company's option of (1) from prime to prime plus .125% or (2) from 1.50% to 1.65% over the 30, 60 or 90-day LIBOR rate. Included in the Agreement is an $18.0 million sub-limit for borrowings secured by medical receivables loans originated by the Company. The Agreement is renewable annually at the bank syndicate's discretion. The Agreement also provides that if the banks elect not to renew the facility at the end of its stated term, the then outstanding loans automatically convert to four-year amortizing term loans at slightly higher interest rates.

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

The Agreement prohibits the Company from paying dividends other than dividends payable solely in shares of the Company's stock and limits borrowings to specified levels determined by ratios based on the Company's tangible net worth. As of June 30, 1996, the Company was in compliance with the financial covenants of the Agreement.

     The Company has a $100.0 million interim funding facility with Union Bank of Switzerland. This facility is available for certain transactions which are to be securitized. This facility bears interest at a rate of .90% over the 30-day LIBOR rate. Borrowings under the facility are secured by certain equipment loans and the equipment financed thereunder. The facility was closed to further financings on August 31, 1996 in preparation for a securitization.

     The Company has two credit facilities for its medical receivables financing business. The first facility is for $3.0 million with an interest rate of prime plus 2.00% and matures in March 1997. The second facility is for $7.0 million with an interest rate, at the Company's option, of either prime plus 1.00% or 30-day LIBOR plus 2.25% and matures in December 1996. In addition, in September 1996 the Company obtained a $50.0 million warehouse facility with an investment banking firm.

     At June 30, 1996, the Company had available an aggregate of $226.5 million in interim funding facilities of which $168.1 million was utilized.

NOTE 8.  LONG-TERM DEBT

     The discounted receivables are discounted direct financing lease obligations, notes secured by equipment, and medical receivables which were securitized and sold to investors primarily on a limited or nonrecourse basis. They are collateralized by the underlying equipment and medical receivables (See
Note 5).

     Future annual maturities of discounted receivables, net of capitalized issuance costs of $6,512,000, are as follows:

                             YEAR ENDING JUNE 30,
        ---------------------------------------------------------------
             1997......................................................  $ 76,715,000
             1998......................................................    57,641,000
             1999......................................................    48,812,000
             2000......................................................    55,324,000
             2001......................................................    11,052,000
             Thereafter................................................     4,215,000
                                                                         ------------
                       Total...........................................  $253,759,000
                                                                         ============

     All of the discounted receivables have been permanently funded through six asset securitizations which were initiated during fiscal years 1993 through 1996. Debt under these securitizations are limited recourse and bear interest at fixed rates ranging between 5.34% to 7.81% and floating interest rates of 2.25% over 30-day LIBOR. All of the receivables are serviced by the Company and the related securitization agreements require that the Company comply with certain servicing requirements, require limited cash collateral (See Note 4) or residual interests and contain various recourse provisions. (See Note 13.)

     Included above is a $10.0 million facility with Warehouse Line LLC. This was an advance related to the Company's securitization of its retained subordinated positions in its securitizations and whole loan sales. The securitization transaction was completed on July 31, 1996.

     In June 1994, the Company completed a $14,112,000, net of issuance costs totaling $888,000, private placement of convertible subordinated notes. The notes are convertible into common shares at $10.60 per

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

share at the discretion of the noteholders, bear interest at a rate of 9 1/8% payable in quarterly installments of interest only and mature in June 2002. During the year ended June 30, 1995, $500,000 of these notes were converted into 47,169 shares of common stock of the Company. There were no conversions in fiscal year 1996.

NOTE 9.  INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                               YEAR ENDED JUNE 30,
                                                     ----------------------------------------
                                                        1996           1995           1994
                                                     ----------     ----------     ----------
    Current payable................................  $6,120,000     $  466,000     $2,623,000
    Deferred.......................................     (28,000)     2,480,000       (812,000)
                                                     ----------     ----------     ----------
              Total................................  $6,092,000     $2,946,000     $1,811,000
                                                     ==========     ==========     ==========

     A reconciliation of the provision for income taxes to the amount of income tax expense that would result from applying the federal statutory rate (35%) to earnings from continuing operations is as follows:

                                                             YEAR ENDED JUNE 30,
                                        -------------------------------------------------------------
                                               1996                  1995                 1994
                                        ------------------    ------------------    -----------------
Provision for income taxes at the
  federal statutory rate.............   $4,993,000    35.0%   $2,455,000    35.0%   $1,509,000   35.0%
State income taxes, net of federal
  tax benefit........................    1,045,000     7.3       452,000     6.4       299,000    7.0
Other................................       54,000     0.4        39,000     0.6         3,000     --
                                        ----------    ----    ----------    ----    ----------   ----
          Total......................   $6,092,000    42.7%   $2,946,000    42.0%   $1,811,000   42.0%
                                        ==========    ====    ==========    ====    ==========   ====

     The major components of the Company's net deferred tax liabilities of $4,745,000 and $4,717,000 at June 30, 1996 and 1995, respectively, are as follows:

                                                                  1996             1995
                                                              ------------     ------------
    Accumulated depreciation................................  $ 31,820,000     $ 27,963,000
    Deferred recognition of lease income....................   (24,762,000)     (21,751,000)
    Alternative minimum tax credits carryforwards...........      (137,000)        (403,000)
    Gain or loss on hedging activities......................     1,342,000        1,444,000
    Allowances for uncollectible receivables................    (1,786,000)      (1,179,000)
    State income taxes......................................      (867,000)        (401,000)
    Other...................................................      (865,000)        (956,000)
                                                              ------------     ------------
              Total.........................................  $  4,745,000     $  4,717,000
                                                              ============     ============

NOTE 10.  SHAREHOLDERS' EQUITY

     In August 1995, the Company completed a public offering of 2,875,000 shares of its Common Stock for which it received net proceeds of $29.0 million. The net proceeds were utilized to reduce short-term indebtedness and for general corporate purposes.

     In January 1996, holders of 615,605 of the Company's warrants and units issued in February 1991 redeemed their warrants and units for shares of the Company's Common Stock at $12.00 or $12.60 per share by the final exercise date of January 26, 1996. As a result of the redemption, the Company received cash proceeds of $7.4 million.

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

     Prior to June 30, 1994, the Company issued warrants to purchase a total of 80,000 common shares at prices between $7.625 and $8.375 per share to all non-employee Directors of the Company and warrants to purchase up to 35,000 common shares at $8.50 per share to an unrelated party. Additionally, in fiscal 1992, the Company issued warrants to purchase up to 200,000 shares of the Company's common stock at $18.00 per share to an underwriter as compensation for investment banking services. No compensation expense was recognized as a result of this transaction. The warrants vest at various dates through November 1996 and expire at various dates through 2003. At June 30, 1996, warrants for 250,000 common shares were exercisable and 55,000 warrants had been exercised.

     In June 1994, the Company issued convertible subordinated notes to related and unrelated parties which are convertible at the option of the holder into 1,415,094 shares of common stock at $10.60 per share. Subsequent to June 30, 1996, $600,000 of these notes were converted into 56,603 shares of common stock. As of July 15, 1996, cumulative conversions of these notes were $1,100,000 into 103,772 shares of common stock (see Notes 8 and 12).

NOTE 11.  STOCK OPTION PLAN

     The Company has a stock option plan which currently provides for the granting of options to employees to purchase up to 1,250,000 shares of the Company's common stock at the fair market value at the date of grant. Options granted under the plan generally vest over three to five years from the date of grant and expire ten years after the date of the grant. Any unexercised options are canceled ninety days subsequent to the termination of the employee and are returned to the plan.

     The following table summarizes the activity under the plan for the periods indicated:

                                                              OPTIONS      EXERCISE PRICE
                                                              OUTSTANDING     PER SHARE
                                                              --------     ---------------
    Outstanding at July 1, 1993.............................   536,105     $1.44 -- $13.50
    Granted.................................................   399,625      7.00 --  10.38
    Exercised...............................................   (37,000)     3.00 --   8.38
    Canceled................................................   (88,868)
                                                              --------     ---------------
    Outstanding at June 30, 1994............................   809,862     $1.44 -- $13.50
    Granted.................................................    48,500      9.13 --  12.63
    Exercised...............................................   (97,216)     2.68 --  12.88
    Canceled................................................   (80,852)
                                                              --------     ---------------
    Outstanding at June 30, 1995............................   680,294     $1.44 -- $13.50
    Granted.................................................   130,500     11.63 --  13.13
    Exercised...............................................  (152,085)     1.44 --  13.50
    Canceled................................................   (37,000)
                                                              --------     ---------------
    Outstanding at June 30, 1996............................   621,709     $1.75 -- $13.13
                                                              ========     ===============

     As of June 30, 1996, options to purchase 290,989 shares were exercisable.

NOTE 12.  RELATED PARTY TRANSACTIONS

     The Company's principal executive offices located in Doylestown, Pennsylvania are leased from a party related to a shareholder/director of the Company. The lease commenced in December 1994 and the Company recorded rent expense under this lease of $222,750 and $33,544 for the years ended June 30, 1996 and 1995, respectively.

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

     At June 30, 1996 and 1995, receivables in installments from investees totaled $16,999,000 and $23,828,000, respectively.

     In June 1995, the Company and former shareholders of MEF Corp., some of whom are also officers of the Company, entered into an agreement to set the purchase price of MEF Corp. which was approved by the stockholders of the Company in December 1995. (See Note 15.)

     As of June 30, 1996 and 1995, the Company had loans receivable from Company officers totaling $400,000 and $113,000, respectively.

     During the year ended June 30, 1996, the Company sold its investments in common stock of Healthcare Imaging Services, Inc. ("HIS") and Diagnostic Imaging Services, Inc. ("DIS"). As of June 30, 1996 and 1995, the Company had investments in preferred stock and dividends of DIS totaling $4,891,000 and $4,667,000, respectively. (See Note 6.)

     During the year ended June 30, 1994, the Company issued convertible subordinated notes totaling $9,550,000 to related parties.

NOTE 13.  COMMITMENTS AND CONTINGENCIES

     Facility Leases. The Company leases its facilities under noncancelable operating leases with terms in excess of one year. The lease for the Company's principal facility expires in June 2005. Rent expense for the years ended June 30, 1996, 1995 and 1994 amounted to $654,000, $498,000 and $463,000, respectively. Future minimum lease payments under these leases are as follows:

                                                                             FUTURE
                                                                            MINIMUM
                                                                             LEASE
                              YEAR ENDING JUNE 30,                          PAYMENTS
        -----------------------------------------------------------------  ----------
        1997.............................................................  $  517,000
        1998.............................................................     441,000
        1999.............................................................     441,000
        2000.............................................................     430,000
        2001.............................................................     236,000
        Thereafter.......................................................     943,000
                                                                           ----------
                  Total..................................................  $3,008,000
                                                                           ==========

     Contingencies. Under certain limited recourse agreements, the Company may be required to provide for losses incurred on uncollected lease and medical receivables previously collateralized. At June 30, 1996, the maximum contingent liability under the limited recourse agreements amounted to $60,791,000. This contingent liability, however, could be offset by any proceeds received from the resale or remarketing of available equipment financed under the agreements or outstanding medical receivables collected.

     The Company has receivables from and investments with DIS aggregating $21,005,000 and $24,448,000 at June 30, 1996 and 1995, respectively. DIS received a qualified opinion for a going concern on its December 31, 1995 financial statements. Additionally, the Company has net receivables from Latin American Trade Finance, Ltd. (LATF) in the amount of $845,000 at June 30, 1996. LATF is a San Francisco based investment company which specializes in financing throughout Latin America. LATF has identified some significant deals. To date, those deals have not closed and LATF has been unable to make scheduled payments to the Company. Management has performed an analysis of its recoverability of such amounts and believes that based upon the best information available, it will recover all amounts, without any loss. (See Note 12.)

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

     Litigation. The Company is involved in litigation both as a plaintiff and defendant in matters arising out of the Company's normal business activities. Management does not expect the outcome of these lawsuits to have a material adverse effect on the consolidated financial statements of the Company.

NOTE 14.  BENEFIT PLANS

     The Company maintains and administers an Employee Savings Plan pursuant to Internal Revenue Code Section 401(k). The Plan provides for discretionary contributions as determined by the Company's Board of Directors. The Company contributed $45,000, $39,000 and $49,000 to the Plan during the years ending June 30, 1996, 1995 and 1994, respectively.

NOTE 15.  ACQUISITIONS

     In January 1993, the Company acquired the outstanding shares of Medical Equipment Finance Corporation ("MEF Corp."). In December 1995, the Company's shareholders approved the issuance of 400,000 shares of the Company's common stock, as set in the purchase agreement as amended, valued at $4.65 million. The Company recorded goodwill of $4.65 million related to the acquisition. As of June 30, 1996, the 400,000 common shares were unissued but included in the earnings per share calculation.

NOTE 16.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     In accordance with Statement of Financial Accounting Standards No. 107 ("SFAS 107"), Disclosures About Fair Value of Financial Instruments, a summary of the estimated fair value of the Company's consolidated financial instruments at June 30, 1996 and 1995 is presented below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                       JUNE 30, 1996
                                                              -------------------------------
                                                                CARRYING       ESTIMATED FAIR
                                                                 AMOUNT            VALUE
                                                              ------------     --------------
    Assets:
      Receivable in installments (excluding investment in
         direct financing leases)...........................  $216,473,000      $ 218,301,000
    Liabilities:
      Discounted receivables................................  $253,759,000      $ 253,287,000

                                                                       JUNE 30, 1995
                                                              -------------------------------
                                                                CARRYING       ESTIMATED FAIR
                                                                 AMOUNT            VALUE
                                                              ------------     --------------
    Assets:
      Receivable in installments (excluding investment in
         direct financing leases)...........................  $177,785,000      $ 182,284,000
    Liabilities:
      Discounted receivables................................  $205,376,000      $ 202,967,000

     The carrying values of cash and cash equivalents, cash and short-term investments, restricted, notes collateralized by medical receivables, accounts payable, other accrued expenses, short-term bank borrowings and convertible subordinated notes approximate fair values at June 30, 1996 and 1995.

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

     The methods and assumptions used to estimate the fair values of other financial instruments are summarized as follows:

  Receivable in installments:

     The fair value of the financing contracts was estimated by discounting expected cash flows using the current rates at which loans of similar credit quality, size and remaining maturity would be made as of June 30, 1996 and 1995. The Company believes that the risk factor embedded in the entry-value interest rates applicable to performing loans for which there are no known credit concerns results in a fair valuation of such loans on an entry-value basis. In accordance with SFAS 107, the Company has excluded receivables from lease contracts of approximately $197.7 million and $199.3 million as of June 30, 1996 and 1995, respectively, from the receivable in installments fair value calculation.

  Discounted receivables:

     The fair value of discounted receivables, related to the securitization of leases and notes, was estimated by discounting future cash flows using rates currently available for debt with similar terms and remaining maturities.

     The fair value estimates presented herein were based on information available as of June 30, 1996 and 1995. Although the Company is not aware of any factors that would significantly affect the estimated fair values, such values have not been updated since June 30, 1996; therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  Derivative activity:

                                            JUNE 30, 1996                         JUNE 30, 1995
                                 ------------------------------------   ---------------------------------
                                                             DEFERRED                         DEFERRED
                                   NOTIONAL        FAIR       GAINS/    NOTIONAL   FAIR        GAINS/
                                    AMOUNT         VALUE     (LOSSES)    AMOUNT    VALUE      (LOSSES)
                                 -------------   ---------   --------   --------   -----   --------------
Swaps..........................  $99.4 million   $ 236,000         --       --       --                --
Options........................  $26.5 million          --         --       --       --                --
Forwards:
  Treasury Locks...............  $  90 million   $(227,000)  $129,000       --       --    $(1.84 million)
  Forward Rate Agreements......  $ 200 million   $ (17,900)        --       --       --                --

     The Company uses off balance sheet derivative financial instruments to hedge interest rate risk. The Company's interest rate risk is associated with variable rate funding of the fixed rate loans and the timing difference between temporary funding through the warehouse and permanent funding through either securitization or sale. The derivatives are used to manage three components of this risk: interest sensitivity adjustments, hedging anticipated loan securitizations and sales, and interest rate spread protection. Credit risk exists for these derivative instruments in the form of the failure of the counterparty to make required payments in favor of the Company. The risk is minimized through the use of counterparties with investment grade ratings. The fair value of the derivative instruments is derived from dealer quotes.

  Swaps and Options:

     Swaps and options, primarily interest rate caps, are used to hedge the interest rate spreads for various loan sale facilities where cash flows from loans are fixed rate but the borrowing costs are variable. The interest rate swaps pay fixed rates of 5.38% to 6.74% and receive a floating rate of the H-15 composite commercial paper

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

rate. The swaps mature in September 2000 and December 2000. The interest rate caps are fixed at 9.00% and mature in December 1996 and March 1997.

  Forwards:

     Treasury lock agreements, forward contracts, are used to hedge the interest rate risk associated with anticipated securitizations and/or sales. These instruments lock a specific Treasury rate identified to have a comparable maturity to the average life of the anticipated transaction in order to fix the rate either over the life of the securitization or to fix the sale price as applicable. The open positions at June 30, 1996 were for securitizations and sales expected to occur in the first and second quarters of fiscal 1997. In 1996, the Company deferred $211,000 in losses associated with transactions securitized compared with $1.75 million in deferred losses in 1995. In 1996, the Company recognized losses of $27,000 for loan sales compared with no recognized gains or losses in 1995. Gains and losses for securitizations are deferred and amortized over the life of the securitization. Gains and losses on sales are recognized as part of the gain or loss on the sale.

     Forward rate agreements, forward contracts, are used to hedge interest sensitivity adjustments in conjunction with cash market activities by extending the repricing period of the short term floating rate warehouse facilities. Gains and losses are deferred and amortized to interest expense over the extension period. The Company pays a fixed rate of 5.77% and receives a floating rate of one month LIBOR. These agreements mature in September 1996.

NOTE 17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the quarterly results of operations for the fiscal years ended June 30, 1996 and 1995:

                                                                 THREE MONTHS ENDED
                                                 ---------------------------------------------------
                                                 SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                                 -------------   ------------   ---------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
    FISCAL 1996
    Finance and other income...................     $11,301        $ 12,061      $13,152    $ 12,499
    Net finance income.........................       5,714           6,394        6,832       7,265
    Earnings before provision for income taxes
      and equity in net earnings (loss) of
      investees................................       3,191           3,510        3,690       3,942
    Net earnings...............................       1,775           2,078        2,126       2,196
    Net earnings per common and common
      equivalent share -- primary..............     $   .20        $    .21      $   .20    $    .20
                                                    =======         =======      =======     =======
    Net earnings per common and common
      equivalent share -- fully diluted........     $   .19        $    .20      $   .19    $    .19
                                                    =======         =======      =======     =======

                           DVI, INC. AND SUBSIDIARIES

                          JUNE 30, 1996, 1995 AND 1994

                                                                 THREE MONTHS ENDED
                                                 ---------------------------------------------------
                                                 SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                                 -------------   ------------   ---------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
    FISCAL 1995
    Finance and other income...................     $ 7,197         $8,070       $ 9,648    $ 11,070
    Net finance income.........................       3,046          3,710         4,140       5,271
    Earnings before provision for income taxes
      and equity in net earnings (loss) of
      investees................................         885          1,524         2,169       2,437
    Net earnings...............................         513            893         1,249       1,414
    Net earnings per common and common
      equivalent share -- primary..............     $   .08         $  .13       $   .18    $    .21
                                                     ======         ======        ======      ======
    Net earnings per common and common
      equivalent share -- fully diluted........     $   .08         $  .13       $   .17    $    .19
                                                     ======         ======        ======      ======

NOTE 18.  COMPENSATION AGREEMENTS

     In June 1995, the Company agreed in principle to adopt an employee incentive plan (the "Plan"). Under the Plan the Company has agreed to issue, subject to stockholder approval and an increase in the authorized capital stock of the Company, an aggregate of 200,000 shares of common stock of the Company (the "Incentive Shares") to certain of its employees if the last sale price of the Company's common stock is $16.00 per share or higher for 30 consecutive calendar days at any time before December 31, 1998, provided that any such employee must be employed by the Company during the above-described 30-day period in order to receive any Incentive Shares under this agreement. The Company has agreed that, if there is an event or series of events that constitutes a sale of the Company at any time prior to December 31, 1998 and the consideration to be received for each share of common stock of the Company in such sale of the Company is $13.00 or higher, the Company will issue the Incentive Shares to the employees. If the criteria for the issuance of the Company's common stock are met, the Company will record compensation expense equal to the fair value of the common shares issued.

                           DVI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                                     ASSETS

                                                                      SEPTEMBER 30,     JUNE 30,
                                                                          1996            1996
                                                                      -------------     --------
                                                                       (UNAUDITED)
CASH AND CASH EQUIVALENTS...........................................    $   4,642       $  2,376
CASH AND CASH EQUIVALENTS, RESTRICTED...............................       25,272         32,522
AMOUNTS DUE FROM PORTFOLIO SALE.....................................           --         54,797
RECEIVABLES:
Investment in Direct Financing Leases and Notes Secured by Equipment
  or Medical Receivables:
  Receivable in installments........................................      477,842        462,780
  Receivable in installments -- related parties.....................       15,869         16,999
  Notes collateralized by medical receivables.......................       42,556         34,529
  Residual valuation................................................        5,323          4,347
  Unearned income...................................................      (67,289)       (65,722)
                                                                         --------       --------
  Net investment in direct financing leases and notes secured by
     equipment or medical receivables...............................      474,301        452,933
  Less: Allowance for possible losses on receivables................       (3,808)        (3,675)
                                                                         --------       --------
NET RECEIVABLES.....................................................      470,493        449,258
EQUIPMENT ON OPERATING LEASES
  (net of accumulated depreciation of $2,581 at September 30, 1996
  and $2,152 at June 30, 1996)......................................        4,219          3,845
FURNITURE AND FIXTURES
  (net of accumulated depreciation of $1,197 at September 30, 1996
  and $926 at June 30, 1996)........................................        2,032          1,959
INVESTMENTS IN INVESTEES............................................        6,996          7,019
GOODWILL, NET.......................................................        4,182          4,259
OTHER ASSETS (including loans to shareholders of $344 at September
  30, 1996 and June 30, 1996).......................................        8,277          4,290
                                                                         --------       --------
TOTAL ASSETS........................................................    $ 526,113       $560,325
                                                                         ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                      LIABILITIES AND SHAREHOLDERS EQUITY

                                                                      SEPTEMBER 30,     JUNE 30,
                                                                          1996            1996
                                                                      -------------     --------
                                                                       (UNAUDITED)
ACCOUNTS PAYABLE....................................................    $  22,912       $ 23,029
OTHER ACCRUED EXPENSES..............................................       10,946         11,612
BORROWINGS UNDER WAREHOUSE FACILITIES...............................      138,160        168,108
DEFERRED INCOME TAXES...............................................        4,745          4,745
LONG-TERM DEBT, NET:
  Discounted receivables (primarily limited recourse)...............      247,400        253,759
  Convertible subordinated notes....................................       13,238         13,809
                                                                         --------       --------
TOTAL LONG-TERM DEBT, NET...........................................      260,638        267,568
                                                                         --------       --------
TOTAL LIABILITIES...................................................      437,401        475,062
                                                                         --------       --------
SHAREHOLDERS' EQUITY:
  Preferred stock, $10.00 par value; authorized 100,000 shares; no
     shares issued..................................................           --             --
  Common stock, $0.005 par value; authorized 75,000,000 shares;
     outstanding 10,497,723 shares at September 30, 1996 and
     10,409,370 shares at June 30, 1996.............................           52             52
  Additional capital................................................       68,606         67,162
  Retained earnings.................................................       20,054         18,049
                                                                         --------       --------
TOTAL SHAREHOLDERS' EQUITY..........................................       88,712         85,263
                                                                         --------       --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........................    $ 526,113       $560,325
                                                                         ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                  (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                                                                           THREE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
FINANCE AND OTHER INCOME:
  Amortization of finance income.........................................  $11,116     $10,506
  Other income...........................................................    1,500         794
                                                                           -------     -------
Total finance and other income...........................................   12,616      11,300
Interest expense.........................................................    8,302       6,989
                                                                           -------     -------
NET INTEREST INCOME......................................................    4,314       4,311
  Net gain on sale of financing transactions.............................    2,203       1,403
                                                                           -------     -------
NET FINANCE INCOME.......................................................    6,517       5,714
  Selling, general and administrative expenses...........................    2,849       2,073
  Provision for possible losses on receivables...........................      143         450
                                                                           -------     -------
EARNINGS BEFORE PROVISION FOR INCOME TAXES AND EQUITY IN NET LOSS OF
  INVESTEES..............................................................    3,525       3,191
PROVISION FOR INCOME TAXES...............................................    1,496       1,416
EQUITY IN NET LOSS OF INVESTEES..........................................       24          --
                                                                           -------     -------
NET EARNINGS.............................................................  $ 2,005     $ 1,775
                                                                           =======     =======
NET EARNINGS PER SHARE:
  Primary................................................................  $   .18     $   .20
                                                                           =======     =======
  Fully diluted..........................................................  $   .18     $   .19
                                                                           =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                    COMMON STOCK                      UNREALIZED
                                 -------------------                GAIN (LOSS) ON
                                  $0.005 PAR VALUE                    AVAILABLE-                    TOTAL
                                 -------------------   ADDITIONAL      FOR-SALE      RETAINED   SHAREHOLDERS'
                                   SHARES     AMOUNT    CAPITAL      INVESTMENTS     EARNINGS      EQUITY
                                 ----------   ------   ----------   --------------   --------   -------------
BALANCES AT JULY 1, 1995.......   6,711,680    $ 34     $ 29,281        $1,061       $  9,874      $40,250
  Issuance of common stock upon
     exercise of stock options
     and warrants..............     822,690       4        8,934                                     8,938
  Net proceeds from issuance of
     common stock..............   2,875,000      14       28,947                                    28,961
  Sale of available-for-sale
     investments, net of
     deferred tax benefit of
     $769......................                                         (1,061)                     (1,061)
  Net earnings.................                                                         8,175        8,175
                                 ----------     ---      -------        ------        -------      -------
BALANCES AT JUNE 30, 1996......  10,409,370      52       67,162            --         18,049       85,263
  Issuance of common stock upon
     exercise of stock options
     and warrants..............      31,750      --          844                                       844
  Conversion of subordinated
     notes.....................      56,603      --          600                                       600
  Net earnings.................                                                         2,005        2,005
                                 ----------     ---      -------        ------        -------      -------
BALANCES AT SEPT. 30, 1996.....  10,497,723    $ 52     $ 68,606        $   --       $ 20,054      $88,712
                                 ==========     ===      =======        ======        =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                                          THREE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.........................................................  $  2,005     $  1,775
                                                                         --------     --------
  Adjustments to reconcile net earnings to net cash provided by (used
     in) operating activities:
     Equity in net loss of investees...................................        24           --
     Depreciation and amortization.....................................     2,246        2,219
     Additions to allowance accounts...................................       143          450
     Net gain on sale of financing transactions........................    (2,203)      (1,403)
     Deferred income taxes.............................................        --            1
     Changes in assets and liabilities:
     (Increases) decreases in:
       Cash and cash equivalents, restricted...........................     7,250          756
       Amounts due from portfolio sale.................................    54,797           --
       Receivables.....................................................     1,828       (2,047)
       Other assets....................................................    (3,987)        (192)
     Increases (decreases) in:
       Accounts payable................................................      (117)      14,960
       Other accrued expenses..........................................      (666)        (528)
                                                                         --------     --------
       Total adjustments...............................................    59,315       14,216
                                                                         --------     --------
  Net cash provided by operating activities............................    61,320       15,991
                                                                         --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cost of equipment acquired...........................................   (85,224)     (75,805)
  Portfolio receipts net of amounts included in income and proceeds
     from sales of financing transactions..............................    74,596       55,598
  Net increase in notes collateralized by medical receivables..........   (12,205)        (323)
  Furniture and fixtures additions.....................................      (219)        (314)
                                                                         --------     --------
     Net cash (used in) investing activities...........................  $(23,052)    $(20,844)
                                                                         --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of stock options and warrants...............................  $  1,444     $    296
  Equity offering......................................................        --       29,062
  Borrowings under:
     Warehouse facilities..............................................    80,743      119,826
     Long-term debt....................................................    19,046           --
  Repayments on:
     Warehouse facilities..............................................  (110,691)    (120,425)
     Long-term debt....................................................   (26,544)     (22,224)
                                                                         --------     --------
  Net cash (used in) provided by financing activities..................   (36,002)       6,535
                                                                         --------     --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............................     2,266        1,682
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........................     2,376        1,953
                                                                         --------     --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............................  $  4,642     $  3,635
                                                                         ========     ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest.............................................................  $  9,073     $  6,714
                                                                         ========     ========
  Income taxes.........................................................  $  1,366     $    235
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   AS OF SEPTEMBER 30, 1996 AND JUNE 30, 1996
           AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (Commission). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (GAAP) for complete financial statements. The consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in DVI, Inc.'s (the Company) latest annual report on Form 10-K for the fiscal year ended June 30, 1996.

     In the opinion of management, the consolidated financial statements contain all adjustments consisting only of normal recurring adjustments, considered necessary for a fair statement of the consolidated balance sheets as of September 30, 1996 and June 30, 1996, the consolidated statements of operations for the three month periods ended September 30, 1996 and 1995, the consolidated statements of shareholders' equity for the period from July 1, 1995 through September 30, 1996, and the consolidated statements of cash flows for the three month periods ended September 30, 1996 and 1995. The results of operations for the three month period ended September 30, 1996 are not necessarily indicative of the results of operations to be expected for the entire fiscal year ending June 30, 1997.

     Certain amounts as previously reported have been reclassified to conform to the September 30, 1996 presentation.

NOTE 2.  NET EARNINGS PER SHARE

     Primary earnings per common share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the respective periods. The weighted average number of shares of common stock and common equivalents was 11,134,000 and 8,843,000 for primary earnings per share for the three month periods ended September 30, 1996 and 1995, respectively, and 12,446,000 and 10,356,000 for fully diluted earnings per share for the same periods. Fully diluted earnings per share assumes conversion of the subordinated notes as of the beginning of the period.

NOTE 3.  HEDGE TRANSACTIONS

     The Company's equipment financing transactions are structured on a fixed interest rate basis. These transactions are funded using variable rate interim funding facilities until permanent fixed rate funding is obtained, generally through asset securitizations. Interest rate risk for the Company occurs during the interim funding period when the borrowing costs are floating at a variable rate. To minimize this interest rate risk, the Company uses hedging techniques to fix its future long-term borrowing costs. Hedging vehicles used include interest rate swaps which permanently lock in costs and treasury locks. Treasury lock transactions lock in specific rates of treasury notes having maturities comparable to the average life of the hedged securitization or loan sale. This strategy stabilizes the weighted average borrowing rate until permanent fixed rate funding occurs.

     At September 30, 1996, there were $100.0 million in notional amounts of treasury lock transactions. The Company also had notional amounts of $96.1 million in interest rate swaps where the Company pays a fixed rate and receives a floating rate and $26.5 million in interest rate caps. These transactions are to hedge the effect of interest rate changes on the cash flows repriced monthly in an off-balance sheet loan sale.

     When the hedge positions are matched to specific borrowings relating to securitizations, gains or losses from the hedge positions are capitalized and amortized to interest expense over the term of the securitized

                           DVI, INC. AND SUBSIDIARIES

                   AS OF SEPTEMBER 30, 1996 AND JUNE 30, 1996
           AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

transaction. When transactions are funded through whole loan sales, gains or losses from hedge positions are recorded as an increase or decrease in the gain on sale proceeds.

NOTE 4.  EQUITY OFFERING

     In August 1995, the Company completed a public offering of 2,875,000 shares of its common stock for which it received net proceeds of $29.0 million. The net proceeds were utilized to reduce borrowings under warehouse facilities and for general corporate purposes.

NOTE 5.  REDEMPTION OF WARRANTS AND UNITS AND CONVERTIBLE SUBORDINATED NOTES

     In January 1996, holders of 614,355 of the Company's warrants and units issued in February 1991 redeemed their warrants and units for shares of the Company's common stock at $12.00 or $12.60 per share by the final exercise date of January 26, 1996. As a result of the redemption, the Company received cash proceeds of $7.4 million.

     In June 1994, the company issued convertible subordinated notes to related and unrelated parties which are convertible at the option of the holder into 1,415,094 shares of common stock at $10.60 per share. In July 1996, $600,000 of these notes were converted into 56,603 shares of common stock. As of September 30, 1996, cumulative conversions of these notes were $1,100,000 into 103,772 shares of common stock.

                                    GLOSSARY

Conditional sales
agreements.................   Equipment leases in which the Company retains no
                              residual interest in the underlying equipment being leased.

Credit enhancement.........   Cash collateral, letters of credit, subordinated
                              tranches of transactions or an insurance policy required to be furnished by the Company in connection with its securitizations to receive an investment grade credit rating.

Equipment loans............   Loans and leases provided by the Company to a wide
                              variety of healthcare providers, secured by or otherwise covering medical equipment and other collateral, including conditional sales agreements and fair market value transactions.

Excess spread..............   In a securitization, generally, the excess of (x)
                              the weighted average interest rate on each pool of equipment loans or medical receivables loans sold over (y) the sum of (i) the investor interest rate plus (ii) the related costs of consummating the securitization and (iii) an estimate of annual future credit losses expected to be incurred with respect to the loans in the pool, over the lives of those loans.

Fair market value
transactions...............   Equipment leases in which the Company retains a
                              residual interest in the equipment being leased of no more than 10%. The residual interest is recorded on the Company's books as an estimate of the projected value of the financed equipment at the end of the transaction term. At the end of the initial term, the obligor has the option either to purchase the equipment for its fair market value, extend the financing term under renegotiated payments or return the equipment to the Company.

Gross financed
receivables................   Consist of receivables in installments,
                              receivables in installments-related parties, residual valuation, notes collateralized by medical receivables and equipment on operating leases.

Healthcare providers.......   Includes outpatient healthcare providers, medical
                              imaging centers, groups of physicians, integrated healthcare delivery networks, hospitals and ambulatory diagnostic and therapeutic clinics.

HMOs.......................   Health maintenance organizations.

Loan originations..........   Equipment leases or loans or medical receivables
                              loans, as the context requires, originated by the Company and equipment leases or loans purchased by the Company through the Wholesale Program.

Loan portfolio.............   The Company's net financed receivables.

Managed net financed
receivables................   The aggregate of (i) net financed receivables
                              appearing on the Company's balance sheet and (ii) net financed receivables that have been sold to third parties and are still serviced by the Company.

Medical receivables
loans......................
                              Loans made pursuant to lines of credit provided by the Company to healthcare providers and collateralized by third party medical receivables due from Medicare, Medicaid, HMOs, PPOs and commercial insurance companies.

Net financed receivables...   Gross financed receivables net of unearned income.

Originators................   Regional finance companies that originate medical
                              equipment loans and leases.

Overcollateralization......   In a securitization, the amount by which the
                              outstanding principal balance of assets (loans and equipment leases) which are the subject of the securitization exceeds the outstanding principal balance of the notes issued by the related special purpose subsidiary. The required amount of overcollateralization for each securitization is specified in the applicable documents.

PPOs.......................   Preferred provider organizations.

Securitization.............   The transfer by the Company of a "pool" of
                              equipment loans or medical receivables loans it has originated or purchased through the Wholesale
                              Program to a separate entity, usually an indirect wholly-owned special purpose subsidiary, and the concurrent issuance by the subsidiary of notes to investors in a private placement or public offering. Principal and interest on the notes issued to investors by the subsidiary are paid from the cash flows produced by the loan pool, and the notes are secured by a pledge of the assets in the loan pool as well as by other collateral. In the securitizations sponsored by the Company, loans funded through the securitizations typically are credit enhanced to receive an investment grade credit rating.

Unearned income............   With respect to equipment loans originated by the
                              Company, the amount by which (x) the sum of (i) the Company's gross transaction receivables from those equipment loans, plus (ii) the initial direct costs of originating the equipment loans plus (iii) the estimated residual value (on fair market value transactions) of the underlying equipment exceed (y) the Company's cost to acquire the underlying equipment.

Warehouse facilities.......   Secured loan facilities or purchase commitments
                              provided to the Company to facilitate the accumulation of securitizable equipment loans or medical receivables loans prior to securitization, including the Company's principal revolving credit agreement. Commitments are typically for one year or less and are designed to fund only securitizable assets.

Whole loan sales...........   Equipment loans or medical receivables loans sold
                              by the Company in bulk to third party purchasers.

Wholesale program..........   The wholesale loan origination program pursuant to
                              which the Company purchases medical equipment loans and leases from Originators.

PROSPECTUS
--------------------------------------------------------------------------------
                                  $100,000,000
                                   DVI, INC.
                                Debt Securities
--------------------------------------------------------------------------------

DVI, Inc. (the "Company") may offer from time to time, together or separately, notes, debentures or other evidences of indebtedness ("Debt Securities") in one or more series at an aggregate offering price not to exceed $100,000,000. Debt Securities may be issuable in registered form without coupons. The Company will offer Debt Securities to the public on terms determined by market conditions.

The accompanying Prospectus Supplement will set forth the specific terms of the Debt Securities, including the ranking as unsubordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, redemption terms, interest rate (or manner of calculation thereof), time of payment of interest (if any), terms for any conversion (including the terms relating to the adjustment thereof), listing (if any) on a securities exchange and any other specific terms of the Debt Securities.

The Debt Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution." If agents of the Company or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities. The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

--------------------------------------------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS.

--------------------------------------------------------------------------------

This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December 19, 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY
ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the world-wide web at http://www.sec.gov that contains reports, proxy statements and other information regarding the Company. Such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 on which exchange the Company's common stock is traded.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus and any Prospectus Supplement as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission (Registration No. 0-16271) are hereby incorporated by reference in this Prospectus:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; and

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates the termination of the offering of the Debt Securities made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above other than exhibits to such documents. Written or oral requests for such copies should be directed to: DVI, Inc., 500 Hyde Park, Doylestown, Pennsylvania 18901 (Telephone: 215-345-6600), Attention: Legal Department.

                                  THE COMPANY

     DVI, Inc. (the "Company") is a specialty finance company whose core business is financing diagnostic imaging, radiation therapy and other types of sophisticated medical equipment used by outpatient healthcare providers, medical imaging centers, groups of physicians, integrated healthcare delivery networks and hospitals. In addition to originating equipment loans, the Company purchases medical equipment loans and leases originated by regional finance companies ("Originators") through its wholesale loan purchase program (the "Wholesale Program") and provides innovative finance programs for manufacturers and vendors of a broad range of lower cost patient treatment devices. The Company also provides lines of credit to a wide variety of healthcare providers substantially all of which are collateralized by third party medical receivables due from Medicare, Medicaid, Health Maintenance Organizations ("HMOs"), Preferred Provider Organizations ("PPOs") and commercial insurance companies. By effectively and efficiently servicing the equipment financing needs of healthcare providers and at the same time building productive relationships with medical equipment manufacturers and vendors seeking to arrange financing for their customers, the Company has established a niche leadership position among independent finance companies serving the medical industry.

     The Company is a Delaware corporation and conducts its business through operating subsidiaries. The principal operating subsidiaries are DVI Financial Services Inc. ("DVI Financial Services") and DVI Business Credit Corporation ("DVI Business Credit"). The Company conducts securitizations through indirect wholly-owned subsidiaries. The Company also conducts other structured financings through its operating subsidiaries. The borrowers under the Company's various warehouse credit facilities are DVI Financial Services or DVI Business Credit. Except as the context otherwise requires, the term "Company" refers to DVI, Inc. and its wholly owned subsidiaries.

     The executive offices of the Company are located at 500 Hyde Park, Doylestown, Pennsylvania 18901 (Telephone: 215-345-6600).

                                  RISK FACTORS

     An investment in the Debt Securities offered hereby involves a high degree of risk. Prospective purchasers of Debt Securities should carefully consider the following risk factors in addition to the other information set forth in this Prospectus and any Prospectus Supplement.

     Substantial Indebtedness and Leverage. The Company currently has substantial outstanding indebtedness and, subsequent to the offering of Debt Securities, the Company will be highly leveraged. As of September 30, 1996, the Company and its consolidated subsidiaries had total debt of $398.8 million, of which $180.0 million was full recourse debt and $218.8 million was limited recourse debt. Of the $398.8 million of total debt, $260.6 million was long-term debt and $138.2 million was short-term debt. After completion of the Offering, the Company will have substantial debt service requirements. The ability of the Company to repay its indebtedness, including the Debt Securities, will depend upon future operating performance, which is subject to the performance of the Company's loan portfolio, the success of the Company's business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. The degree to which the Company is leveraged also may impair its ability to obtain additional financing on acceptable terms.

     Ability to Service Debt; Negative Cash Flows and Capital Needs. Although the Company believes that cash available from operations and financing activities will be sufficient to enable it to make required interest payments on the Debt Securities and its other debt obligations and other required payments, there can be no assurance in this regard and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions. In such circumstances, the value of the Debt Securities could be materially adversely affected.

     In a securitization, the Company recognizes a gain on sale of the loans securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the excess servicing, which in general is payable over the actual life of the loans securitized. The Company incurs significant expense in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations.

     The Company expects to continue to operate on a negative cash flow basis as the volume of the Company's loan purchases and originations increases and its securitization program grows. The Company's primary cash requirements include the funding of: (i) loan originations and purchases pending their securitization and sale; (ii) fees and expenses incurred in connection with the securitization of loans; (iii) reserve account or overcollateralization requirements in connection with the securitization and sale of the loans; (iv) ongoing administrative and other operating expenses; and (v) interest and principal payments under the Company's warehouse facilities and other indebtedness.

     The Company's primary sources of liquidity in the future are expected to be existing cash fundings under its warehouse facilities, sales of loans through securitizations and other permanent fundings, the net proceeds from sales of Debt Securities and further issuances of debt or equity.

     The Company's primary sources of liquidity as described in the paragraph above are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. However, because the Company expects to continue to operate on a negative cash flow basis for the foreseeable future, it anticipates that it will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or as to the favorableness of the terms on which such sources may be available.

     Holding Company Structure; Limitations on Access to Cash Flow of Operating Companies; Effective Subordination. The Debt Securities will be obligations solely of the Company, which is a holding company with no business operations of its own. The Company's assets consist primarily of its ownership interests in its operating subsidiaries and all of the operations of the Company are conducted through its subsidiaries, which are separate and distinct legal entities and, unless otherwise provided in any Prospectus Supplement, have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available to the Company to enable it to make payments on the Debt Securities or meet working capital needs or other liabilities of the Company, or for any other reason. In addition, to the extent that any of the operating subsidiaries generates positive cash flow, the Company may be unable to access such cash flow because certain of such entities are currently or may become parties to credit or other borrowing agreements that restrict or prohibit the payment of dividends or interest and principal on the Debt Securities, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. The Debt Securities also will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries because the Company's right to receive the assets of any such entities upon their liquidation, dissolution or reorganization will be effectively subordinated to the claims of such entities' creditors arising from the first priority perfected liens on those assets granted under warehouse facilities and other loans. To the extent that the Company is itself recognized as a creditor of any such subsidiary, the claims of the Company would still be subordinated to the claims of such entities' trade creditors as well as any indebtedness of such entity that is senior in right of payment to the Company's claim or that is secured by the assets of any such entity. As of September 30, 1996, the Company's subsidiaries had total debt of $385.6 million, $166.8 million of which was full recourse and $218.8 million of which was limited recourse.

     Dependence on Warehouse Financing. The Company's ability to sustain the growth of its financing business is dependent upon funding obtained through warehouse facilities until its equipment and other loans are permanently funded. The funds the Company obtains through warehouse facilities are full recourse short-term borrowings secured primarily by the underlying equipment, the medical receivables and other collateral. These borrowings are in turn typically repaid with the proceeds received by the Company when its equipment and other loans are securitized or sold. At September 30, 1996 the Company had available an aggregate of approximately $376.5 million under various warehouse facilities, approximately $298.5 million of which is available for funding equipment loans and approximately $78.0 million of which is available for funding medical receivables loans. There can be no assurance that this type of warehouse financing will continue to be available to the Company on acceptable terms. If the Company were unable to arrange continued access to acceptable warehouse financing, the Company would have to curtail its equipment and other loan originations, which in turn would have a material adverse effect on the Company's financial condition and results of operations.

     Dependence on Permanent Funding Programs. The Company's use of securitization as its principal form of permanent funding is an important part of the Company's business strategy. If for any reason the Company were to become unable to access the securitization market to fund permanently its equipment and other loans, the consequences for the Company would be materially adverse. The Company's ability to complete securitizations and other structured finance transactions depends upon a number of factors, including general conditions in the credit markets, the size and liquidity of the market for the types of receivable-backed securities issued or placed in securitizations sponsored by the Company and the overall performance of the Company's loan portfolio. The Company does not have binding commitments from financial institutions or investment banks to provide permanent funding for its equipment or medical receivables loans.

     Impact of Credit Enhancement Requirements. In connection with its securitizations and other structured financings, the Company is required to provide credit enhancement for the debt obligations issued and sold to third parties. Typically, the credit enhancement consists of cash deposits, the funding of subordinated tranches and/or the pledge of additional equipment or other loans that are funded with the Company's capital. The requirement to provide this credit enhancement reduces the Company's liquidity and requires it to obtain additional capital. If the Company is unable to obtain and maintain sufficient capital, it may be required to halt or curtail its securitization or other structured financing programs, which in turn would have a material adverse effect on the Company's financial condition and operations.

     Credit Risk. Many of the Company's customers are outpatient healthcare providers, the loans to whom often require a high degree of credit analysis. Although the Company seeks to mitigate its risk of default and credit losses through its underwriting practices and loan servicing procedures and through the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund the Company's equipment and other loans assume some or all of the risk of default by the Company's customers), the Company remains exposed to potential losses resulting from a default by an obligor. Obligors' defaults could cause the Company to make payments to the extent the Company is obligated to do so and in the case of its permanent equipment and other funding arrangements to the extent of the Company's remaining credit enhancement position; could result in the loss of the cash or other collateral pledged as credit enhancement under its permanent equipment and other funding arrangements; or could require the Company to forfeit any residual interest it may have retained in the underlying equipment. During the period after the Company initially funds an equipment or other loan and prior to the time it funds the loan on a permanent basis, the Company is exposed to full recourse liability in the event of default by the obligor. In addition, under the terms of securitizations and other types of structured finance transactions, the Company generally is required to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by the Company, even in transactions otherwise designated as non-recourse or limited recourse.

     Defaults by the Company's customers also could adversely affect the Company's ability to obtain additional financing in the future, including its ability to use securitization or other forms of structured finance. The sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by the Company in deciding whether and on what terms to make new loans. In addition, the credit rating agencies and insurers that are often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by the Company and whether and on what terms to insure such securities. To date, all of the Company's medical receivable loans (as opposed to its equipment loans) have been funded on a full recourse basis whereby the Company is fully liable for any losses that are incurred.

     Under the Company's Wholesale Program, the Company purchases equipment loans from Originators that generally do not have direct access to the securitization market as a source of permanent funding for their loans. The Company does not work directly with the borrowers at the origination of these equipment loans and therefore is not directly involved in structuring the credits, however the Company independently verifies credit information supplied by the Originator. Accordingly, the Company faces a somewhat higher degree of risk when it acquires loans under the Wholesale Program on a wholesale basis. During the twelve-month period ended June 30, 1996 and the three month period ended September 30, 1996, loans purchased under the Wholesale Program constituted 29.5% and 34.0%, respectively, of the total loans originated during the period. There can be no assurance that the Company will be able to grow this business successfully or avoid the credit risks related to wholesale loan origination.

     Interest Rate Risk. When the Company borrows funds through warehouse facilities, it is exposed to certain risks caused by interest rate fluctuations. Although the Company's equipment loans are structured and permanently funded on a fixed interest rate basis, it uses warehouse facilities until permanent funding is obtained. Because funds borrowed through warehouse facilities are obtained on a floating interest rate basis, the Company uses hedging techniques to protect its interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization and sale. The Company uses derivative financial instruments, such as forward rate agreements, forward market sales or purchases of treasury securities, and interest rate swaps and caps, to manage its interest rate risk. The derivatives are used to manage three components of this risk; mismatches of the maturity of assets and liabilities on the Company's balance sheet, hedging anticipated loan securitizations and sales, and interest rate spread protection. There can be no assurance, however, that the Company's hedging strategy or techniques will be effective, that the profitability of the Company will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate loans. In certain circumstances, the Company for a variety of reasons may retain for an indefinite period certain of the equipment and other loans it originates. In such cases, the Company's interest rate exposure may continue for a longer period of time.

     Possible Adverse Consequences from Recent Growth. In the past three years, the Company originated a significantly greater number of equipment and other loans than it did in previous years. As a result of this rapid growth, the Company's loan portfolio grew from $234.0 million at June 30, 1994 to $474.3 million at September 30, 1996. In light of this growth, the historical performance of the Company's loan portfolio, including rates of credit loss, may be of limited relevance in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans originated in the recent past will not become apparent until sometime in the future. Further, while the Company's loan originations have grown substantially in the past three years, its net interest margins have declined during that same period due to a general decline in interest rates, the Company's pricing strategy, the sale of higher-yielding loans to finance the cost of its developing domestic and international business units and the increase in the amount of lower-yielding credit enhancements due to the increased number of securitizations. Periodic permanent financing which shifts portions of the Company's borrowings from short term facilities to more costly long term facilities increases the cost of funds. As a result, the Company's historical results of operations may be of limited relevance to an investor seeking to predict the Company's future performance.

     Ability to Sustain Growth. To sustain the rates of growth it has achieved in the last three years, the Company will be required to penetrate further the markets for lower cost diagnostic imaging equipment and for other types of medical equipment or devices such as lasers used in patient treatment. The Company faces significant barriers to entry in the patient treatment device market, which is more diverse than the diagnostic imaging market because of the larger number of manufacturers and types of products and the greater price range of those products. The Company has limited experience in the patient treatment device market. In an effort to obtain access to new markets, the Company has initiated operations internationally and has made investments in certain emerging markets. The success and ultimate recovery of these investments is dependent upon many factors including foreign regulation and business practices, currency exchange regulations and currency fluctuations and the achievement of management's planned objectives for these markets. There can be no assurance that the Company will be able to penetrate and compete effectively in the markets described above.

     Risks Related to the Medical Receivable Financing Business. In July 1993, the Company entered the medical receivable financing business and expects to focus on this business as a part of the Company's growth strategy. The Company's medical receivable financing business generally consists of providing loans to healthcare providers that are secured by their receivables from payors such as insurance companies, large self-insured companies and governmental programs and by other collateral. While the Company expects to focus on this business as a significant part of its growth strategy, there can be no assurance that the Company will be able to expand this business successfully or avoid related liabilities or losses. The Company has funded its medical receivable financing business to date through the use of the Company's capital; a $25 million securitization; a recently established $50.0 million medical receivables warehouse/securitization facility; and, on a limited basis, through the Company's revolving credit facility which the Company generally uses for its equipment financing business. The growth of the Company's medical receivable financing business is dependent upon the Company's ability to obtain additional funding facilities to finance medical receivables loans.

     While the medical receivable financing business shares certain characteristics, including an overlapping customer base, with the Company's core equipment financing business, there are many differences, including unique risks. Healthcare providers could overstate the quality and characteristics of their medical receivables, which the Company analyzes in determining the amount of the line of credit to be secured by such receivables. After the Company has established or funded a line of credit, the healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect the Company's ability to monitor the quality and/or performance of the related medical receivables. There are technical legal issues associated with creating and maintaining perfected security interests in medical receivables, specifically those generated by Medicaid and Medicare claims. Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing the Company's rights in and access to such payments. Payors may attempt to offset their payments to the Company against debts owed to the payors by the healthcare providers. In addition, as a lender whose position is secured by receivables, the Company is likely to have less leverage in collecting outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to run its business. A borrower that receives medical receivables loans from the Company and defaults on obligations secured by such receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans. The Company may have a conflict of interest when it acts as servicer for an equipment-based securitization and originates medical receivables loans to borrowers whose equipment loans have been securitized. The Company's efforts to develop suitable sources of funding for its medical receivable financing business through securitization or other structured finance transactions may be constrained or hindered due to the fact that the use of structured finance transactions to fund medical receivables is a relatively new process. While the Company believes it has structured its credit policies and lending practices to take into account these and other factors, there can be no assurance the Company will not sustain credit losses in connection with its medical receivable financing business or that the medical receivable financing business will meet the Company's growth expectations.

     Medical Equipment Market. The demand for the Company's equipment financing services is affected by numerous factors beyond the control of the Company. These factors include general economic conditions, including the effects of recession or inflation, and fluctuations in supply and demand for various types of sophisticated medical equipment resulting from, among other things, technological and economic obsolescence and government regulation. In addition, the demand for sophisticated medical equipment also may be negatively affected by reductions in the amount of reimbursement to healthcare providers for their services from third-party payors such as insurance companies, large self-insured companies and government programs, and the increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment. At September 30, 1996, financing for purchases of magnetic resonance imaging ("MRI") machines accounted for approximately 44.7% (by dollar volume) of the total loans originated by the Company. Any substantial decrease in the Company's loan originations for the purchase of MRI machines could have a material adverse effect on the Company.

     Healthcare Reform. During the past half decade, large U.S. corporations and U.S. consumers of healthcare services have substantially increased their use of managed healthcare plans such as HMOs and PPOs. This development has increased the purchasing power of those plans, which in turn have used that power to lower the amounts they pay for healthcare services. Since 1993, numerous proposals have been presented to Congress to restructure the U.S. healthcare system. The principal features of these proposals are to provide universal access to healthcare services and to achieve overall cost containment. To date, none of the proposals initiated at the federal government level have been enacted. In the private sector, however, cost containment initiatives have continued. Certain aspects of these actual and proposed cost containment initiatives, particularly plans to eliminate payment for duplicative procedures, may reduce the overall demand for the types of medical equipment financed by the Company. Declining reimbursement for medical services also could cause hospitals, physician groups and other healthcare providers, which form a significant portion of the Company's customer base, to experience cash flow problems. This in turn could negatively impact their ability to meet their financial obligations to the Company and/or reduce their future equipment acquisitions which could adversely affect the Company. The Company believes that the general movement toward a managed healthcare system in the U.S. will materially reduce the demand for medical equipment and for related financing.

     Dependence on Referrals and Support from Equipment Manufacturers. The Company obtains a significant amount of its equipment financing business through referrals from manufacturers of diagnostic imaging equipment and other manufacturers of medical equipment it finances. In addition, these manufacturers occasionally provide credit support for or assume first loss positions with respect to equipment financing they refer to the Company. These manufacturers are not contractually obligated to refer their customers to the Company for equipment financing or to provide credit support or assume first loss positions in connection with their referrals. There is no assurance that these manufacturers will continue to refer equipment financing opportunities to the Company or to provide credit support or assume first loss positions. If for any reason the Company were no longer to benefit from these referrals or related credit support and assumptions of first loss positions, its equipment financing business would be materially adversely affected.

     Competition. The business of financing sophisticated medical equipment is highly competitive. The Company competes with equipment manufacturers that sell and finance sales of their own equipment and finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of the Company's competitors have significantly greater financial and marketing resources than the Company. In addition, the competition in the new markets recently targeted by the Company, specifically the patient treatment device financing market and medical receivable financing market, may be greater than the levels of competition historically experienced by the Company.

     The Company believes that increased equipment loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and the Company's high level of penetration in this market. There can be no assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet its long-term growth objectives, the Company must penetrate further its targeted markets for lower cost medical equipment and medical receivable financing businesses. Such penetration may require the Company to reduce its margins to be competitive in the lower cost medical equipment and medical receivable financing businesses. In addition, there can be no assurance that the Company will sustain the same level of equipment loan originations in future periods as during the past three years or that it will be able to meet its long-term growth objectives.

     No Prior Pubic Trading Market for the Debt Securities. Prior to the Offering of any series of Debt Securities, there will have been no public market for such series of Debt Securities and there can be no assurance as to the liquidity of the trading market for such series of Debt Securities or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of such series of Debt Securities may be adversely affected.

     Investee Company. The Company has receivables from and investments in Diagnostic Imaging Services, Inc. ("DIS"), a company that operates diagnostic imaging equipment and accordingly is subject to the risks of that business. At September 30, 1996, the total amount of outstanding receivables due to the Company from DIS was $20.8 million. DIS received a qualified going concern opinion from its auditors on its December 31, 1995 financial statements. In addition, the Company owns approximately 4.5 million shares of convertible preferred stock (Series F and Series G) of DIS. The DIS preferred stock has an aggregate liquidation preference of approximately $4.5 million, is redeemable at the option of DIS for approximately $4.5 million plus accrued dividends, and is convertible into common stock of DIS at $2.482 per share for the Series F convertible preferred stock and $2.00 per share for the Series G convertible preferred stock. In addition, the majority shareholder of DIS has the right to repurchase the DIS convertible preferred stock for approximately $4.5 million plus accrued dividends through September 2001.

     Dependence Upon Key Personnel. The ability of the Company to successfully continue its existing financing business, to expand into its targeted markets and to develop its newer businesses depends upon the ability of the Company to retain the services of its key management personnel, including Michael A. O'Hanlon, the Company's President and Chief Executive Officer. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect the Company. There can be no assurance that the Company will be able to retain its existing management personnel or to attract additional qualified personnel.

     Forward-Looking Information. This Prospectus contains and any Prospectus Supplement may contain various forward-looking statements based on assumptions made by and information currently available to management. When used in this Prospectus and any Prospectus Supplement, the words "expect," "believe," "estimate," "project" and similar expressions are intended to identify forward looking statements. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, uncertainties and assumptions including those identified in this section. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, believed, estimated or projected. Additionally, new risk factors may emerge from time to time and management cannot predict such risk factors, nor can it assess the impact, if any, of such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the ratios of consolidated earnings to fixed charges for the Company for each of the fiscal years ended June 30, 1992, 1993, 1994, 1995 and 1996 and for the three months ended September 30, 1995 and 1996.

                                                                                        THREE MONTHS
                                                                                            ENDED
                                                  FISCAL YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                           ----------------------------------------     -------------
                                           1992     1993     1994     1995     1996     1995     1996
                                           ----     ----     ----     ----     ----     ----     ----
RATIO:
  Earnings/Fixed Charges.................  1.82     1.89     1.49     1.31     1.47     1.46     1.42
                                           ----     ----     ----     ----     ----     ----     ----

     For purposes of computing this ratio, earnings consist of earnings from continuing operations before provision for income taxes, equity in net loss of investees and discontinued operations. Fixed charges are interest expense.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Debt Securities offered hereby for general corporate purposes, which may include the continued expansion and diversification of its financing activities, both by internal growth and by acquisition; repayment of any outstanding indebtedness of the Company or its subsidiaries; or for such other uses as may be set forth in a Prospectus Supplement. Pending any of the foregoing applications, the net proceeds may be invested temporarily in short-term, interest bearing securities.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement will be described therein. The Debt Securities will be issued under the Indenture (the "Indenture"), between the Company and the trustee named in the applicable Prospectus Supplement (the "Trustee") prior to the issuance of the Debt Securities. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended.

     The statements herein relating to the Debt Securities and the Indenture are summaries and are subject to the detailed provisions of the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and, where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference and with respect to any particular Debt Securities, to the description thereof in the Prospectus Supplement related thereto. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

     The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Debt Securities when issued will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

     The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of and any premium and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (8) the obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars;
(12) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described under "-- Defeasance or Covenant Defeasance of Indenture"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of, and modifications to, any provisions described under "Events of Default" and any additional Event of Default applicable thereto; (18) any covenants applicable to such Debt Securities in addition to, or in lieu of, the covenants described under "-- Certain Covenants of the Company"; (19) whether such Debt Securities are secured; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

     Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Debt Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

FORM, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All monies paid by the Company to a Paying Agent (as defined in the Indenture) for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder (as defined in the Indenture) of such Debt Security may look only to the Company for payment thereof.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters of, or agents for, such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     Debt Securities will be issued in fully registered, certificated form ("Definitive Securities") to holders or their nominees, rather than to the Depositary or its nominee, only if (i) the Depositary advises the applicable Trustee in writing that the Depositary is no longer willing or able to discharge properly its responsibilities as depositary with respect to such Debt Securities and it is unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system or (iii) after the occurrence of an Event of Default with respect to such Debt Securities, a Holder of Debt Securities advises the applicable Trustee in writing that it wishes to receive a Definitive Security.

     Upon the occurrence of any event described in the immediately preceding paragraph, the applicable Trustee will be required to notify all applicable holders through the Depositary and its participants of the availability of Definitive Securities. Upon surrender by the Depositary of the definitive certificates representing the corresponding Debt Securities and receipt of instructions for re-registration, the applicable Trustee will reissue such Debt Securities as Definitive Securities to such holders.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or nominee will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN DEFINITIONS

     "Capital Stock" of any person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such person's equity interest (however designated).

     "Capitalized Lease Obligation" means, with respect to any person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

     "Closing Date" means, with respect to any Debt Securities, the date on which such Debt Securities are originally issued under the Indenture.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent (a) every obligation of such person for money borrowed, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (d) every obligation of such person issued or assumed as the deferred purchase price of property or services, (e) Capitalized Lease Obligations, (f) all Disqualified Stock of such person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such person under or in respect of Hedging Agreements, and (h) every obligation of the type referred to in clauses (a) through (g) f another person and all dividends of another person the payment of which, in either case, such person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock.

Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person will not be considered Debt for purposes of this definition.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of any event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity or (iii) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

     "Hedging Obligations" means the obligations of any person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or the value of foreign currencies.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary of the Company that together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Restricted Subsidiaries or (b) as to the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired since the end of such fiscal year and would have been a Significant Subsidiary if it had been owned during such fiscal year.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable.

     "Subsidiary" means any person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

CERTAIN COVENANTS OF THE COMPANY

     Unless otherwise specified in the applicable Prospectus Supplement, the following covenants contained in the Indenture shall be applicable with respect to each series of Debt Securities:

     Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company or any of its subsidiaries to register as an "investment company" under the Investment Company Act of 1940, as amended.

     Reports. The Company will be required to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also be required (a) to file with the applicable Trustee, and provide to each holder of Debt Securities, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Debt Securities promptly upon written request.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute "Events of Default" under the Indenture with respect to Debt Securities of any series (unless they are inapplicable to such series of Debt Securities or they are specifically deleted in the supplemental indenture or the Board Resolution under which such series of Debt Securities is issued or has been modified):

          (a) default in the payment of any interest on any Debt Security of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

          (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due;

          (c) failure to perform or comply with the Indenture provisions described under "Consolidation, Merger and Sale of Assets";

          (d) default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere therein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding as provided in the Indenture;

          (e)(i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Debt of the Company or any Significant Subsidiary, which issue has an aggregate outstanding principal amount of not less than $5.0 million, and such default has resulted in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Debt;

          (f) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5.0 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

          (g) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

          (h) any other Event of Default specified for such series.

     If an Event of Default (other than as specified in clause (g) above) occurs and is continuing under the Indenture applicable to any series of Debt Securities, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of all of the outstanding Debt Securities of such series immediately due and payable and, upon any such declaration, such principal will become due and payable immediately.

     If an Event of Default specified in clause (g) above occurs and is continuing, then the principal of all of the outstanding Debt Securities of any series will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities of such series.

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Debt Securities of such series, (B) all unpaid principal of (and premium, if any, on) any outstanding Debt Securities of such series that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Debt Securities of such series, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Debt Securities of such series and, (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Debt Securities of such series that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereto.

     The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all of the Debt Securities of such series, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any on) or interest on any Debt Securities of such series, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each such Debt Security outstanding.

     If a Default or an Event of Default occurs with respect to a series of Debt Securities and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Debt Securities of such series notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Debt Securities of any series, the Trustee may withhold the notice to the holders of the Debt Securities of such series if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of such series.

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company and any Subsidiary Guarantors (as defined in the Indenture) of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

SATISFACTION AND DISCHARGE OF THE INDENTURE AND THE DEBT SECURITIES

     Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer of the Debt Securities of any series outstanding under the Indenture, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Debt Securities of any series theretofore authenticated and delivered (other than destroyed, lost or stolen Debt Securities of any series that have been replaced or paid and Debt Securities of any series that have been subject to defeasance under "Defeasance or Covenant Defeasance of Indenture") have been delivered to the Trustee for cancellation or
(ii) all Debt Securities of any series not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose and in an amount sufficient to pay and discharge the entire Debt on such Debt Securities of any series not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Debt Securities of any series to the date of such deposit (in the case of Debt Securities of any series that have become due and payable) or to the Stated Maturity or Redemption Date (as defined in the Indenture), as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Debt Securities of any series to be offered under the Indenture; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security of such series affected thereby,

          (a) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Securities of such series, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Debt Securities of such series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

          (b) reduce the percentage in principal amount of outstanding Debt Securities of such series, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture; or

          (c) modify any provisions relating to "-- Modification and Waiver" except to increase the percentage of outstanding Debt Securities of such series required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security of such series affected thereby.

     The holders of a majority in aggregate principal amount of the Debt Securities of any series outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture with respect to such series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any other person or, directly or indirectly, convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (in one transaction or a series of related transactions), unless:

          (a) either (i) the Company is the surviving corporation or (ii) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by sale, assignment, transfer, lease or other disposition of the properties and assets of the Company substantially as an entirety (the "Surviving Entity")
     (A) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the Company's obligations under the Indenture and the Debt Securities;

          (b) immediately after giving effect to such transaction and treating any obligation of the Company or a Restricted Subsidiary in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

          (c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

          (d) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Debt (other than Permitted Debt (as defined in the Indenture)) pursuant to the first paragraph of any "Limitation on Debt" covenant applicable to any series of Debt Securities;

          (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of any "Limitation on Liens" covenant applicable to any series of Debt Securities are complied with; and

          (f) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will be discharged from all its obligations and covenants under the Indenture and the Debt Securities.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     If the Prospectus Supplement relating to the offered Debt Securities so provides, the Company may, at its option and at any time, terminate the obligations of the Company and any Subsidiary Guarantors with respect to the outstanding Debt Securities of any series ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Debt represented by the outstanding Debt Securities of such series, except for (i) the rights of holders of outstanding Debt Securities of such series to receive payments in respect of the principal of (and premium, if any, on) and interest on such Debt Securities when such payments are due, (ii) the Company's obligations to issue temporary Debt Securities of such series, register the transfer or exchange of any Debt Securities of such series, replace mutilated, destroyed, lost or stolen Debt Securities of such series, maintain an office or agency for payments in respect of the Debt Securities of any series and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants set forth in the Indenture, and any failure to comply with such obligations would not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Debt Securities of a series, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Debt Securities of such series at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (g) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; (d) in the case of defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign.

     The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters or dealers, directly to other purchasers, or through agents. The Prospectus Supplement with respect to any Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, dealers or agents, the price of the offered Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or agents to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If a dealer is utilized in the sale of any Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Debt Securities may be sold directly by the Company to one or more institutional purchasers, or through agents designated by the Company from time to time, at a fixed price, or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Each series of Debt Securities will be a new issue with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Underwriters, dealers, and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Rogers & Wells, New York, New York and for any underwriters, dealers or agents by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR EITHER OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..................   S-3
Use of Proceeds................................   S-9
Capitalization.................................  S-10
Selected Financial Information and Other
  Data.........................................  S-11
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................  S-13
Business.......................................  S-22
Management.....................................  S-36
Description of the Notes.......................  S-39
Underwriting...................................  S-58
Financial Statements...........................   F-1
Glossary.......................................   G-1
PROSPECTUS
Available Information..........................     2
Incorporation of Certain Documents by
  Reference....................................     2
The Company....................................     3
Risk Factors...................................     4
Ratio of Earnings to Fixed Charges.............    10
Use of Proceeds................................    10
Description of Debt Securities.................    10
Plan of Distribution...........................    19
Legal Matters..................................    20
Experts........................................    20

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                                  $100,000,000

                                      LOGO

                                  % SENIOR NOTES

                                    DUE 2004

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                             PROSPECTUS SUPPLEMENT
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                       PRUDENTIAL SECURITIES INCORPORATED

                        CIBC WOOD GUNDY SECURITIES CORP.
                                January   , 1997

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